UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Edgen Group Inc.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Class A common stock, $0.0001 par value per share, of Edgen Group Inc. (“Class A Stock”).

	(2)	Aggregate number of securities to which transaction applies:

43,314,943 shares of Class A Stock (of which 866,220 are shares of restricted stock and after giving effect to the exchange (the “Exchange”) of all outstanding shares of Class B common stock, $0.0001 par value per share, of Edgen Group Inc. and the corresponding membership units of EDG Holdco LLC for shares of Class A Stock) and 1,517,014 options to purchase shares of Class A Stock.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the filing fee, the value of the transaction was calculated based upon the sum of (a) 43,314,943 shares of Class A Stock (of which 866,220 are shares of restricted stock and after giving effect to the Exchange) multiplied by $12.00 per share; and (b) 785,254 shares of Class A Stock issuable upon the exercise of underlying “in the money” stock options multiplied by $7.31 (which is the difference between $12.00 and the weighted average exercise price with respect to such options of $4.69 per share). The filing fee was determined by multiplying 0.00012880 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $525,519,523

	(5)	Total fee paid: $67,687

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED OCTOBER 15, 2013

EDGEN GROUP INC.

18444 HIGHLAND ROAD

BATON ROUGE, LOUISIANA 70809

(225) 756.9868

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS AND INFORMATION

STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

October [    ], 2013

To our Stockholders:

This notice of written consent and appraisal rights and information statement is being furnished to the stockholders of Edgen Group Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of October 1, 2013 (the “Merger Agreement”) (a copy of which is attached as Annex A to the accompanying information statement), by and among the Company, Sumitomo Corporation of America, a New York corporation (“Buyer”), and Lochinvar Corporation, a Delaware corporation and a subsidiary of Buyer (“Merger Sub”). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a subsidiary of Buyer. Upon completion of the Merger, each share of Class A common stock of the Company, par value $0.0001 per share (“Class A Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be cancelled and converted automatically into the right to receive $12.00 in cash, without interest, less any deduction for withholding taxes required by applicable law (the “Merger Consideration”). The Merger Consideration will not be paid, however, in respect of (i) those shares of Class A Stock to which appraisal rights under Delaware law are properly exercised and not withdrawn and (ii) each share of Class A Stock owned by Buyer, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries.

Immediately prior to the Effective Time and for no additional consideration in the Merger or other payments to them, Edgen Murray II, L.P. and Bourland & Leverich Holdings LLC (together, the “Majority Stockholders”) (two entities controlled by Jefferies Capital Partners that beneficially own 24,343,138 shares of Class B common stock of the Company, par value $0.0001 per share (“Class B Stock” and together with Class A Stock, the “Voting Stock”), representing approximately 56.2% of the Voting Stock, and 24,343,138 membership units of EDG Holdco LLC, a Delaware limited liability company (“EDG Holdco”)), have agreed (i) in accordance with existing exchange agreements with the Company and EDG Holdco, to exchange (the “Exchange”) all of their shares of Class B Stock and 100% of their membership units in EDG Holdco for shares of Class A Stock (on a one-for-one basis with the number of shares of Class B Stock they hold) and (ii) to terminate certain tax receivable agreements with the Company pursuant to which the Company had previously agreed to make certain payments to the Majority Stockholders equal to 85% of the reduction of the Company’s liability for U.S. federal, state, local and franchise taxes allowed as a result of additional depreciation, amortization and imputed interest tax deductions arising from transactions described in the exchange agreements such as the Exchange described above. Accordingly, the Majority Stockholders will receive the same per share consideration in the Merger as all other holders.

The board of directors of the Company unanimously: (a) determined entering into the Merger Agreement was fair and in the best interests of the Company and its stockholders; (b) approved and declared advisable the proposed terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; (c) determined that the terms of the Merger Agreement, including the Merger, are fair and in the best interests of the Company’s stockholders; (d) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption; and (e) resolved to recommend that the stockholders of the Company vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

The adoption of the Merger Agreement by the stockholders of the Company required the affirmative vote or written consent of stockholders holding in the aggregate a majority of the outstanding Voting Stock. On October 1, 2013, the Majority Stockholders delivered a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”), which Written Consent provides that it shall be of no further force or effect following termination of the Merger Agreement in accordance with its terms (including, without limitation, a termination of the Merger Agreement in connection with the Company executing a definitive agreement with a third party with respect to a superior proposal). As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or approve the Merger, and the Company will not be soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement. This notice and the accompanying information statement shall constitute notice to you from the Company of the Written Consent contemplated by Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”).

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Class A Stock, other than the Majority Stockholders, will have the right to seek an appraisal for, and be paid the “fair value” of, their shares of Class A Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal no later than twenty days after the mailing of the accompanying information statement, or [            ] [    ], 2013, and comply precisely with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex F. This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262(d)(2) of the DGCL.

We urge you to read the entire information statement carefully. Please do not send in your shares of Class A Stock at this time. If the Merger is completed, you will receive instructions regarding the surrender of your shares of Class A Stock and payment for your shares of Class A Stock.

BY ORDER OF THE BOARD OF

DIRECTORS,

Daniel J. O’Leary

Chairman, President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

The accompanying information statement is dated [                    ] [    ], 2013 and is first being mailed to stockholders on or about [                    ] [    ], 2013.

ii

SUMMARY

This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To understand fully the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of October 1, 2013 (the “Merger Agreement”), by and among Sumitomo Corporation of America (“Buyer”), Lochinvar Corporation, a subsidiary of Buyer (“Merger Sub”), and Edgen Group Inc., and for a more complete description of the legal terms of the Merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. In this information statement, the terms “Edgen,” “Company,” “we,” “us” and “our” refer to Edgen Group Inc. All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice. All references to defined terms not defined herein or in the notice to which this information statement is attached shall have the meanings ascribed to them in the Merger Agreement attached as Annex A to this information statement. The Company, following the completion of the Merger, is sometimes referred to in this information statement as the “surviving corporation.”

The Parties to the Merger Agreement (see page 15)

Edgen Group Inc. The Company is a leading global distributor of specialty products to the energy sector, including steel pipe, valves, quenched and tempered and high yield heavy plate, and related components. We manage our business in two reportable segments: Energy & Infrastructure (“E&I”) and Oil Country Tubular Goods (“OCTG”), while primarily focusing on serving customers that operate in the upstream (conventional and unconventional oil and natural gas exploration, drilling and production in both onshore and offshore environments), midstream (gathering, processing, fractionation, transportation and storage of oil and natural gas) and downstream (refining and petrochemical applications) end-markets for oil and natural gas. We also serve power generation, civil construction and mining end-markets, which have a similar need for our technical expertise in specialized steel and specialty products. As of September 30, 2013, we had operations in eighteen countries and on five continents, with our headquarters located in Baton Rouge, Louisiana.

The Company’s shares of Class A Stock are listed with, and trade on, the New York Stock Exchange (the “NYSE”) under the symbol “EDG.”

The Company’s principal executive offices are located at 18444 Highland Road, Baton Rouge, Louisiana 70809; its telephone number is (225) 756-9868; and its Internet website address is www.edgengroup.com. The information provided on or accessible through the Company’s website is not part of this information statement and is not incorporated in this information statement by this or any other reference to its website provided in this information statement.

Additional information about the Company is included in documents incorporated by reference into this information statement. See “Where You Can Find More Information” on page 68.

Sumitomo Corporation of America. Buyer is an integrated global trading company with diversified investments in businesses involved in manufacturing, marketing, sales and distribution of consumer products, providing financing for customers and suppliers, coordination and operation of urban and industrial infrastructure products, providing transportation and logistics services, developing natural resources, sales and distribution of steel and other products, and developing and managing real estate. Buyer has operations in a wide array of businesses, organized into six industry focused segments, namely Tubular Products, Steel & Non-Ferrous Metals, Machinery & Power, Chemicals & Electronics, Living Related Business, and Mineral Resources & Energy.

Buyer’s principal executive offices are located at 600 Third Avenue, New York, New York 10016; its telephone number is (212) 207-0700; and its Internet website address is www.sumitomocorp.com. The information provided on or accessible through Buyer’s website is not part of this information statement and is not incorporated in this information statement by this or any other reference to its website provided in this information statement.

Lochinvar Corporation. Merger Sub, a subsidiary of Buyer, is a Delaware corporation that was recently formed and has no operations. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a subsidiary of Buyer.

The principal executive offices of Merger Sub are located at 600 Third Avenue, New York, New York 10016 and its telephone number is (212) 207-0700.

The Merger (see page 17)

A copy of the Merger Agreement is attached as Annex A to this information statement. We encourage you to read the entire Merger Agreement carefully because it is the principal document governing the Merger.

Structure of the Merger (see page 17)

If the Merger is completed, at the effective time of the Merger (the “Effective Time”), Merger Sub will be merged with and into the Company. The Company will survive the Merger as a subsidiary of Buyer.

The Exchange; Termination of Tax Receivable Agreements (see page 56)

Immediately prior to the Effective Time and for no additional consideration in the Merger or other payments to them, Edgen Murray II, L.P. (“EM”) and Bourland & Leverich Holdings LLC (“B&L” and together with EM, the “Majority Stockholders”), (two entities controlled by Jefferies Capital Partners that beneficially own 24,343,138 shares of Class B common stock of the Company, par value $0.0001 per share (“Class B Stock” and together with Class A Stock, the “Voting Stock”), representing approximately 56.2% of the Voting Stock, and

24,343,138 membership units of EDG Holdco LLC, a Delaware limited liability company (“EDG Holdco”)), pursuant to that certain Exchange and Tax Receivable Termination Agreement, dated as of October 1, 2013 (the “Exchange and Termination Agreement”), by and among the Company, the Majority Stockholders, Buyer and EDG Holdco LLC, a Delaware limited liability company (“EDG Holdco”), have agreed (i) in accordance with existing exchange agreements with the Company and EDG Holdco, to exchange (the “Exchange”) all of their shares of Class B Stock and 100% of their membership units in EDG Holdco for shares of Class A Stock (on a one-for-one basis with the number of shares of Class B Stock they hold) and (ii) to terminate the Tax Receivable Agreements (see “Exchange and Tax Receivable Termination Agreement” beginning on page 56 for a description of the definition of the Tax Receivable Agreements) with the Company pursuant to which the Company had previously agreed to make certain payments to the Majority Stockholders equal to 85% of the reduction of the Company’s liability for U.S. federal, state, local and franchise taxes allowed as a result of additional depreciation, amortization and imputed interest tax deductions arising from transactions described in the Exchange Agreements such as the Exchange (see “Exchange and Tax Receivable Termination Agreement” beginning on page 56 for a description of the definition of the Exchange Agreements). Accordingly, the Majority Stockholders will receive the same per share consideration in the Merger as all other holders.

A copy of the Exchange and Termination Agreement is attached as Annex C to this information statement.

Merger Consideration (see page 41)

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Company stockholders will have the right to receive $12.00 in cash, without interest, less any deduction for withholding taxes required by applicable law (the “Merger Consideration”), for each share of Class A Stock that they own immediately prior to the Effective Time.

Treatment of Company Equity Awards (see page 42)

At the Effective Time, each option to purchase shares of Class A Stock granted under the Company’s equity incentive compensation plan that is outstanding, whether vested or unvested, will be cancelled and converted into the right to receive an amount, in cash, without interest, equal to the product of (i) the aggregate number of shares of Class A Stock subject to the option multiplied by (ii) the excess, if any, of $12.00 over the per share exercise price of the option, less any deduction for withholding taxes required by applicable law.

At the Effective Time, each restricted share of Class A Stock that is outstanding will become vested, free of restriction and will be cancelled and converted into the right to receive the Merger Consideration.

Reasons for the Merger; Recommendation of the Company Board of Directors (see page 24)

After careful consideration, the board of directors of the Company (the “Board”) unanimously determined that entering into the Merger Agreement was advisable and in the best interests of the Company and its stockholders and approved and declared advisable the proposed terms of the Merger Agreement and the transactions contemplated thereby, including the Merger. Certain factors considered by the Board in reaching its decision to approve the Merger Agreement can be found in “The Merger—The Company’s Reasons for the Merger” beginning on page 24.

Required Stockholder Approval for the Merger

The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of stockholders of the Company holding in the aggregate at least a majority of the outstanding Voting Stock. On October 1, 2013, following the execution of the Merger Agreement, the Majority Stockholders delivered a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”), which Written Consent provides that it shall be of no further force or effect following termination of the Merger Agreement in accordance with its terms (including, without limitation, a termination of the Merger Agreement in connection with the Company executing a definitive agreement with a third party with respect to a superior proposal). No further action by any other Company stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement or approval of the Merger. As a result, the Company is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No action by the stockholders of Buyer is required to complete the Merger.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement constitutes notice to you of action by written consent as required by Delaware law.

Opinion of Financial Advisor (see page 27)

In connection with the Merger, the Company’s financial advisor, Citigroup Global Markets Inc. (“Citi”) delivered a written opinion, dated September 30, 2013, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, to holders of Class A Stock (other than holders that entered into or are party to exchange or voting agreements or similar undertakings in connection with the Merger or related transactions and their respective affiliates) of the Merger Consideration. The full text of Citi’s written opinion, dated September 30, 2013, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex E to this information statement and is incorporated herein by reference. Citi’s financial advisory services and opinion were provided for the information of the Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and did not address any other aspects or implications of the Merger. Citi was not requested to consider, and its opinion did not address, the underlying business decision of the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies or opportunities that might exist for the Company or the effect of any other transaction in which the Company might engage. Citi’s opinion should not be construed as creating any fiduciary duty on Citi’s part to any party and such opinion is not intended to be and does not constitute a recommendation as to how any stockholder should vote or act on any matters relating to the Merger or otherwise.

Interests of the Company’s Directors and Executive Officers in the Merger (see page 34)

In considering the recommendation of the Board to adopt the Merger Agreement, you should be aware that the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of Company stockholders generally. These interests include, among others:

•	each stock option held by executive officers or directors, whether vested or unvested, will be cancelled and converted into the right to receive an amount, in cash, equal to the product of (i) the aggregate number of shares of Class A Stock subject to the option multiplied by (ii) the excess, if any, of $12.00 over the per share exercise price of the option, less any deduction for withholding taxes required;

•	each restricted share of Class A Stock held by executive officers or directors will become vested, free of restriction and will be cancelled and converted into the right to receive the Merger Consideration;

•	under the Merger Agreement, the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage on terms no less favorable than their current coverage;

•	under the Merger Agreement, the Company has the right to pay transaction bonuses of up to $250,000 in the aggregate to certain employees in connection with the consummation of the Merger the allocation of which had yet to be determined at the date of the mailing of this information statement;

•	under the Merger Agreement, the Company has the right to issue a maximum of 17,000 Company equity awards and to issue Company equity awards replacing forfeitures after the date of the Merger Agreement the allocation of which had yet to be determined at the date of the mailing of this information statement; and

•	pursuant to their respective existing employment agreements, the Company’s executive officers are entitled to severance benefits upon certain terminations of employment, which may occur in conjunction with or following consummation of the Merger.

For a full disclosure of the interests of the Company’s directors and executive officers, including a description of their employment agreements and the amount of severance benefits that such executive officers may be entitled to receive, see “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 34.

Material U.S. Federal Income Tax Consequences of the Merger (see page 57)

The exchange of shares of Class A Stock for cash in the Merger will generally be a taxable transaction to U.S. holders (as defined herein) for United States federal income tax purposes. In general, a U.S. holder whose shares of Class A Stock are converted to cash in the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares, and a non-U.S. holder (as defined herein) whose shares of Class A Stock are so converted will not be subject to U.S. federal income tax on any such gain or loss (except in certain circumstances, as described more fully herein).

You should read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 57 for a more detailed discussion of the United States federal income tax consequences of the Merger. Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the Merger to you.

Regulatory Waiting Periods and Approvals Required for the Merger (see page 39)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Merger may not be completed until the Company and Buyer have filed notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the applicable waiting period has expired or been terminated. On October 15, 2013, the Company and Buyer each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on November 14, 2013.

Expected Timing of the Merger

We expect to complete the Merger by the end of 2013. However, the Merger is subject to customary conditions and it is possible that factors outside the control of the parties could result in the Merger being completed at a later time, or not at all.

Conditions to Consummation of the Merger (page 47)

Each party’s obligations to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	the Company stockholder approval having been obtained (which occurred when the Majority Stockholders delivered the Written Consent on October 1, 2013) and this information statement having been mailed to the Company’s stockholders at least 20 days prior to the closing date;

•	any waiting period (or extension thereof) applicable to the consummation of the Merger under the applicable antitrust laws (including the HSR Act) shall have expired or been terminated; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition issued or enacted by a governmental entity that has the effect of preventing the consummation of the Merger shall be in effect.

The obligation of Buyer and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Buyer and Merger Sub of the following conditions:

•	the representations and warranties of the Company set forth in the Merger Agreement:

•	relating to the number of outstanding shares of Class A Stock (including shares of restricted stock) and Class B Stock, the aggregate amount of Company stock options outstanding and finders’ or brokers’ fees being true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time or, if given as of some other time, as of such other time (other than de minimis exceptions);

•	relating to corporate authority being true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time or, if given as of some other time, as of such other time;

•	relating to organization being true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time or, if given as of some other time, as of such other time; and

•	all representations and warranties other than those set forth in the above three bullets being true and correct without giving effect to any limitation as to “materiality” or “Company material adverse effect,” (see “The Merger— Material Adverse Effect Definition” beginning on page 44 for a description of the definition of Company material adverse effect) as of the date of the Merger Agreement and as of the Effective Time or, if given as of some other time, as of such other time, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company material adverse effect;

•	we shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by us under the Merger Agreement;

•	the Tax Receivable Agreements have been terminated without any cost to us, Buyer or any of our respective subsidiaries;

•	since October 1, 2013, there shall not have occurred a Company material adverse effect; and

•	Buyer shall have received a certificate signed by our chief executive officer or chief financial officer, certifying satisfaction of certain of the above conditions.

The Company’s obligation to effect the Merger is further subject to the satisfaction or waiver by the Company of the following conditions:

•	the representations and warranties of Buyer and Merger Sub set forth in the Merger Agreement and the representations and warranties of Sumitomo Corporation (the “Guarantor”) set forth in the Guarantee, dated as of October 1, 2013 (the “Guarantee”), in favor of the Company and the Majority Stockholders, being true and correct as of the date of the Merger Agreement and as of the Effective Time or, if given as of some other time, as of such other time, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s and Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement and Guarantor’s ability to consummate its obligations set forth in the Guarantee;

•	Buyer and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under the Merger Agreement; and Guarantor shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it in the Guarantee; and

•	the Company shall have received a certificate signed by an officer of Buyer certifying satisfaction of each of the above conditions.

Non-Solicitation; Superior Proposals (see page 49)

The Merger Agreement contains a “no-shop” provision that prohibits the Company from, among other things, (i) directly or indirectly, soliciting, initiating or knowingly taking any action to facilitate or encourage the submission of any takeover proposal or (ii) conducting or engaging in any discussions or negotiations with, disclosing any non-public information relating to the Company or any of its subsidiaries to, affording access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, any third party that the Company is aware is seeking to make, or has made, any takeover proposal.

However, until 11:59 p.m. (New York City) on October 31, 2013 (or such later time as described in the Merger Agreement), the Company or the Board, as applicable, is permitted to:

•	participate in negotiations or discussions with any third party that has made a bona fide, unsolicited takeover proposal in writing that the Board believes in good faith, after consultation with outside legal counsel and financial advisors, constitutes or would reasonably be expected to result in a superior proposal (see “The Merger Agreement—No Solicitation of Other Offers” beginning on page 49 for a description of the definition of superior proposal);

•	thereafter furnish to such third party non-public information relating to the Company or any of its subsidiaries and afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries pursuant to an executed confidentiality agreement;

•	following receipt of and on account of a superior proposal, make a Company adverse recommendation change (see “The Merger Agreement—No Solicitation of Other Offers” beginning on page 49 for a description of the definition of Company adverse recommendation change) and/or enter into the Company acquisition agreement (see “The Merger Agreement—No Solicitation of Other Offers” beginning on page 49 for a description of the definition of Company acquisition agreement) constituting such superior proposal;

•	make public disclosure in response to an intervening event (see “The Merger Agreement—No Solicitation of Other Offers” beginning on page 49 for a description of the definition of intervening event);

•	amend or grant a waiver or release under a standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries;

•	approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; and

•	take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed);

but, in each case, only if the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law.

Termination of the Merger Agreement (see page 51)

The Merger Agreement may be terminated at any time prior to the completion of the Merger:

•	by mutual written consent of the Company, Buyer and Merger Sub;

•	by either the Company or Buyer:

•	if the Merger is not consummated on or before December 31, 2013 (the “outside date”), except that if the closing conditions relating to the HSR Act or other applicable antitrust laws or government injunctions prohibiting the Merger are not satisfied by such date, the outside date will be extended to June 30, 2014, subject to the exception that the right to terminate pursuant to this provision will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the outside date; or

•	if any governmental entity issues or enters a permanent injunction or other judgment or law, that prevents consummation of the Merger and the injunction or judgment has become final and non-appealable, provided that this right shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the cause of, or resulted in, such permanent injunction or other judgment or law; or

•	if there is a breach by Buyer, Merger Sub or the Guarantor on one hand, or the Company, on the other hand, of any representation, warranty, covenant or agreement set forth in the Merger Agreement or on the part of the Guarantor as set forth in Guarantee which breach would result in the failure to satisfy one or more of the mutual conditions to closing or, in the case of a breach by the Company, a condition to Buyer’s and Merger Sub’s obligation to close and, in the case of a breach by Buyer, Merger Sub or the Guarantor, a condition to the Company’s obligation to close and such breach is incapable of being cured; provided, that at least 30 days’ written notice shall be given prior to such termination stating such party’s intention to terminate the Merger Agreement and the basis for such termination; provided further, that such terminating party is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

•	by Buyer in the event that any of the following occurs:

•	a Company adverse recommendation change by the Board;

•	the Company enters into, or publicly announced its intention to enter into, any agreement relating to a takeover proposal;

•	the Company willfully and intentionally breaches or fails to perform the covenants and agreements with respect to takeover proposals;

•	the Board fails to reaffirm the Board’s recommendation that the Merger be adopted and approved within ten business days after the date any takeover proposal is first publicly disclosed by the Company or the person making such takeover proposal;

•	a tender offer or exchange offer relating to the Class A Stock shall have been commenced by a person unaffiliated with Buyer and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten business days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Board’s recommendation that the Merger Agreement be adopted and approved and recommending that stockholders reject such tender or exchange offer, or

•	the Company or the Board (or any committee thereof) shall publicly announce its intentions to do any of the actions above;

•	by the Company:

•	if prior to October 31, 2013 (or such later time as provided in the Merger Agreement) the Board authorizes us, in full compliance with the terms of the Merger Agreement, to enter into an agreement in respect of a superior proposal; or

•	if the conditions to the Company’s, Buyer’s and Merger Sub’s obligations to close have been satisfied, and the Company has irrevocably confirmed by written notice to Buyer that all of the conditions to the Company’s obligation to close have been satisfied or waived and the Merger has not been consummated within five business days following the delivery of such notice.

Termination Fees (see page 52)

The Merger Agreement contains certain termination rights for the Company and Buyer. Upon termination of the Merger Agreement to enter into a superior proposal, or under certain other specified circumstances, the Company will be required to pay to Buyer a termination fee in the amount of $20.0 million. See “The Merger Agreement—Termination Fees” beginning on page 52 for a discussion of the circumstances under which such a termination fee will be required to be paid.

Specific Enforcement (see page 53)

The Merger Agreement provides that in the event of any breach or threatened breach by any party of any covenant or obligation contained in the Merger Agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

Guarantee by Sumitomo Corporation (see page 53)

The obligations of Buyer and Merger Sub pursuant to the Merger Agreement and the Exchange and Termination Agreement are guaranteed by Buyer’s parent corporation, the Guarantor, pursuant to the Guarantee.

A copy of the Guarantee is attached as Annex D to this information statement and is incorporated herein by reference.

Appraisal Rights (see page 60)

Under the DGCL, Company stockholders who do not vote for the adoption of the Merger Agreement have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the Merger Consideration. Any Company stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company within 20 days after the date of mailing of this information statement. A copy of Section 262 of the DGCL is included as Annex F to this information statement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights we encourage you to seek the advice of your own legal counsel.

Litigation Relating to the Merger (see page 39)

A purported class action lawsuit was filed in the 19th Judicial District Court of the State of Louisiana, East Baton Rouge Parish, on October 11, 2013 (Jason Genoud v. Edgen Group, Inc., et al., No. 625244), on behalf of all of the Company’s stockholders (excluding defendants and any person or entity related to or affiliated with any defendant) challenging the Merger and naming as defendants the Company, the Board, Buyer, Merger Sub and the Guarantor. The complaint alleges, among other things, that the Board (aided and abetted by the remaining defendants) breached its fiduciary duties to the plaintiff and the other public stockholders of the Company by authorizing the Merger with Buyer and Merger Sub for inadequate consideration that undervalues the Company. The complaint also claims that the Merger Agreement contains unfair deal protection devices that will preclude a fair sale process and that defendants are acting to better their own interests at the expense of the Company’s public shareholders. The complaint seeks, among other relief, an order enjoining the consummation of the Merger, compensatory damages and plaintiffs attorneys’ and experts’ fees. The Company believes the claims are without merit and intends to defend against them vigorously.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain information incorporated by reference in this information statement without charge by following the instructions in “Where You Can Find More Information” beginning on page 68.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Buyer pursuant to the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger and will become a subsidiary of Buyer.

Q:	What will I receive in the Merger?

A:	Upon completion of the Merger, stockholders will receive $12.00 in cash, without interest, less any deduction for withholding taxes required by applicable law, for each share of Class A Stock that they own, unless they properly exercise, and do not withdraw or fail to perfect, appraisal rights under Section 262 of the DGCL. For example, if a stockholder owns 100 shares of Class A Stock, it will receive $1,200.00 in cash in exchange for its shares of Class A Stock, less any deduction for withholding taxes required by applicable law, and will not own shares in the surviving corporation.

Upon completion of the Merger, each holder of options to purchase shares of Class A Stock granted under the Company’s equity incentive compensation plan will receive an amount, in cash, without interest, equal to the product of (i) the aggregate number of shares of Class A Stock subject to the option multiplied by (ii) the excess, if any, of $12.00 over the per share exercise price of the option, less any deduction for withholding taxes required by applicable law. For example, if a an option holder owns an option to purchase 100 shares of Class A Stock with an exercise price of $10.00 per share, it will receive $200.00 in cash, less any deduction for withholding taxes required by applicable law.

Q:	When do you expect the Merger to be completed?

A:	We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement. Completion of the Merger is currently expected to occur before the end of 2013, although the Company cannot assure completion by any particular date, if at all.

Q:	What happens if the Merger is not completed?

A:	If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a publicly traded company, and shares of Class A Stock will continue to be listed on the NYSE.

Q:	Why am I not being asked to vote on the Merger?

A:

Applicable Delaware law and the Merger Agreement require the adoption of the Merger Agreement by the holders in the aggregate of at least a majority of the outstanding Voting Stock in order to effect the Merger.

The requisite Company stockholder approval was obtained following the execution of the Merger Agreement on October 1, 2013, when the Written Consent was delivered by the Majority Stockholders, which owned approximately 56.2% of the issued and outstanding Voting Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why did I receive this information statement?

A:	Applicable laws and securities regulations require us to provide you with notice of the Written Consent delivered by the Majority Stockholders, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex F.

Q:	Did the Board approve and recommend the Merger Agreement?

A:	Yes. The Board unanimously:

(a) determined entering into the Merger Agreement was fair and in the best interests of the Company and its stockholders;

(b) approved and declared advisable the proposed terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

(c) determined that the terms of the Merger Agreement, including the Merger, are fair and in the best interests of the Company’s stockholders;

(d) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption; and

(e) resolved to recommend that the stockholders of the Company vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Q:	What happens if I sell my shares before completion of the Merger?

A:	If you transfer your shares of Class A Stock, you will have transferred the right to receive the Merger Consideration to be received by the stockholders of the Company in the Merger. To receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:	Should I send in my Class A Stock certificates now?

A:	No. You will be sent instructions after completion of the Merger, describing in detail how you may exchange your shares of Class A Stock for the Merger Consideration. Please do NOT return your Class A Stock certificate(s) to the Company at this time.

Q:	Is the Merger subject to the fulfillment of certain conditions?

A:	Yes. Before the Merger can be completed, the Company, Buyer and Merger Sub must fulfill or, if permissible, waive several closing conditions set forth in the DGCL. If these conditions are not satisfied or waived, the Merger will not be completed. See “The Merger Agreement—Conditions to the Merger” beginning on page 47.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A:	Yes. As a holder of Class A Stock, you are entitled to appraisal rights under the DGCL in connection with the Merger if you meet certain conditions, which conditions are summarized in this information statement in “Appraisal Rights” beginning on page 60.

Q:	What happens if a third party makes an offer to acquire the Company before the Merger is completed?

A:	If a third party has made an unsolicited takeover proposal to the Company prior to 11:59 p.m., New York City time, on October 31, 2013, the Company may negotiate and discuss the proposal with the third party under certain circumstances specified in the Merger Agreement. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 51.

Q:	Will I owe taxes as a result of the Merger?

A:	The Merger will be a taxable transaction for all U.S. holders (as defined herein). As a result, assuming you are a U.S. holder, you will recognize gain or loss with respect to the Merger equal to the difference between (a) the amount of cash you receive (determined before any deduction for withholding taxes required by applicable law) and (b) the adjusted tax basis of your surrendered shares of Class A Stock.

If you are a non-U.S. holder (as defined herein), the Merger will generally not be a taxable transaction to you under United States federal income tax laws, unless (a) you are an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met or (b) the gain is effectively connected with the conduct of a trade or business in the United States by you, subject to an applicable income tax treaty providing otherwise.

See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 57 for a more detailed explanation of the tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation.

We urge you to consult your tax advisor on the tax consequences of the Merger to you.

Q:	Where can I find more information about the Company?

A:	We file periodic reports and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy this information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to “Where You Can Find More Information” beginning on page 68.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, please contact our Investor Relations Department at (225) 756-9868. If your broker holds your shares of Class A Stock, you may also call your broker for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as “believes,” “anticipates,” “expects,” “continues,” “predicts,” “potential,” “contemplates,” “may,” “will,” “likely,” “could,” “should,” “estimates,” “intends,” “plans” and other similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the failure to satisfy any condition to consummation of the Merger, including receipt of regulatory approvals;

•	changes in the business or operating prospects of the Company;

•	the ability of the Company to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners pending the consummation of the Merger;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the Merger Agreement, and the transactions contemplated thereby, including the Merger;

•	the impact of legislative, regulatory and competitive changes and other risk factors relating to the industries in which the Company operates, as detailed from time to time in the Company’s reports filed with the SEC;

•	limitations placed on the Company’s ability to operate the business by the Merger Agreement;

•	the amount of the costs, fees, expenses, impairments and other charges related to the Merger;

•	diversion of Company management’s attention from ongoing business concerns;

•	certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism and natural disasters; or

•	other risks detailed in the Company’s reports filed with the SEC, including, but not limited to, those described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual report on Form 10-K for the year ended December 31, 2012.

There can be no assurance that the Merger will in fact be consummated.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this information statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this information statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we undertake no obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

THE PARTIES TO THE MERGER

Edgen Group Inc.

The Company is a leading global distributor of specialty products to the energy sector, including steel pipe, valves, quenched and tempered and high yield heavy plate, and related components. We manage our business in two reportable segments: E&I and OCTG, while primarily focusing on serving customers that operate in the upstream (conventional and unconventional oil and natural gas exploration, drilling and production in both onshore and offshore environments), midstream (gathering, processing, fractionation, transportation and storage of oil and natural gas) and downstream (refining and petrochemical applications) end-markets for oil and natural gas. We also serve power generation, civil construction and mining end-markets, which have a similar need for our technical expertise in specialized steel and specialty products. As of September 30, 2013, we had operations in eighteen countries and on five continents, with our headquarters located in Baton Rouge, Louisiana.

The Company’s shares of Class A Stock are listed with, and trade on, the NYSE under the symbol “EDG.”

The Company’s principal executive offices are located at 18444 Highland Road, Baton Rouge, Louisiana 70809; its telephone number is (225) 756-9868; and its Internet website address is www.edgengroup.com. The information provided on or accessible through the Company’s website is not part of this information statement and is not incorporated in this information statement by this or any other reference to its website provided in this information statement.

Additional information about the Company is included in documents incorporated by reference into this information statement. See “Where You Can Find More Information” on page 68.

Sumitomo Corporation of America

Buyer is an integrated global trading company with diversified investments in businesses involved in manufacturing, marketing, sales and distribution of consumer products, providing financing for customers and suppliers, coordination and operation of urban and industrial infrastructure products, providing transportation and logistics services, developing natural resources, sales and distribution of steel and other products, and developing and managing real estate. Buyer is organized into six industry focused segments, namely Tubular Products, Steel & Non-Ferrous Metals, Machinery & Power, Chemicals & Electronics, Living Related Business, and Mineral Resources & Energy.

Buyer’s principal executive offices are located at 600 Third Avenue, New York, New York 10016; its telephone number is (212) 207-0700; and its Internet website address is www.sumitomocorp.com. The information provided on or accessible through Buyer’s website is not part of this information statement and is not incorporated in this information statement by this or any other reference to its website provided in this information statement.

Lochinvar Corporation

Merger Sub, a subsidiary of Buyer, is a Delaware corporation that was recently formed and has no operations. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a subsidiary of Buyer.

The principal executive offices of Merger Sub are located at 600 Third Avenue, New York, New York 10016; its telephone number is (212) 207-0700.

THE MERGER

The discussion of the Merger in this information statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this information statement as Annex A and which is incorporated by reference into this information statement.

Effects of the Merger

Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a subsidiary of Buyer.

At the Effective Time, each outstanding share of Class A Stock, including those shares issued pursuant to the Exchange (other than those shares of Class A Stock with respect to which appraisal rights under Delaware law are properly exercised and not withdrawn and each share Class A Stock owned by Buyer, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries), will be converted into the right to receive the Merger Consideration.

At the Effective Time, each option to purchase shares of Class A Stock granted under the Company’s equity incentive compensation plan that is outstanding, whether vested or unvested, will be cancelled and converted into the right to receive an amount, in cash, without interest, equal to the product of (i) the aggregate number of shares of Class A Stock subject to the option multiplied by (ii) the excess, if any, of $12.00 over the per share exercise price of the option, less any deduction for withholding taxes required by applicable law.

At the Effective Time, each restricted share of Class A Stock that is outstanding will become vested, free of restriction and will be cancelled and converted into the right to receive the Merger Consideration.

Background of the Merger

As part of the Company’s ongoing strategic planning process, the Board and management periodically review and assess the Company’s competitive position and actively monitor and assess developments in the markets in which it conducts business. Members of the Board also regularly discuss with Company management in the ordinary course of business the strategic direction of the Company and potential actions to enhance stockholder value. Additionally, from time to time, the Company has received inquiries from various parties interested in initiating discussions regarding a potential business combination with or sale of the Company.

During late summer 2012, representatives of Buyer, who had pre-existing business relationships with the Company and the President of our E&I segment, Craig Kiefer, contacted Mr. Kiefer to advise him of Buyer’s possible interest in an acquisition of the Company.

On November 7, 2012, at a regularly scheduled Board meeting, our Chairman, President and Chief Executive Officer, Daniel J. O’Leary, informed the Board of Buyer’s possible interest in an acquisition of the Company and that he planned to meet with representatives of Buyer on December 8, 2012.

On December 8, 2012, a meeting was held in Houston, Texas among Mr. O’Leary and certain representatives of Buyer. These conversations were general in nature, and no specific transaction terms were proposed.

In order to explore further discussions concerning a potential acquisition, Buyer and the Company entered into a non-disclosure agreement on February 8, 2013.

On February 11, 2013, Mr. O’Leary and Nicholas Daraviras (a member of the Board and representative of the Majority Stockholders) met in Houston, Texas with representatives of Buyer and Buyer’s financial advisor,

Tudor, Pickering, Holt & Co. Advisors, LLC (“TPH”) to discuss the strategic rationale of a potential transaction. During this meeting, Buyer delivered to the Company a preliminary due diligence request list.

Over the next several weeks, the Company provided Buyer with certain preliminary due diligence materials for Buyer’s review. Among other things, the Company provided Buyer with a forecast of certain projected income statement and balance sheet information of the Company for the periods 2013 through 2016. This forecast projected EBITDA for the years 2013 to 2016 to be $147.4 million, $177.3 million, $205.0 million and $231.7 million, respectively, and Adjusted EBITDA for the years 2013 to 2016 to be $150.2 million, $182.5 million, $211.7 million and $237.7 million, respectively.

On February 28, 2013, representatives of Buyer, representatives of TPH, Mr. O’Leary, David L. Laxton III, our Executive Vice President and Chief Financial Officer, and Mr. Daraviras met telephonically to discuss matters to confirm the strategic rationale of a potential transaction.

On March 13 and 14, 2013, a regularly scheduled two day Board meeting was held. On March 13, 2013, Mr. O’Leary updated the Board on the discussions with representatives of Buyer. Later that evening, Mr. O’Leary and Mr. Laxton met with representatives of Buyer in order to introduce Mr. Laxton to Buyer in person as well as to generally discuss the Company’s business. On the following day, when the Board meeting resumed, Mr. O’Leary updated the Board on the prior evening’s discussions with representatives of Buyer.

On March 14, 2013, the Company released guidance for 2013 stating that Adjusted EBITDA for 2013 was expected to be in the range of $142 million to $152 million.

On April 19, 2013, Buyer delivered a letter addressed to the Company and the Majority Stockholders in which Buyer indicated its interest in acquiring for cash all outstanding equity interests in the Company, including the interests in EDG Holdco, based on an enterprise valuation of $1.110 billion. The proposal was non-binding and subject to further due diligence, including verification of the assumptions behind Buyer’s valuation, termination of the Tax Receivable Agreements, negotiation of definitive agreements and receipt of requisite approvals, including approval of Buyer’s board of directors. The indication of interest was not subject to a financing contingency but was subject to the Majority Stockholders, which controlled 56.2% of the voting power, delivering an irrevocable proxy to Buyer in support of the transaction.

On April 23, 2013, the Board met by telephone to consider the preliminary indication of interest from Buyer. The Board reviewed the proposal and discussed potential responses to Buyer’s proposal. On behalf of the Majority Stockholders, Mr. Daraviras advised the Board that the Majority Stockholders would not support a transaction at the valuation indicated in the preliminary indication of interest, but that the Majority Stockholders would support a transaction at an enterprise valuation of $1.35 billion. At this same meeting, the members of the Board not affiliated with the Majority Stockholders discussed that Buyer’s proposal represented a significant premium to the then current trading price of the Class A Stock and that they supported continuing discussions with Buyer. On April 23, 2013, Messrs. O’Leary and Daraviras contacted TPH and Mr. Daraviras, on behalf of the Majority Stockholders, advised TPH that the Majority Stockholders would not support a sale of the Company at the valuation set forth in the preliminary indication of interest. The Majority Stockholders advised TPH that they would support a transaction at an enterprise valuation of $1.35 billion, that they were speaking on their own behalf and not the Board’s, and that any transaction would be subject to Board approval. Buyer subsequently informed the Company that it would not be interested in an acquisition of the Company at an enterprise valuation of $1.35 billion.

Following this telephone call, Mr. O’Leary updated the Board members on an individual basis regarding the discussions with Buyer. Mr. O’Leary continued to regularly update the Board members on an individual basis regarding the discussions with Buyer throughout the entire process as well as solicit their views regarding the proposed transaction.

On April 30, 2013, at a telephonic meeting of the Board, management advised the Board that based on changed market conditions and the impact of such conditions on recent operating results, the Company’s 2013 earnings were expected to be significantly lower than previously anticipated. The Board agreed that Mr. O’Leary should accept Buyer’s invitation to meet with representatives of Buyer in Tokyo, Japan on May 3, 2013 so that he could share these lowered earnings expectations with Buyer in person.

On May 3, 2013, Mr. O’Leary travelled to Tokyo, Japan, and met with representatives of Buyer for a due diligence question and answer session and discussions about the potential benefits to Buyer of the proposed business combination with the Company. At this meeting, Mr. O’Leary advised Buyer that the Company’s projected 2013 earnings would be below the earnings projections previously delivered to Buyer.

On May 8 and 9, 2013, at regularly scheduled Board meetings, management informed the Board that based on the Company’s first quarter and currently anticipated results for 2013, the Company’s EBITDA for 2013 was now expected to be in the range of $110 million to $120 million. As a result, after discussion among management and the Board, the Company determined to issue a press release withdrawing its previously released 2013 earnings guidance.

On May 13, 2013, the Company publicly withdrew its previously released 2013 earnings guidance that had stated that Adjusted EBITDA for 2013 was expected to be in the range of $142 million to $152 million.

On May 21, 2013, Buyer delivered a revised acquisition proposal addressed to the Company and the Majority Stockholders. Although the Company had withdrawn its earnings guidance for 2013 and had informed Buyer that its 2013 earnings would be below the earnings projections previously delivered to Buyer, Buyer increased its indication of interest to $1.125 billion on an enterprise valuation basis. The revised acquisition proposal was subject to the same material conditions as Buyer’s initial indication of interest.

Under the terms of the Tax Receivable Agreements entered into at the time of the Company’s initial public offering, the Company is obligated to pay the Majority Stockholders 85% of the reduction of the Company’s liability for U.S. federal, state, local and franchise taxes allowed as a result of additional depreciation, amortization and imputed interest tax deductions arising from transactions described in the Exchange Agreements. In May 2013, the Company’s outside legal advisor, Dechert LLP (“Dechert”), advised the Board that a sale of the Company to Buyer would trigger the Majority Stockholders’ right to receive these payments and that as a result, in connection with a sale of the Company, the Majority Stockholders would be entitled to receive consideration in addition to the consideration to be paid to the minority stockholders of the Company.

On June 6, 2013, the Board met by telephone to discuss Buyer’s revised proposal of May 21, 2013. At that meeting Dechert made a presentation to the Board regarding the Board’s fiduciary duties under applicable law. On behalf of the Majority Stockholders, Mr. Daraviras advised the Board that, in the event of a sale of the Company at a price agreeable to the Majority Stockholders, the Majority Stockholders would waive any right to receive payments under the Tax Receivable Agreements to more fully align the Majority Stockholders’ interests with the interests of the other stockholders. However, Mr. Daraviras advised the Board that the Majority Stockholders would not support a transaction at the price per share implied at the $1.125 billion enterprise valuation proposed in the revised acquisition proposal, if the implied price per share was based on the Company’s March 31, 2013 balance sheet. The Board supported further discussions with Buyer and expressed a desire to have Buyer convert its enterprise valuation into a per share price proposal. The Board then discussed the desire to engage a financial advisor and, after input from management, agreed that three investment banking firms would be interviewed.

On June 11, 2013, each of the three investment banking firms was interviewed by Company management and members of the Board who attended the meetings either in person or by phone.

Buyer’s and TPH’s representatives, Mr. O’Leary, Mr. Laxton and Mr. Daraviras met on June 11, 2013, in Houston, Texas. During this meeting, Mr. Daraviras indicated that, based on the projected debt of the Company at September 30, 2013, Buyer’s revised acquisition proposal corresponded to a price of $13.00 per share and at this price the Majority Stockholders would support a transaction, subject to Board approval.

On June 12, 2013, the Board met by telephone to discuss each of the three investment banking firms interviewed, extensively discussed the qualifications of each of the three firms, and determined that the Company should retain Citigroup Global Markets Inc. (“Citi”) as the Company’s financial advisor in respect of a potential sale transaction. Citi was informed of the decision on the same day.

Over June 17 to 19, 2013, Mr. O’Leary and representatives of TPH discussed whether Buyer would confirm that its $1.125 billion valuation equated to $13.00 per share. TPH advised Mr. O’Leary that Buyer’s most recent indication of interest equated to an $11.50 per share price based on the Company’s March 31, 2013 balance sheet. Additionally, TPH advised Mr. O’Leary that Buyer needed to do more diligence regarding the Company’s expected debt, sales, backlog and working capital levels in order to support the $11.50 per share price. Buyer also indicated that it was not prepared to base its price on a projected (as opposed to historical) balance sheet. The Company’s net debt at March 31, 2013 was $622.5 million.

On June 21, 2013, the Board met telephonically. Mr. O’Leary described his recent conversations with representatives of TPH. As the Majority Stockholder would not support a transaction at a price of $11.50 per share, the Board suggested that Mr. O’Leary directly contact Buyer’s highest ranking officer in its Tubular Products Group to discuss Buyer’s interest in a transaction at a share price in excess of $11.50. During these conversations, Mr. O’Leary indicated to Buyer that the Majority Stockholders would not support a transaction at $11.50 per share and that the Majority Stockholders had concerns regarding Buyer’s debt level assumptions in arriving at a price of $11.50 per share. Buyer indicated it was very interested in a transaction, but was still conducting due diligence and would be in contact with the Company.

On June 24, 2013, the Board met again telephonically, with Mr. O’Leary reporting on his conversation with Buyer’s top executive in the Tubular Products Group.

Between July 1, 2013 and July 3, 2013, representatives of Buyer and TPH conducted due diligence meetings with representatives of the Company. On July 2, 2013, in a meeting between Mr. O’Leary, other representatives of the Company and representatives of Buyer and TPH, the Company informed Buyer that revised 2013 EBITDA was expected to be in the range of $110 million to $120 million and that 2014 EBITDA was expected to be approximately $140 million. Following this meeting, Mr. O’Leary updated the Board members on an individual basis regarding the discussions with Buyer.

On July 17, 2013, representatives of Buyer and TPH met in New York, New York with Mr. O’Leary and James L. Luikart, a member of the Board and a representative of the Majority Stockholders. At the meeting, Buyer delivered a revised acquisition proposal of $11.75 per share. The revised acquisition proposal was subject to the same material conditions as Buyer’s previous proposals.

In response, Mr. Luikart expressed disappointment with Buyer’s revised proposal and requested that Buyer further increase its proposed price. In a subsequent telephone call, representatives of TPH indicated to Mr. O’Leary that Buyer might be prepared to increase its acquisition proposal to $12.00 per share. In response to this, Mr. O’Leary indicated that if Buyer increased its proposal to $12.00 per share, he would request Board authorization for Buyer to conduct further due diligence.

On July 22, 2013, Company management met with Citi telephonically to discuss having Citi contact other potential acquirers to determine the level of interest in acquiring the Company. During such call, Mr. O’Leary and Citi discussed possible parties that might be interested in an acquisition of the Company.

On July 23, 2013, Buyer delivered a revised acquisition proposal addressed to the Company of $12.00 per share. The revised acquisition proposal was subject to the same material conditions as Buyer’s previous proposals. The Company’s net debt at June 30, 2013 was $659.5 million.

On July 31, 2013, the Board, along with representatives of Dechert and Citi, met by telephone to discuss Buyer’s revised indication of interest, the proposed further diligence requested from Buyer and the possibility of soliciting other third-party interest in the Company. Citi discussed with the Board certain financial matters relating to the Company and Buyer’s $12.00 per share price indication. The Board, including representatives of the Majority Stockholders, determined that the revised indication represented a sufficient basis for providing Buyer with its requested additional due diligence. Following discussion, the Board instructed Mr. O’Leary to communicate to Buyer that the Company would allow Buyer to conduct the requested additional due diligence. Citi and management then discussed with the Board other parties that could be contacted as potential acquirers. After discussion and input from the Board regarding potential candidates, the Board authorized Citi to contact selected parties on the Company’s behalf to determine such parties’ potential interest in acquiring the Company.

Also on July 31, 2013, representatives of Dechert, representatives of Buyer’s counsel, Norton Rose Fulbright (“Fulbright”), and in-house counsel for Buyer and the Company, held a conference call to discuss potential structures for a transaction, “high level” terms proposed by Buyer for a definitive agreement and Buyer’s legal diligence requests.

Additionally, on July 31, 2013, representatives of the Company, with Citi’s assistance, began preparations for a virtual data room to accommodate Buyer’s additional due diligence requests. Throughout the month of August 2013, representatives of the Company and Buyer coordinated with respect to Buyer’s due diligence review of the Company.

Beginning on July 31, 2013, in accordance with the Board’s directives, Citi began contacting 12 potential acquirers (including two parties that previously had contacted the Company in the fall of 2012 regarding a potential acquisition), consisting of nine potential strategic acquirers and three potential financial acquirers, to gauge their interest in a potential acquisition of the Company. Of the 12 parties contacted, four parties signed confidentiality agreements on August 2, 2013, August 8, 2013, August 9, 2013, and August 20, 2013, respectively. After signing a confidentiality agreement, each of the four parties was provided with a data packet containing, among other things, the August Projections referred to below and information regarding share count and options. By August 16, 2013, each of the other eight parties had declined an interest in acquiring the Company and therefore did not sign confidentiality agreements.

In August 2013, the Company made available to Buyer a revised forecast of certain projected income statement and balance sheet information of the Company for the period 2013 through 2018 (the “August Projections”). The August Projections forecast projected EBITDA for years 2013 through 2018 to be $110.2 million, $140.9 million, $154.2 million, $165.2 million, $172.0 million and $186.4 million, respectively. See “The Merger—Prospective Financial Information.”

On August 8, 2013, the Board held a meeting in New York, New York. Representatives of Dechert and Citi attended telephonically. At this meeting, Citi discussed with the Board, among other things, the status of the efforts in contacting other potential acquirers and a market update. A representative of Dechert provided the Board with an overview of the transaction structure and high level terms that Buyer’s counsel was proposing for a potential acquisition. The Board then engaged in an extensive discussion of the foregoing matters.

On August 15, 2013, Fulbright furnished to Dechert initial drafts of (i) the Merger Agreement providing for an acquisition transaction between Buyer and the Company; (ii) the Exchange and Termination Agreement, pursuant to which the Majority Stockholders would agree to exchange all of their membership interests in EDG Holdco and all of their shares of Class B Stock for shares of Class A Stock and terminate the Tax Receivable Agreements without payment by the Company; and (iii) a voting agreement (the “Voting Agreement”) to be entered into by the Majority Stockholders, pursuant to which the Majority Stockholders would agree to deliver a written consent voting the Majority Stockholders’ shares of Voting Stock in favor of the Merger.

On August 16, 2013, representatives of Dechert prepared a summary of the “high-level” issues contained in Fulbright’s initial draft of the Merger Agreement and related documents, which summary was distributed to the Board for consideration. These high level issues included, among other items, the proposed structure, which included delivery by the Majority Stockholders of a written consent approving the Merger shortly after signing the Merger Agreement, a 10-day “window shop” period (which was reduced to three days in a subsequent Buyer draft of the Merger Agreement) in which the Board could terminate the Merger Agreement to accept a superior unsolicited offer, a $50.0 million termination fee and a provision that stated that Buyer would not be required to dispose of any assets to resolve any antitrust objections to a transaction.

Throughout the rest of August 2013, representatives of Buyer continued their due diligence review of the Company.

Beginning on August 21, 2013, in accordance with the Company’s directives, Citi requested that the four parties that had signed confidentiality agreements provide preliminary indications of interest by August 30, 2013, or in some cases (depending on when a party signed a confidentiality agreement and received confidential information to review) by September 5, 2013.

On August 23, 2013, Dechert delivered to Fulbright comments to the initial drafts of the Merger Agreement and related ancillary transaction documents. Additionally, on this same date, the party that executed a confidentiality agreement on August 9, 2013 indicated that it was not interested in pursuing a transaction with the Company.

At the end of August 2013, the party that had executed a confidentiality agreement on August 8, 2013 indicated that it was no longer interested in pursuing an acquisition of the Company.

On August 30, 2013, Fulbright delivered to Dechert a revised draft of the Merger Agreement. Among other significant issues, the revised draft contained a “net debt” covenant, which had not appeared in prior drafts, pursuant to which Buyer requested the Company to agree that net debt at the time of the Merger would be no greater than an amount to be agreed upon and specified in the Merger Agreement.

Dechert and Fulbright, together with respective in-house counsel of Buyer and the Company, met telephonically on September 2, 2013 to discuss outstanding issues on the draft Merger Agreement. While certain issued were resolved, certain significant issues, including the request for the net debt covenant, remained unresolved.

On September 3, 2013, Mr. O’Leary met in Houston, Texas with representatives of Buyer to discuss certain gating material issues in the draft Merger Agreement, including Buyer’s request for the net debt covenant. At the meeting, Buyer agreed to drop its request for the net debt covenant and indicated a willingness to compromise on the other material issues, but at the end of the meeting told Mr. O’Leary that it did not wish to close the transaction, even if all conditions had been satisfied, until after April 1, 2014. Mr. O’Leary advised Buyer that his initial view was that such an extended closing would be unacceptable to the Company. Following the meeting, Mr. O’Leary informed the Board of the extended closing date issue, and the Board unanimously agreed that it was unwilling to proceed with a transaction on that basis. Mr. O’Leary then advised representatives of Buyer that the Company was unwilling to extend the closing to April 1, 2014 and that the Company was stopping work on the transaction until Buyer withdrew its request for an extended closing. On September 11, 2013, Buyer withdrew its request for an extended closing and the parties resumed discussions.

By September 6, 2013, the two remaining parties that had executed confidentiality agreements indicated that they were no longer interested in pursuing an acquisition of the Company.

On September 16, 2013, the Board, along with representatives of Dechert and Citi, met telephonically to discuss the status of discussions with Buyer, including recent negotiations concerning the terms of the Merger

Agreement, and the status of discussions with other potential acquirers. Mr. O’Leary updated the Board on the current status of discussions with Buyer. Representatives of Dechert reviewed with the Board the status of the negotiations of the draft Merger Agreement and described several significant issues in the draft Merger Agreement including the three-day “window shop” period sought by Buyer, Buyer’s proposal for a $42 million termination fee and Buyer’s proposal that it would not be required to dispose of any assets to resolve any antitrust objections to the transaction. Citi then updated the Board as to, among other things, the results of the Company’s third-party solicitation efforts and financial matters relating to Buyer’s $12.00 per share acquisition proposal. The Board, after extensive discussions with management and representatives of Dechert, authorized management to continue to attempt to resolve the remaining issues in the Merger Agreement and provided guidance on the significant issues remaining.

On September 17, 2013, Dechert and Fulbright, together with respective in-house counsel of Buyer and the Company, met telephonically to discuss the issues outstanding in the draft Merger Agreement.

On September 18, 2013, representatives of the Company and Buyer, together with the Majority Stockholder, Dechert, Fulbright, Citi and TPH, met in Houston, Texas for a discussion of the draft Merger Agreement. Over the course of the day, the Company and Buyer resolved most of the remaining significant outstanding issues existing in the Merger Agreement.

On September 20, 2013, Fulbright delivered a revised draft of the Merger Agreement to Dechert.

Over the next several days, representatives of the Company, Buyer and the Majority Stockholders continued negotiations of the Merger Agreement and related ancillary transaction documents, including the Voting Agreement and the Written Consent. Additionally, during this period, counsel for the Majority Stockholders provided comments to the terms of the drafts of the Voting Agreement, the Exchange and Termination Agreement and the Written Consent.

By September 26, 2013, all material outstanding issues on the Merger Agreement and each of the related agreements had been resolved. On September 26, 2013, Mr. O’Leary travelled to Tokyo, Japan to be introduced to senior executives at Sumitomo Corporation.

On September 29, 2013, a draft Merger Agreement and other transaction documents were distributed to the Board for its consideration, together with materials from Dechert and Citi for review in advance of the Board’s September 30, 2013 meeting.

On September 30, 2013, the Board met telephonically to consider the Merger Agreement, with members of the Company’s management and representatives of Dechert and Citi in attendance. At this meeting, the Board reviewed the history of negotiations with Buyer, including Buyer’s increases to its proposed purchase price, the status of the Company’s business and the results of the third-party solicitation efforts. The Board discussed the terms of and reasons supporting the proposed transaction with Buyer. Representatives of Dechert reviewed with the Board its fiduciary duties and the terms of the proposed Merger Agreement and the other transaction documents.

Also at this meeting, Citi reviewed with the Board its financial analysis of the Merger Consideration, and delivered to the Board an oral opinion, confirmed by delivery of a written opinion dated September 30, 2013, to the effect that, as of such date and based on and subject to various assumptions, matters considered and limitations and qualifications described in such opinion, the Merger Consideration to be received by holders of Class A Stock (other than holders that entered into or are party to exchange or voting agreements or similar undertakings in connection with the Merger or related transactions and their respective affiliates) was fair, from a financial point of view, to such holders.

Following further discussion, including concerning the factors described under “Reasons for the Merger,” the Board unanimously: (i) determined that entering into the Merger Agreement was fair and in the best interests of the Company and its stockholders; (ii) approved and declared advisable the proposed terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; (iii) determined that the terms of the Merger Agreement, including the Merger, were fair and in the best interests of the Company’s stockholders; (iv) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption; and (v) resolved to recommend that the stockholders of the Company vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

After the Board meeting, representatives of the Company and Buyer finalized the Merger Agreement and the other transaction documents, and the parties executed and delivered these agreements in the morning on October 1, 2013. That same morning, prior to the commencement of trading on the NYSE, the Company and Buyer issued a joint press release announcing the transaction and the Company filed a current report on Form 8-K with the SEC which included as exhibits the Merger Agreement, the Voting Agreement, the Exchange and Termination Agreement and the Guarantee.

On October 1, 2013, following the execution and delivery of the Merger Agreement by the parties thereto, the Majority Stockholders delivered to the Company the Written Consent adopting and approving in all respects the Merger Agreement and the transactions and agreements contemplated thereby, including the Merger. The Written Consent was delivered by the Company to representatives of Buyer on October 1, 2013.

The Company’s Reasons for the Merger

In the course of reaching the decision and making the recommendation described above, the Board consulted with its outside legal and financial advisors and with the Company’s management and considered a number of factors that it believed supported its decision, including the following:

•	Attractive Value. The Board considered the value of the Merger Consideration of $12.00 per share in cash relative to the historical trading prices of the Class A Stock and relative to historical market trading multiples and transaction multiples, including that the Merger Consideration of $12.00 per share represented a significant premium to the closing price of the Class A Stock on the last trading day prior to the date the Board approved the Merger Agreement (55%), to the volume-weighted average closing prices of the Class A Stock for the 30-day (55%), 180-day (69%), one-year periods prior to such date (38%) and since the Company’s initial public offering (9%).

•	Best Alternative for Maximizing Stockholder Value. The Board considered that receipt of the Merger Consideration of $12.00 per share in cash was more favorable to the Company’s stockholders than the potential value that might result from the Company’s other strategic alternatives (including the alternative of remaining independent), particularly on a risk-adjusted basis. This consideration was based on, among other things, the Board’s assessment of:

•	the Company’s historical operating and financial performance, its competitive position and its future prospects;

•	the risks associated with the Company’s strategy and execution plans, including risks to the Company’s plans associated with economic conditions generally and conditions in the industries in which the Company participates, as well as the other risks and uncertainties discussed in the Company’s public filings with the SEC;

•	the strategic and other alternatives reasonably available to the Company, including the alternative of remaining a stand-alone public company and the strategic or recapitalization strategies that might be undertaken as a stand-alone public company, in light of a number of factors, including the risks and uncertainties associated with those alternatives;

•	the Board’s view that Buyer was a logical acquirer of the Company after considering that (i) Buyer had the financial capacity to complete an acquisition of this size, while certain other potential transaction partners in the Company’s market space likely would not, (ii) the Company presented a strong strategic fit with Buyer; and (iii) Buyer had a track record of successfully completing acquisitions; and

•	that, through arms-length negotiation, the Merger Consideration was increased from Buyer’s initial proposal to the final proposal of $12.00 per share of Class A Stock, as described in “—Background of the Merger.”

•	Opportunity to Receive Superior Offers. The inclusion of provisions that allow the Board, under certain circumstances and even though the Company stockholder approval has already been obtained, to consider and respond to unsolicited bona fide third party takeover proposals received on or prior to October 31, 2013, or engage in discussions with or negotiations with any person making such acquisition proposal and to terminate the Merger Agreement to accept a superior proposal prior to October 31, 2013 (or such later time as provided in the Merger Agreement), subject to certain notice requirements and other conditions and the requirement that the Company pay the termination fee as more fully described in “The Merger Agreement—No Solicitation of Other Offers” and “—Termination of the Merger Agreement” and “—Termination Fees and Expenses,” and the fact that the Voting Agreement entered into by the Majority Stockholders terminates upon any termination of the Merger Agreement.

•	Greater Certainty of Value. The Board considered that the proposed Merger Consideration is to be paid entirely in cash, which provides the Company’s stockholders with certainty of value for their shares. The Board also considered the likelihood that the closing can occur promptly, most likely before the end of 2013.

•	Likelihood of Completion. The Board considered the degree of certainty that the closing will be achieved, particularly in view of the terms of the Merger Agreement and related documents and the closing conditions, which are limited in scope and number. In that regard, the Board noted:

•	Buyer’s financial capacity to complete acquisitions and its track record of completing prior acquisitions;

•	Buyer’s management’s understanding of the Company business and their collective experience with businesses of a similar nature to the Company;

•	that Buyer’s obligation to complete the Merger is not subject to receipt of financing or to any other financing-related condition;

•	that Buyer represented in the Merger Agreement that it has (and at the closing of the Merger will have) sufficient cash, available lines of credit or other sources of immediately available, unrestricted funds to enable it to pay the Merger Consideration and to perform its other obligations under the Merger Agreement with respect to the transactions contemplated by the Merger Agreement, including any amounts necessary to refinance any of the Company’s existing indebtedness, and the Guarantor guaranteed the obligations of Buyer and Merger Sub under the Merger Agreement; and

•	that Buyer committed in the Merger Agreement to use its reasonable best efforts to cause the Merger to be completed, including obtaining governmental and third party consents, and to resolve any objections to the Merger (however, neither the Company nor Buyer is required to resolve any objections to the Merger asserted under antitrust laws by committing to any obligation or action that is reasonably likely to be materially adverse to the OCTG businesses of the Company, Buyer and their respective subsidiaries, taken as a whole).

•

Opinion of the Company’s Financial Advisor. The Board considered the opinion, dated September 30, 2013, of Citi as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of Class A Stock (other than holders that entered into or are party to exchange or voting agreements or similar undertakings in connection with the Merger or related transactions and their respective affiliates), which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as more fully described in “The Merger—Opinion of the Company’s Financial Advisor” beginning on page 27.

•	Support of the Majority Stockholders. The Board considered that the Majority Stockholders, which in the aggregate hold approximately 56.2% of the outstanding Voting Stock, are supportive of the transaction. In this regard, the Board noted that the Majority Stockholders would receive the same per share consideration for their shares of Class A Stock (after giving effect to the Exchange) as will be received by all the other Company stockholders and that all of the Company’s stockholders would share equally in the control premium being paid by Buyer even though the Majority Stockholders may have been in a position to demand a disproportionate share of the control premium and/or payment for agreeing to terminate the Tax Receivable Agreements.

•	Other Terms of the Transaction. The Board considered the terms and conditions of the Merger Agreement and related transaction documents, including the fact that the Voting Agreement entered into by the Majority Stockholders terminates upon any termination of the Merger Agreement.

The Board also considered a variety of potential risks and other potentially negative factors relating to the transaction, including the following, but concluded that the anticipated benefits of the transaction substantially outweigh these considerations:

•	That the Company’s stockholders will have no ongoing equity participation in the Company or in Buyer following the Merger, and that such stockholders will cease to participate in the surviving company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of shares of Class A Stock.

•	The risk of incurring substantial expenses related to the Merger, including in connection with any litigation that may result from the announcement or pendency of the Merger.

•	The limitations on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding a takeover proposal.

•	The risk that one or more conditions to the parties’ obligations to complete the Merger will not be satisfied, and the related risk that the Merger may not be completed.

•	The risk that the Merger Agreement’s restrictions on the conduct of the Company’s business prior to the completion of the Merger, generally requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger.

•	The risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships.

•	That the receipt of cash in exchange for shares of the Class A Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes.

•	The possibility that, in certain circumstances under the Merger Agreement primarily related to acceptance of a superior proposal, the Company may be required to pay a termination fee of up to $20.0 million.

•	That, pursuant to the Voting Agreement, the Majority Stockholders, which in the aggregate hold approximately 56.2% of the Voting Stock, would be obligated to deliver the Written Consent within 24 hours of the execution of the Merger Agreement and that the Written Consent could only be revoked if the Merger Agreement was terminated on or before October 31, 2013.

In addition, the Board was aware of and considered the interests that the Company directors and executive officers may have with respect to the transaction that differ from, or are in addition to, their interests as stockholders of the Company generally, as described in “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board in reaching its determination and recommendation. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board recommended the Merger Agreement and the Merger based upon the totality of the information it considered.

After considering these factors, the Board concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors and declared the advisability of the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

THE BOARD APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDED THAT OUR STOCKHOLDERS ADOPT THE MERGER AGREEMENT.

AS THE MAJORITY STOCKHOLDERS DELIVERED THE WRITTEN CONSENT ON OCTOBER 1, 2013, NO FURTHER ACTION BY ANY STOCKHOLDER OF THE COMPANY IS REQUIRED UNDER APPLICABLE LAW OR THE MERGER AGREEMENT (OR OTHERWISE) TO ADOPT THE MERGER AGREEMENT OR APPROVE THE MERGER, AND THE COMPANY WILL NOT BE SOLICITING YOUR VOTE FOR ADOPTION OF THE MERGER AGREEMENT OR THE MERGER AND WILL NOT CALL A STOCKHOLDERS MEETING FOR PURPOSES OF VOTING ON THE ADOPTION OF THE MERGER AGREEMENT OR THE MERGER.

Opinion of the Company’s Financial Advisor

The Company has retained Citi as its financial advisor in connection with the Merger. In connection with this engagement, the Company requested that Citi evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Class A Stock (other than holders that entered into or are party to exchange or voting agreements or similar undertakings in connection with the Merger or related transactions and their respective affiliates). On September 30, 2013, at a meeting of the Board held to evaluate the Merger, Citi delivered to the Board an oral opinion, confirmed by delivery of a written opinion dated September 30, 2013, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations and qualifications described in its opinion, the Merger Consideration to be received by holders of Class A Stock (other than holders that entered into or are party to exchange or voting agreements or similar undertakings in connection with the Merger or related transactions and their respective affiliates) was fair, from a financial point of view, to such holders.

The full text of Citi’s written opinion, dated September 30, 2013, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex E and is incorporated herein by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s financial advisory services and opinion were provided for the information of the Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and did not address any other aspects or implications of the Merger. Citi was not requested to consider, and its opinion did not address, the underlying business decision of the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies or opportunities that might exist for the Company or the effect of any other transaction in which the Company might engage. Citi’s opinion should not be construed as creating any fiduciary duty on Citi’s part to any party and such opinion is not intended to be and does not constitute a recommendation as to how any stockholder should vote or act on any matters relating to the Merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed an execution version, provided to Citi on September 29, 2013, of the Merger Agreement;

•	held discussions with certain of the Company’s senior officers, directors and other representatives and advisors and certain officers and other representatives and advisors of Buyer concerning the business, operations and prospects of the Company;

•	reviewed certain publicly available business and financial information relating to the Company;

•	reviewed certain financial forecasts and other information and data relating to the Company provided to or discussed with Citi by the Company’s management;

•	reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of Class A Stock, historical and projected earnings and other operating data of the Company, and the Company’s capitalization (including, in connection with the Merger, as contemplated by the exchange of all outstanding shares of Class B Stock together with the corresponding membership units of EDG Holdco into shares of Class A Stock prior to the Effective Time) and financial condition;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of the Company;

•	analyzed, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the Merger; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of the Company that it was not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citi relating to the Company, Citi was advised by the Company’s management and assumed, with the Company’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company.

Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company and Citi did not make any physical inspection of the properties or assets of the Company. Citi assumed, with the Company’s consent, that the Merger and related transactions (including, without limitation, the Exchange) would be consummated, in all respects meaningful to Citi’s analyses or opinion, in accordance with the terms of the Merger Agreement and related documents and all applicable laws and other relevant documents or requirements without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger and related transactions, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company, the Merger or any related transaction. Representatives of the Company advised Citi, and Citi also assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the execution version Citi reviewed.

Citi’s opinion did not address any terms (other than the Merger Consideration to the extent expressly specified in its opinion) or other aspects or implications of the Merger or any related transactions, including, without limitation, the form or structure of the Merger, the Exchange, any guarantee, voting agreement or stockholder consent or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger, any related transactions or otherwise. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger or related transactions, or any class of such persons, relative to the Merger Consideration or otherwise. Citi’s opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

The following is a summary of the material financial analyses presented to the Board in connection with Citi’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such analyses. Implied per share equity value reference ranges derived from the analyses described below generally were rounded to the nearest $0.25.

Selected Public Companies Analysis. Citi reviewed publicly available financial and stock market information of the Company and the following eight selected companies which Citi, in its professional judgment considered generally relevant for comparative purposes as publicly traded companies with operations in the industrial, energy infrastructure and other specialized products distribution industries:

•	DXP Enterprise Inc.

•	MRC Global Inc.

•	WESCO International, Inc.

•	Applied Industrial Technologies, Inc.

•	Houston Wire & Cable Company

•	Reliance Steel & Aluminum Co.

•	Russel Metals Inc.

•	A.M. Castle & Co.

Citi reviewed, among other things, enterprise values of the selected companies, calculated as equity values based on closing stock prices on September 27, 2013, plus debt and less cash and non-controlling interests, as a multiple of calendar year 2013 and calendar year 2014 estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”). The overall low to high estimated EBITDA multiples observed for the selected companies for calendar year 2013 were 9.5x to 12.7x (with a mean of 10.6x), and for calendar year 2014 were 6.3x to 9.6x (with a mean of 8.5x). Citi then applied a range of selected multiples of calendar year 2013 and calendar year 2014 estimated EBITDA of 9.5x to 10.6x and 7.3x to 8.5x, respectively, derived from the selected companies to corresponding data of the Company. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company was based on publicly available research analysts’ estimates, public filings and internal estimates of the Company’s management. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Ranges

Based on 2013E EBITDA	Based on 2014E EBITDA	Merger Consideration
$7.75 – $10.50	$7.75 – $11.50	$12.00

Selected Precedent Transactions Analysis. Using publicly available information, Citi reviewed financial data relating to the following 13 selected transactions publicly announced from December 6, 2006 to September 6, 2013 which Citi in its professional judgment considered generally relevant for comparative purposes as transactions involving target companies with operations in the industrial, energy infrastructure and other specialized products distribution industries:

Announcement Date	Acquiror	Target
September 6, 2013	• Marubeni-Itochu Tubulars America, Inc.	• Oil States International, Inc. (Tubular Services Business)
February 6, 2013	• Reliance Steel & Aluminum Co.	• Metals USA Holdings Corp.
October 17, 2012	• WESCO International, Inc.	• EECOL Electric Corp.
May 30, 2012	• National Oilwell Varco, Inc.	• CE Franklin Ltd.
March 12, 2012	• Shale-Inland Holdings LLC	• HD Supply Holdings, Inc. (Industrial PVF Business)
December 16, 2011	• A.M. Castle & Co.	• Tube Supply, Inc.
January 15, 2011	• Klockner & Co.	• Macsteel Service Centers USA, Inc.
July 14, 2008	• Applied Industrial Technologies, Inc.	• Fluid Power Resource, LLC
June 17, 2008	• Reliance Steel & Aluminum Co.	• PNA Group Holding Corp.
August 19, 2007	• DXP Enterprises, Inc.	• Precision Industries, Inc.
July 24, 2007	• Platinum Equity LLC	• Ryerson Inc.
June 21, 2007	• Symmetry Holdings Inc.	• Novamerican Steel Inc.
December 6, 2006	• GS Capital Partners	• McJunkin Corporation

Citi reviewed, among other information, transaction values of the selected transactions, calculated as the purchase prices paid for the target companies, plus debt and less cash and non-controlling interests, as a multiple of such target companies’ latest 12 months EBITDA. The overall low to high latest 12 months EBITDA multiples observed for the selected transactions were 4.1x to 10.9x (with a median of 8.2x). Citi then applied a range of selected multiples of 8.0x to 9.5x derived from the selected transactions to the Company’s latest 12 months EBITDA (as of June 30, 2013). Financial data of the selected transactions were based on publicly available information. Financial data of the Company was based on the Company’s public filings. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$7.25 – $11.50	$12.00

Discounted Cash Flow Analysis. Citi performed a discounted cash flow analysis of the Company by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the second half of fiscal year ending December 31, 2013, through the full fiscal year ending December 31, 2018 based on internal forecasts and estimates of the Company’s management. Citi also calculated terminal values for the Company by applying a range of terminal value EBITDA multiples of 7.0x to 8.5x to the Company’s fiscal year 2018 estimated EBITDA. The present values (as of June 30, 2013) of the cash flows and terminal values were then calculated using discount rates ranging from 10.5% to 13.1%. Stock-based compensation was treated as a non-cash expense for purposes of this analysis consistent with the treatment of stock-based compensation by the Company. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$9.25 – $15.75	$12.00

Other Information. Citi also noted for the Board certain additional factors that were not considered part of Citi’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	premiums paid in 145 selected North American transactions, including 102 all-cash transactions, announced between January 1, 2008 and September 27, 2013 with transaction values ranging from $750 million to $2 billion, based on closing stock prices of such companies one day, one week and one month prior to public announcement of the relevant transaction, which transactions reflected overall one day, one week and one month median premiums of approximately 31.1%, 32.2% and 36.5%, respectively (and overall median premiums in selected all-cash transactions of approximately 31.8%, 36.1% and 39.1%, respectively) and overall one day, one week and one month mean premiums of approximately 35.7%, 37.4% and 43.2%, respectively (and overall mean premiums in selected all-cash transactions of approximately 38.2%, 40.8% and 46.9%, respectively); applying a selected range of such premiums of 30.0% to 40.0% to the per share closing price of Class A Stock of $7.72 on September 27, 2013 (the last trading day prior to the Board’s approval of the Merger Agreement) indicated an implied per share equity value reference range for the Company of approximately $10.00 to $10.75;

•	one-year forward stock price targets for the Company in publicly available Wall Street research analysts’ reports, which indicated one-year forward low to high stock price targets for the Company, on an undiscounted basis, of $8.00 to $15.00 per share and, on a present value basis (utilizing a discount rate at an estimated cost of equity of 14.0%), of $7.00 to $13.25 per share; and

•	intraday trading prices during the 52-week period ended September 27, 2013, which indicated such trading prices for Class A Stock during such period of $5.67 to $8.67 per share.

Miscellaneous

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described above. The summary of the analyses above is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of the Company. No company, business or transaction reviewed is identical or directly comparable to the Company or the Merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, business segments or transactions reviewed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between the Company and Buyer and the decision to enter into the Merger Agreement was solely that of the Board. Citi’s opinion was only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board or Company management with respect to the Merger or the Merger Consideration.

In connection with Citi’s services as the Company’s financial advisor, the Company has agreed to pay Citi a fee, a portion of which was payable upon Citi’s engagement, a portion of which was payable upon delivery of Citi’s opinion and a portion of which is payable contingent upon completion of the Merger and calculated based on the Company’s transaction value as of the closing date of the Merger. The aggregate fee would have been approximately $7.4 million, with the portion contingent upon closing of the Merger being approximately $5.8 million, if the Merger had closed on June 30, 2013. An additional $3.0 million is payable, upon completion of the Merger, in the Company’s sole discretion. In addition, the Company has agreed to reimburse Citi for certain expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against liabilities, including liabilities under federal securities laws, arising from Citi’s engagement.

Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services to the Company, Buyer and its parent company, Sumitomo Corporation, and/or their respective affiliates unrelated to the Merger, for which services Citi and its affiliates received and expect to receive compensation, including during the two-year period prior to the date of its opinion (i) having acted as joint bookrunner in connection with the initial public offering of Class A Stock in April 2012, (ii) acting as administrative agent on a $150,000,000 term loan for Buyer and (iii) having acted as co-lead arranger of a JPY 30,000,000,000 senior unsecured bond offering of Sumitomo Corporation in April 2012 and acting as bookrunner on certain revolving credit facilities of Sumitomo Corporation. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of the Company, Buyer and Sumitomo Corporation for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Buyer, Sumitomo Corporation and their respective affiliates.

The Company selected Citi to act as its financial advisor in connection with the Merger based on Citi’s reputation, experience and familiarity with the Company and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Certain Unaudited Prospective Financial Information Concerning the Company

The Company does not, as a matter of general practice, publicly disclose financial projections, due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. However, the Company has elected to provide the unaudited prospective financial information set forth below in order to provide its stockholders access to selected non-public unaudited prospective financial information that was prepared in connection with the evaluation of a possible transaction and was provided to the Board and its financial advisors prior to the execution of the Merger Agreement. These financial projections were also provided to Buyer and TPH during the due diligence process. You should note that the prospective financial information constitutes forward-looking statements, and that the prospective financial information was not prepared with a view toward public disclosure. Inclusion of this information should not be regarded as an indication that any of the Company, Buyer or any of their respective affiliates, officers, employees, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or is indicative of guidance that the Company would provide as a stand-alone company should the transaction not be consummated. None of the Company, Buyer or any of their respective affiliates, officers, employees, directors, advisors or other representatives has made or makes any representation to any stockholder or other person regarding the Company’s ultimate performance compared to the prospective financial information or that forecasted results will be achieved. The Company has made no representation to Buyer, in the Merger Agreement or otherwise, concerning these or any financial forecast. Readers of this information statement are cautioned not to place undue reliance on the prospective financial information. See “Cautionary Statement Concerning Forward-Looking Statements” on page 14.

The prospective financial information was prepared for internal use and is subjective in many respects. While presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions of the Company’s management with respect to sales volume, steel pricing, operating expense, capital expenditures, industry performance, general business, economic, regulatory, litigation, market and financial conditions and matters specific to the Company’s business, many of which are beyond the Company’s control. As a result, there can be no assurance that the prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Since the prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. A number of important factors with respect to the Company’s business and the industry in which it participates may affect actual results and result in the prospective financial information not being achieved. For a description of some of these factors, the Company’s stockholders are urged to review the Company’s most recent SEC filings as well as “Cautionary Statement Concerning Forward-Looking Statements.” Economic and business environments can and do change quickly which adds a significant level of unpredictability and execution risk. These factors create significant uncertainty as to whether the results portrayed in the prospective financial information will be achieved. The prospective financial information was not prepared with a view toward complying with United States generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of the prospective financial information. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date of its preparation and the Company does not intend to make publicly available any update or other revision to the prospective financial information.

Prospective Financial Information (dollars in thousands)

	Year Ending December 31,
	2013E	2014E	2015E	2016E	2017E	2018E
Net Sales	$1,840,442	$2,101,514	$2,287,704	$2,419,225	$2,547,807	$2,683,276
Gross Profit	$216,830	$251,002	$268,722	$283,414	$294,047	$312,329
Selling, General and Administrative Expenses	$93,319	$96,108	$99,081	$102,251	$105,523	$108,900
EBITDA	$110,234	$140,894	$154,162	$165,188	$172,038	$186,415
Net Income	$64,597	$98,804	$105,600	$114,525	$119,937	$110,687
Unlevered Free Cash Flow	$134,328	$76,244	$86,862	$108,254	$108,556	$98,216

Non-GAAP Financial Measures

“EBITDA” is defined as net income (loss), plus interest expense, provision for income taxes, depreciation and amortization expense. “Unlevered Free Cash Flow” is defined as net income (loss), plus depreciation and amortization, plus change in net working capital, less capital expenditures.

For the following reasons, we believe EBITDA and Unlevered Free Cash Flow represent an effective supplemental means by which to measure our operating performance: (a) management uses EBITDA and

Unlevered Free Cash Flow to, among other things, evaluate the performance of our operating segments, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs and (b) EBITDA and Unlevered Free Cash Flow enable us and our investors to evaluate and compare our results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results, such as items related to capital structure, taxes and certain non-cash charges.

These Non-GAAP measures, as calculated by us, are not necessarily comparable to similarly titled measures reported by other companies. Additionally, because these Non-GAAP measures do not account for certain items which may be material to a complete evaluation of our operating results, these measures have material limitations as analytical tools and are not considered by our management in isolation of, as an alternative to or superior to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance or liquidity calculated and presented in accordance with GAAP.

We believe that net income (loss) is the most directly comparable GAAP measure to EBITDA. The following table presents reconciliations of EBITDA to net income (GAAP) and Unlevered Free Cash Flow to net income (GAAP) for each of the periods indicated (dollars in thousands):

	Year Ending December 31,
	2013E	2014E	2015E	2016E	2017E	2018E
Net Income (Loss)	$64,597	$98,804	$105,600	$114,525	$119,937	$110,687
Income tax expense (benefit)	$13,702	$20,958	$28,071	$30,444	$31,882	$55,509
Interest expense—net	$—	$—	$—	$—	$—	$—
Depreciation and amortization expense	$31,935	$21,132	$20,491	$20,219	$20,219	$20,219
EBITDA	$110,234	$140,894	$154,162	$165,188	$172,038	$186,415

	Year Ending December 31,
	2013E	2014E	2015E	2016E	2017E	2018E

Net Income (Loss)	$64,597	$98,804	$105,600	$114,525	$119,937	$110,687
Depreciation and amortization expense	$31,935	$21,132	$20,491	$20,219	$20,219	$20,219
Change in net working capital	$40,796	($39,692)	($35,229)	($22,490)	($27,600)	($28,690)
Capital expenditures	($3,000)	($4,000)	($4,000)	($4,000)	($4,000)	($4,000)
Unlevered Free Cash Flow	$134,328	$76,244	$86,862	$108,254	$108,556	$98,216

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board to adopt the Merger Agreement, you should be aware that the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other matters, (i) in evaluating the Merger Agreement, (ii) in reaching its decision to approve the Merger Agreement, and (iii) in recommending to Company stockholders that the Merger Agreement and the Merger be adopted. These interests include those described below.

Acceleration of Vesting and Cash Out of Equity Awards

Pursuant to the terms of the applicable award agreements and the Merger Agreement, all unvested stock options and shares of restricted stock held by the executive officers and directors will become fully vested. Accordingly, at the Effective Time:

•	each option to purchase shares of Class A Stock granted under the Company’s equity incentive compensation plan that is outstanding, whether vested or unvested, will be cancelled and converted into the right to receive an amount, in cash, without interest, equal to the product of (i) the aggregate number of shares of Class A Stock subject to the option multiplied by (ii) the excess, if any, of $12.00 over the per share exercise price of the option; and

•	each restricted share of Class A Stock that is outstanding will become vested, free of restriction and will be cancelled and converted into the right to receive the Merger Consideration.

Payments incident to the vesting and cash out of equity awards will be made without interest and less any deduction for withholding taxes as required by applicable law.

The following tables set forth, for each of the Company’s executive officers and non-executive directors, the number of (i) shares of Class A Stock underlying the vested Company stock options, (ii) shares of Class A Stock underlying the unvested Company stock options and (iii) restricted shares of Class A Stock, in each case as held by the executive officers and non-executive directors as of September 30, 2013 and assuming continued employment through the date of the closing of the Merger, together with the value to be received by such executive officers and non-executive directors with respect to such shares in connection with the Merger:

Executive Officers

Name	Number of Shares Underlying Vested Stock Options(1)	Value of Shares Underlying Vested Stock Options ($)	Number of Shares Underlying Unvested Stock Options(2)	Value of Shares Underlying Unvested Stock Options ($)	Number of Restricted Shares	Value of Restricted Shares ($)	Total Value of Equity ($)
Daniel J. O’Leary	224,163	1,127,904	102,865	751,943	192,646	2,311,752	4,191,599
David L. Laxton, III	34,934	—	—	—	87,416	1,048,992	1,048,992
Robert F. Dvorak	40,605	296,823	27,071	197,889	50,000	600,000	1,094,712
Craig S. Kiefer	23,756	—	4,191	—	62,312	747,744	747,744
Daniel D. Keaton(3)	17,467	—	—	—	22,683	272,196	272,196

(1)	Each of the exercise prices per share of the vested stock options is: for Mr. O’Leary $14.31 (69,867 shares) and $4.69 (154,296 shares); for Mr. Laxton, $14.31; for Mr. Dvorak, $4.69; for Mr. Kiefer, $14.31; and for Mr. Keaton, $14.31.
(2)	Each of the exercise prices per share of the unvested stock options is: for Mr. O’Leary $4.69; for Mr. Dvorak, $4.69; and for Mr. Kiefer, $14.31.
(3)	Effective April 19, 2013, Mr. Keaton ceased to serve as Senior Vice President and Chief Accounting Officer of the Company and assumed the operational role of Senior Vice President, Americas for the Edgen Murray brand of our E&I segment.

Non-Executive Directors

Name	Number of Shares Underlying Vested Stock Options		Value of Shares Underlying Vested Stock Options ($)	Number of Shares Underlying Unvested Stock Options		Value of Shares Underlying Unvested Stock Options ($)	Number of Restricted Shares	Value of Restricted Shares ($)	Total Value of Equity ($)
Nicholas Daraviras	—		—	—		—	—	—	—
James L. Luikart	—		—	—		—	—	—	—
Edward J. DiPaolo	6,528	(1)	—	9,791	(2)	—	16,325	195,900	195,900
Samir G. Gibara	—		—	—		—	13,642	163,704	163,704
Cynthia L. Hoststler	—		—	—		—	13,642	163,704	163,704
John J. Kennedy	—		—	—		—	12,118	145,416	145,416

(1)	The exercise price per share of vested stock options for Mr. DiPaolo is $14.36.
(2)	The exercise price per share of unvested stock options for Mr. DiPaolo is $14.36.

Termination Benefits of Executive Officers

Each of Messrs. O’Leary, Laxton, Kiefer and Keaton has an employment agreement that provides for severance benefits in the event that his employment is terminated in conjunction with or following a “change in control” of the Company, including the Merger. Mr. Dvorak is subject to an employment agreement that does not provide for any special consideration or severance benefits in conjunction with a change in control of the Company. However, as described below, Mr. Dvorak is entitled to receive severance benefits if at any time the Company terminates Mr. Dvorak without cause or if Mr. Dvorak terminates his employment for “good reason.” The agreements of Messrs. O’Leary, Laxton, Dvorak, Kiefer and Keaton will continue in effect in accordance with their terms following the consummation of the Merger.

Employment Agreements between Messrs. O’Leary and Laxton and Edgen Group Inc. and EDG Holdco LLC

The employment agreements of Messrs. O’Leary and Laxton provide that if the executive’s employment is terminated in conjunction with a change in control, and if the executive executes and delivers to the Company a release of claims as provided by the Company (the “Release”), then each executive is entitled to receive:

(i) a lump-sum amount, to be paid within 15 days after the Release becomes irrevocable, that is equal to the sum of (A) two times the executive’s annual base salary (as in effect immediately prior to the effective date of the executive’s termination) and (B) 1.5 times the executive’s target annual bonus for the year in which the executive’s termination is effective; and

(ii) during the 18 months following the effective date of the executive’s termination, reimbursement of any amount that the Executive pays for medical coverage, pursuant to a valid and timely election to continue such coverage pursuant to COBRA or a similar state law.

Additionally, the agreements for Messrs. O’Leary and Laxton provide for payment of severance benefits upon a termination of employment by the executive for “good reason.” Good reason is deemed to exist if one of the following events occurs without the executive’s written consent, the executive has provided notice to the Company of such event within 90 days of the occurrence of such condition, and the Company has failed to cure such occurrence within 30 days of receiving such notice:

(i) a material reduction in the executive’s base salary;

(ii) a material diminution in the executive’s authority, responsibility or duties;

(iii) the occurrence of any action or inaction which causes a material breach by the Company of its obligations to the executive pursuant to his employment agreement; or

(iv) if the Company’s corporate headquarters are moved outside a 50-mile radius of Baton Rouge, Louisiana.

Pursuant to their employment agreements, the payment of severance benefits to either Mr. O’Leary or Mr. Laxton shall be reduced so that total payments do not trigger the imposition of an excise tax under Section 4999 of Internal Revenue Code of 1986, as amended (the “Code”). Additionally, following a termination in conjunction with a change in control, and conditional on the Company’s satisfaction of its obligations following such termination, the employment agreements of Messrs. O’Leary and Laxton provide that each executive shall (i) not compete with the business of the Company during the one-year period following the effective date of the executive’s termination, (ii) not solicit or interfere with the employment relationship of any of the Company’s other employees during the two-year period following the effective date of the executive’s termination, (iii) protect indefinitely the confidential nature of the Company’s proprietary information, and (iv) assign to the Company all inventions made, developed or created by the executive during his employment with the Company.

Employment Agreement between Mr. Dvorak and Bourland & Leverich Supply Co. LLC

Mr. Dvorak’s employment agreement provides for payment of severance benefits upon a termination of his employment by the Company without cause or by the executive for “good reason,” but does not provide for any differing level of severance benefits in conjunction with or following a change in control. The definition of “good reason” in Mr. Dvorak’s employment agreements is substantially similar to the definition of such term in the employment agreements of Messrs. O’Leary and Laxton, except that, with regard to a change in Mr. Dvorak’s primary place of employment, good reason shall exist only if the executive’s primary place of business is moved to a location more than 100 miles from the city limits of Pampa, Texas (without regard to the location of the Company’s headquarters).

If at any time the Company terminates Mr. Dvorak’s employment without cause, or if Mr. Dvorak terminates his employment for good reason, Mr. Dvorak is entitled to receive:

(i) continued base salary for a period of 12 months (to be paid in accordance with the Company’s regular payroll practices as in effect from time to time);

(ii) a pro-rated bonus payable within 45 days after the end of the quarter in which such termination occurs; and

(iii) if Mr. Dvorak elects coverage under COBRA, payment of premiums necessary for Mr. Dvorak to have continued participation in the Company’s medical plan at the same level of benefits as is made available to the Company’s employees generally for a period that ends on the earlier of the date (A) that is 12 months after the effective date of Mr. Dvorak’s termination or (B) on which Mr. Dvorak received substantially comparable coverage and benefits under the medical plan of a subsequent employer.

Mr. Dvorak’s employment agreement provides that Mr. Dvorak shall (i) indefinitely protect the confidentiality of the Company’s proprietary information and (ii) for a period of twenty-four (24) months following Mr. Dvorak’s termination, neither (A) compete with the Company in a specified restricted geographical area nor (B) solicit or interfere with the contractual relationships that the Company has with its employees, contractors, agents, clients, customers or suppliers or those of any of the Company’s affiliates.

Employment Agreements between Messrs. Kiefer and Keaton and Edgen Murray Corporation

The employment agreements of Messrs. Kiefer and Keaton provide that if (a) the executive’s employment is terminated by the Company without cause (other than due to death or disability) or by the executive for “good reason,” in either case, within one year following a change in control, or (b) the executive voluntarily terminates his employment on his own initiative on or after 275 days, but no later than 305 days, following a change of control, then the executive shall be entitled to receive:

(i) continuation of base salary for one year following the effective date of the executive’s termination, to be paid in 26 bi-weekly installments;

(ii) any bonus accrued during the calendar year in which the executive’s termination became effective;

(iii) other or additional benefits then due or earned in accordance with the applicable plans or programs of the Company; and

(iv) pursuant to the executive’s valid and timely election under COBRA, payment of premiums for continued participation in the Company’s medical plans, at the same level at which the executive participated prior to the termination, for a period ending on the earlier of the date (A) that is one year following the executive’s termination or (B) on which the executive receives substantially comparable coverage and benefits under the medical plan of a subsequent employer.

The definition of “good reason” in the employment agreements of Messrs. Kiefer and Keaton is substantially similar to the definition of such term in the employment agreement of Messrs. O’Leary and Laxton, except that, with regard to a change in the executive’s primary place of employment, good reason shall exist if the executive’s primary place of employment is relocated outside a 50-mile radius of either Houston, Texas (for Mr. Kiefer) or Baton Rouge, Louisiana (for Mr. Keaton) (and, in either case, without regard to the location of the Company’s headquarters).

Table of Severance Benefits

The following table shows the aggregate dollar value of the various elements of compensation that each named executive officer would receive in connection with the Merger, assuming that (i) the closing occurred on September 30, 2013 (ii) with respect to stock options and restricted stock, the price per share paid is $12.00 and (iii) each named executive’s employment is terminated without cause on the closing date and is eligible to receive the maximum severance benefits described in “Termination Benefits of Executive Officers.”

Name	Cash ($)(1)	Equity ($)	Perquisites/ Benefits ($)(2)	Total ($)
Daniel J. O’Leary	1,925,000	4,191,599	24,290	6,140,899
David L. Laxton, III	1,260,000	1,048,992	23,171	2,332,163
Robert F. Dvorak	323,500	1,094,712	13,417	1,431,629
Craig S. Kiefer	355,000	747,744	24,468	1,127,212
Daniel D. Keaton	280,000	272,196	22,413	574,609

(1)	Represents a “double trigger” payment, contingent on the executive’s termination of employment in conjunction with the Merger and timely execution of a release of claims, consisting, as applicable, of (i) a multiple of the executive’s annual base salary, (ii) for Messrs. O’Leary and Laxton, a multiple of the executive’s target annual bonus, and (iii) if applicable, the maximum pro-rated bonus for the quarter of the executive’s termination. The aggregate cash compensation reflected above is comprised of the following components:

Name	Multiple of Annual Base Salary ($)	Multiple of Target Annual Bonus ($)	Pro-rata Bonus ($)
Daniel J. O’Leary	1,100,000	825,000	—
David L. Laxton, III	720,000	540,000	—
Robert F. Dvorak	283,000	—	40,500
Craig S. Kiefer	355,000	—	—
Daniel D. Keaton	280,000	—	—

(2)	Includes amounts required for either reimbursement or direct payment (as applicable) of premiums for medical coverage in accordance with the executive’s valid and timely election pursuant to COBRA. The aggregate value of perquisites reflected above is comprised of the following components:

Name	COBRA Premiums ($)	Life Insurance ($)	Disability Insurance ($)	401(k) Matching Contributions ($)
Daniel J. O’Leary	24,290	—	—	—
David L. Laxton, III	23,171	—	—	—
Robert F. Dvorak	13,417	—	—	—
Craig S. Kiefer	15,447	43	228	8,750
Daniel D. Keaton	13,742	43	228	8,400

Indemnification and Insurance

The Merger Agreement provides that, following the Merger, the surviving corporation will assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Merger existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of the Merger Agreement. Following the Merger, the surviving corporation must maintain a six-year “tail” directors’ and officers’ liability insurance policy, subject to a cap on aggregate premiums, with respect to claims arising out of or relating to events which occurred before or at the Effective Time.

Transaction Bonuses

The Company intends to pay transaction bonuses of up to $250,000 (the “Bonus Pool”) in the aggregate to certain employees in connection with the consummation of the Merger. At the time of mailing of this information statement, the allocation of the Bonus Pool had yet to be determined, however, subject to authorization from the Compensation Committee of the Board, a portion of the Bonus Pool may be allocated to Craig Kiefer, one of our executive officers, but it is not expected to be allocated to any of our other executive officers.

Equity Awards

Under the Merger Agreement, the Company has the right to issue a maximum of 17,000 Company equity awards and to issue Company equity awards replacing forfeitures after the date of the Merger Agreement. At the time of mailing of this information statement, the allocation of any such Company equity awards had yet to be determined but such Company equity award grants are not expected to be allocated to any of our executive officers.

Employment Agreements with Surviving Corporation

As of the date of this information statement, Buyer has informed the Company that none of the Company’s executive officers have entered into any agreement, arrangement or understanding with Buyer regarding employment with the surviving corporation. As part of its retention efforts, Buyer may wish to enter into agreements, arrangements or understandings with the Company’s officers and certain other key employees.

Litigation Relating to the Merger

A purported class action lawsuit was filed in the 19th Judicial District Court of the State of Louisiana, East Baton Rouge Parish, on October 11, 2013 (Jason Genoud v. Edgen Group, Inc., et al., No. 625244), on behalf of all of the Company’s stockholders (excluding defendants and any person or entity related to or affiliated with any defendant) challenging the Merger and naming as defendants the Company, the Board, Buyer, Merger Sub and the Guarantor. The complaint alleges, among other things, that the Board (aided and abetted by the remaining defendants) breached its fiduciary duties to the plaintiff and the other public stockholders of the Company by authorizing the Merger with Buyer and Merger Sub for inadequate consideration that undervalues the Company. The complaint also claims that the Merger Agreement contains unfair deal protection devices that will preclude a fair sale process and that defendants are acting to better their own interests at the expense of the Company’s public shareholders. The complaint seeks, among other relief, an order enjoining the consummation of the Merger, compensatory damages and plaintiffs attorneys’ and experts’ fees. The Company believes the claims are without merit and intends to defend against them vigorously.

Regulatory Waiting Periods

Under the HSR Act, the Merger may not be completed until the Company and Buyer have filed notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the applicable waiting period has expired or been terminated. On October 15, 2013, the Company and Buyer each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on November 14, 2013.

Under the Merger Agreement, both the Company and Buyer have agreed to use reasonable best efforts to obtain all required governmental approvals and avoid any action or proceeding by a governmental entity to the extent necessary, proper or advisable to consummate the Merger; however, neither the Company nor Buyer is required to resolve any objections to the Merger asserted under antitrust laws by committing to any obligation or action that is reasonably likely to be materially adverse to the OCTG businesses of the Company, Buyer and their respective subsidiaries, taken as a whole. Except as noted above with respect to the required filings under the HSR Act, the expiration of 20 days from the mailing of this information statement to the Company’s stockholders and the filing of a certificate of merger in Delaware at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger or the other transactions contemplated by the Merger Agreement.

THE MERGER AGREEMENT

This section of this information statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this information statement and is incorporated into this information statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in “Where You Can Find More Information” beginning on page 68.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about the Company contained in this information statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. In addition, such representations and warranties (a) have been made only for purposes of the Merger Agreement, (b) may be subject to limits or exceptions agreed upon by the contracting parties, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or other specific dates and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Matters may change from the state of affairs contemplated by the representations and warranties contained in the Merger Agreement. The Company will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws. Accordingly, the representations and warranties of the Company contained in the Merger Agreement should not be read alone but instead should be read together with the information provided elsewhere in this information statement, the Company’s periodic reports incorporated by reference to this information statement, and reports, statements and filings that the Company publicly files with the SEC from time to time. Please refer to “Where You Can Find More Information” on page 68 of this information statement.

The Merger

Subject to the terms and conditions of the Merger Agreement, Merger Sub, a subsidiary of Buyer, will merge with and into the Company, with the Company continuing as the surviving corporation. As a result of the Merger, Merger Sub will cease to exist and the Company will continue its corporate existence under the DGCL. The Merger will be effective at the time a certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger filed with the Secretary of State).

Merger Consideration

At the Effective Time, each issued and outstanding share of Class A Stock will automatically be cancelled and will cease to exist and each outstanding share (other than shares (i) owned by Buyer, Merger Sub or the Company (as treasury or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries (ii) where the holder has properly exercised appraisal rights under Section 262 of the DGCL (and has not withdrawn such exercise or lost such rights)) will automatically be cancelled and will cease to exist and will be converted into the right to receive the Merger Consideration.

At the Effective Time, each share of Class B Stock outstanding or held in treasury after giving effect to the Exchange will be cancelled and cease to exist, for which no consideration will be paid.

Directors and Officers; Certificates of Incorporation; Bylaws

At the Effective Time, the directors and officers of Merger Sub will become the directors and officers of the Company until their respective successors have been duly elected and qualified or the earlier of their death, resignation, or removal.

At the Effective Time, the certificate of incorporation of the surviving corporation will be amended as set forth in Exhibit D to the Merger Agreement. The bylaws of Merger Sub immediately prior to the Effective Time will be the bylaws of the surviving corporation.

Treatment of Stock Options and Restricted Stock

At the Effective Time, each option to purchase shares of Class A Stock granted under the Company’s equity incentive compensation plan that is outstanding, whether vested or unvested, will be cancelled and converted into the right to receive an amount, in cash, without interest, equal to the product of (i) the aggregate number of shares of Class A Stock subject to the option multiplied by (ii) the excess, if any, of $12.00 over the per share exercise price of the option, less any deduction for withholding taxes required by applicable law.

At the Effective Time, each restricted share of Class A Stock that is outstanding will become vested, free of restriction and will be cancelled and converted into the right to receive the Merger Consideration.

Stockholders Seeking Appraisal

The Merger Agreement provides that the shares of those stockholders who are entitled to demand and properly demand appraisal will not be converted into the right to receive the Merger Consideration, but will instead be entitled to such rights as are granted by Section 262 of the DGCL. If a holder fails to perfect, withdraws or loses his, her or its right to appraisal of shares of Class A Stock, or if a court of competent jurisdiction determines that such holder is not entitled to appraisal rights, his, her or its shares will be treated as if they had been converted into and are exchangeable for the Merger Consideration in accordance with the Merger Agreement. The Company must give Buyer prompt notice of demands for appraisal or withdrawal of any such demand and the Company may not make a payment with respect to a demand for appraisal or settle any such demands without Buyer’s prior written consent.

The fair value of shares of Class A Stock as determined in accordance with Delaware law may be more or less than (or the same as) the Merger Consideration to be paid to stockholders who choose not to exercise their appraisal rights. Stockholders who wish to exercise appraisal rights must precisely follow specific procedures. Additional details on appraisal rights are described above in “Appraisal Rights.”

Payment for the Shares

Prior to the Effective Time, Buyer will designate a paying agent reasonably acceptable to us to make payment of the Merger Consideration as contemplated by the Merger Agreement. Prior to or at the Effective Time, Buyer will deposit with the paying agent the funds appropriate to pay the Merger Consideration.

No later than the third business day following the closing of the Merger, Buyer or the paying agent will send you a letter of transmittal and instructions advising you how to surrender your shares of Class A Stock in exchange for the Merger Consideration. If you appear at the closing of the Merger in person, the paying agent will provide you the letter of transmittal and instructions at the closing. The paying agent will promptly pay you your Merger Consideration after you have (1) surrendered the certificate(s) representing your shares of Class A

Stock and provided to the paying agent a properly completed letter of transmittal and any other documents reasonable required by the paying agent, or (2) if your shares of Class A Stock are held as book-entry shares, the paying agent has received an “agent’s message” or such other evidence of transfer as the paying agent may reasonably request. Interest will not be paid or accrue in respect of cash payments. YOU SHOULD NOT SURRENDER YOUR SHARES OF CLASS A STOCK WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR CERTIFICATES TO THE COMPANY AT THIS TIME.

At the Effective Time, we will close our stock transfer books and there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Class A Stock that were outstanding immediately prior to the Effective Time.

If any cash deposited with the paying agent remains undistributed to holders of certificates for six months following the Effective Time, such cash will be delivered to Buyer, upon demand, and any holders of certificates who have not complied with the share certificate exchange procedures in the Merger Agreement may thereafter only look to Buyer for payment of the Merger Consideration.

If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered share certificate or the transferred book-entry share, as applicable, is registered, the paying agent will promptly pay the Merger Consideration after such person has (i) delivered a properly endorsed such certificate or properly transferred such book-entry share, and (ii) paid to the paying agent any transfer or other tax required as a result of such payment to a person other than the registered holder of such certificate or book-entry share, as applicable, or establish to the reasonable satisfaction of the paying agent that such tax has been paid or is not payable.

The letter of transmittal will include instructions if the stockholder has lost the share certificate or if it has been stolen or destroyed. The stockholder will have to provide an affidavit of that fact and, if required by Buyer, post a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such share certificate in order for the paying agent to deliver applicable Merger Consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Buyer and Merger Sub, including representations and warranties relating to:

•	our organization, standing and power, and other corporate matters of the Company and its subsidiaries;

•	the capitalization of the Company and its subsidiaries;

•	the authorization, execution, delivery and enforceability of the Merger Agreement and the related transaction agreements;

•	the absence of conflicts or violations under our organizational documents, contracts or law, and required consents and approvals and the inapplicability of certain anti-takeover statutes;

•	registration statements, prospectuses, reports, schedules, forms, statements and other documents filed with the SEC and the accuracy of the information in those documents;

•	the absence of certain changes or events since June 30, 2013;

•	tax matters;

•	our intellectual property;

•	our compliance with applicable laws and permits;

•	the absence of material litigation;

•	the brokers’ and finders’ fees and other expenses payable by us with respect to the Merger;

•	related party transactions;

•	our employee benefit plans and labor relations;

•	our real property and tangible assets;

•	our compliance with environmental laws and other environmental matters;

•	our material contracts;

•	the accuracy of statements made in any information statement or proxy statement, as applicable, filed with the SEC; and

•	our receipt of an opinion from our financial advisor.

The Merger Agreement also contains representations and warranties made by Buyer and Merger Sub to the Company, including representations and warranties relating to:

•	the organization;

•	the authorization, execution, delivery and enforceability of the Merger Agreement and related transaction agreements;

•	the absence of conflicts or violations under our organizational documents, contracts or law, and required consents and approvals;

•	the accuracy of information supplied for inclusion in any information statement or proxy statement, as applicable, filed by us with the SEC;

•	the financial capability of Parent and Merger Sub;

•	the absence of material litigation;

•	Buyer’s lack of ownership of shares of Class A Stock;

•	the operations of Merger Sub;

•	absence of agreements entered into by Buyer or Merger Sub obligating us to pay any brokerage or finders’ fees or similar charges with respect to the Merger; and

•	that neither Buyer nor Merger Sub is an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.

The representations and warranties of each of the parties to the Merger Agreement do not survive the completion of the Merger.

Material Adverse Effect Definition

Some of our representations and warranties are qualified by a material adverse effect standard. For the purpose of the Merger Agreement, “Company material adverse effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse, to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole.

Notwithstanding the foregoing, in no event will any events, occurrences, facts, conditions or changes arising out of, relating to or resulting from any of the following, alone or in combination, be deemed to constitute or be taken into account in determining whether there has been or may be a company material adverse effect:

(a) changes generally affecting the U.S. economy, or any other national or regional economy of the world;

(b) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region of the world;

(c) changes in the financial, credit, banking, securities or commodities markets in the United States or any other country or region in the world (including any disruption thereof and any change in the price of any security, commodity (including oil, natural gas and steel) or any market index);

(d) changes in GAAP or other accounting standards (or interpretations thereof);

(e) changes in any laws or other binding directives issued by any governmental entity (or interpretations thereof);

(f) any change in the market price or trading volume of shares of Class A Stock;

(g) the occurrence of any hurricane, earthquake, or other natural disasters;

(h) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Company material adverse effect may be taken into account in determining whether there has been a Company material adverse effect);

(i) the announcement or pendency of the transactions contemplated by the Merger Agreement, including any loss of employees, customers or suppliers or any litigation arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;

(j) any acts or omissions of the Company or any of its Subsidiaries taken at the request of Buyer or Merger Sub or with prior written consent of Buyer or Merger Sub after the date of the Merger Agreement,

(k) any acts or omissions of Buyer or Merger Sub prior to the Effective Time, or

(l) general conditions in the industry in which the Company and its subsidiaries operate.

Conduct of Business Pending the Merger

From the date of the Merger Agreement through the Effective Time, except as set forth in the Merger Agreement and the confidential disclosures the Company delivered in connection with the Merger Agreement or as required by applicable law, the Company has agreed (and has agreed to cause its subsidiaries) to conduct its business in the ordinary course, consistent with past practice and, to the extent consistent therewith, use its commercially reasonable efforts to comply with applicable laws, keep available the services of its present officers and other key employees, and preserve its relationships with material customers, suppliers, distributors, licensors, licensees and others having business dealings with us or any of our subsidiaries.

In addition, during the same period, we have also agreed that, subject to certain exceptions, without the prior written consent of Buyer, the Company will not, and will not permit its subsidiaries to:

•	amend or propose to amend its organizational documents;

•	(i) split, combine or reclassify its capital stock, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, its capital stock, except pursuant to Company benefit plans, (iii) declare, set aside or pay any dividend or distribution in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned subsidiary) or make any payments in connection with the Tax Receivable Agreements or the operating agreement of EDG Holdco (in the case of this clause (iii), other than tax distributions for periods ending on or after December 31, 2012 in accordance with the terms of the Exchange and Termination Agreement);

•

issue, sell, pledge, dispose of or encumber its capital stock, other than (i) the issuance of shares of capital stock upon the exercise of any equity awards outstanding as of the date of the Merger Agreement in accordance with its terms, (ii) the issuance of shares of capital stock in respect of other equity compensation awards outstanding as of the date of the Merger Agreement in accordance with their terms, (iii) transactions exclusively among the Company and its subsidiaries or among the Company’s subsidiaries, (iv) liens pursuant to documents set forth on the confidential disclosures the Company delivered in connection with the Merger Agreement or (v) the formation of wholly-owned subsidiaries;

•	subject to certain exceptions and except as required by applicable law or by any employee benefit plan or contract in effect as of the date of the Merger Agreement, (i) increase the compensation or bonus payable or that could become payable by the Company or any of its subsidiaries to directors, officers or employees, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under (other than for administrative or ministerial matters) or accelerate rights under any Company benefit plan, or make any contribution to any Company benefit plan;

•	acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances or capital contributions to or investments in any person (other than the Company’s subsidiaries) in excess of $3.0 million in the aggregate;

•	(i) subject to certain exceptions and except for transactions exclusively among the Company and its subsidiaries or among the Company’s subsidiaries, transfer, license, sell, lease or otherwise dispose of any assets outside of the ordinary course of business (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any subsidiary of the Company or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	subject to certain exceptions, repurchase, prepay, incur, amend or modify any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any contract to maintain any financial statement condition of any other person (other than any wholly-owned subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing;

•	other than in the ordinary course of business (subject to certain exceptions) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any material contract or any lease with respect to material real estate;

•	subject to certain exceptions, institute, settle or compromise any litigation pending or threatened involving the payment of monetary damages by the Company or any of its subsidiaries of any amount exceeding $5.0 million in the aggregate;

•	make any material change in any method of financial accounting principles or practices, in each case except for any such change (i) required by a change in GAAP or applicable law or (ii) required by a governmental entity or quasi-governmental entity;

•	subject to certain exceptions, make any material tax election, settle or compromise any claim, notice, audit or assessment in respect of material taxes, file an amended tax return, enter into any tax allocation, sharing, indemnity or closing agreement, or consent to any extension or waiver of an applicable statute of limitations;

•	enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract with respect to any joint venture, strategic partnership or alliance under which the Company or its subsidiaries is obligated to make payment or incur expenses in excess of $5.0 million in any year and which is not terminable without material penalty upon less than 90 days’ notice to the counterparty;

•	except as otherwise permitted by the Merger Agreement, take any action to exempt any person from, or make any acquisition of securities of the Company by any person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a takeover proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Buyer, Merger Sub or any of their respective subsidiaries or affiliates, or the transactions contemplated by the Merger Agreement;

•	abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material intellectual property, other than in the ordinary course of business consistent with past practice;

•	subject to certain exceptions, make or commit to make any capital expenditures in excess of $3.0 million in the aggregate; or

•	agree or commit to do any of the above.

Stockholder Action by Written Consent

On October 1, 2013, the Majority Stockholders, holders of 24,343,138 shares of Class B Stock collectively, constituting approximately 56.2% of the Voting Stock at such time, following the execution of the Merger Agreement, executed the Written Consent adopting the Merger Agreement and approving the Merger. Accordingly, no further approval of the stockholders of the Company is required to adopt the Merger Agreement or approve the Merger. The Company delivered the Written Consent to Buyer on October 1, 2013 following the execution of the Written Consent. If the Written Consent had not been delivered to Buyer within 24 hours of the execution of the Merger Agreement, Buyer would have had the right to terminate the Merger Agreement.

Efforts to Complete the Merger

Subject to the terms and conditions set forth in the Merger Agreement, the parties have agreed to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary material permits, waivers, consents, approvals and actions or nonactions from governmental entities and the making of all necessary material registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entities, (ii) the obtaining of all necessary material consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger. Additionally the parties have agreed to use reasonable best efforts to resolve any objections to the Merger Agreement, including Buyer selling, holding separate or otherwise disposing of any asset that would resolve such objection; however, in no event will Buyer be required to commit to any obligation or action that is reasonably likely to be materially adverse to the OTCG businesses of the Company, Buyer and their respective subsidiaries, taken as a whole.

Conditions to the Merger

The consummation of the Merger is subject to certain customary closing conditions, as described further below.

Conditions to Each Party’s Obligation to Effect the Merger. Each party’s obligations to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	the Company stockholder approval having been obtained (which occurred when the Majority Stockholders delivered the Written Consent on October 1, 2013) and this information statement having been mailed to the Company’s stockholders at least 20 days prior to the closing date;

•	any waiting period (or extension thereof) applicable to the consummation of the Merger under the applicable antitrust laws (including the HSR Act), shall have expired or been terminated; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition issued or enacted by a governmental entity that has the effect of preventing the consummation of the Merger shall be in effect.

Conditions to Obligations of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Buyer and Merger Sub of the following conditions:

•	the representations and warranties of the Company set forth in the Merger Agreement:

•	relating to the number of outstanding shares of Class A Stock (including shares of restricted stock) and Class B Stock, the aggregate amount of Company stock options outstanding and finders’ or brokers’ fees being true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time or, if given as of some other time, as of such other time (other than de minimis exceptions);

•	relating to corporate authority being true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time or, if given as of some other time, as of such other time;

•	relating to organization being true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time or, if given as of some other time, as of such other time; and

•	all representations and warranties other than those set forth in the above three bullets being true and correct without giving effect to any limitation as to “materiality” or “Company material adverse effect,” as of the date of the Merger Agreement and as of the Effective Time or, if given as of some other time, as of such other time, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company material adverse effect;

•	we shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by us under the Merger Agreement;

•	the Tax Receivable Agreements have been terminated without any cost to us, Buyer or any of our respective subsidiaries;

•	since October 1, 2013, there shall not have occurred a Company material adverse effect; and

•	Buyer shall have received a certificate signed by our chief executive officer or chief financial officer, certifying satisfaction of certain of the above conditions.

Conditions to Obligation of the Company. The Company’s obligation to effect the Merger is further subject to the satisfaction or waiver by the Company of the following conditions:

•	the representations and warranties of Buyer and Merger Sub set forth in the Merger Agreement and the representations and warranties of the Guarantor set forth in the Guarantee being true and correct as of the date of the Merger Agreement and as of the Effective Time or, if given as of some other time, as of such other time, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s and Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement and Guarantor’s ability to consummate its obligations set forth in the Guarantee;

•	Buyer and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under the Merger Agreement. Guarantor shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it in the Guarantee; and

•	the Company shall have received a certificate signed by an officer of Buyer certifying satisfaction of each of the above conditions.

No Solicitation of Other Offers

Except as expressly permitted in the Merger Agreement, from the date of the Merger Agreement the Company and its subsidiaries will, and the Company will cause its and its subsidiaries’ representatives to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any takeover proposal (defined below).

Except as expressly permitted in the Merger Agreement, from the date of the Merger Agreement the Company and its subsidiaries will not, and the Company will cause its and its subsidiaries’ representatives not to:

•	directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any takeover proposal;

•	conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, any third party that the Company is aware is seeking to make, or has made, any takeover proposal;

•	(i) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries or (ii) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or

•	enter into any agreement in principle, letter of intent, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any takeover proposal (each a “Company acquisition agreement”).

In addition, the Company has agreed that neither the Board nor any committee of the Board may:

•	fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Buyer or Merger Sub, the Board’s recommendation;

•	recommend a takeover proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Class A Stock within ten business days after the commencement of such offer;

•	make any public statement inconsistent with the Board’s recommendation; or

•	resolve or agree to take any of the foregoing actions.

(any of the foregoing, a “Company adverse recommendation change”).

The Company or the Board, as applicable, is permitted, however, prior to 11:59 p.m. (New York City) on October 31, 2013 (or such later time as described in the Merger Agreement) to:

•	participate in negotiations or discussions with any third party that has made a bona fide, unsolicited takeover proposal in writing that the Board believes in good faith, after consultation with outside legal counsel and financial advisors, constitutes or would reasonably be expected to result in a superior proposal (as defined below);

•	thereafter furnish to such third party non-public information relating to the Company or any of its subsidiaries and afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries pursuant to an executed confidentiality agreement in the form set forth as an exhibit to the Merger Agreement;

•	following receipt of and on account of a superior proposal, make a Company adverse recommendation change and/or enter into the Company acquisition agreement constituting such superior proposal;

•	make public disclosure in response to an intervening event (as defined below);

•	amend or grant a waiver or release under a standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries;

•	approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; and

•	take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed);

but, in each case, only if the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law.

As of the date of this information statement, the Company has not received any such takeover proposals.

The Company shall notify Buyer promptly (but in no event later than 24 hours) after it becomes aware of the receipt by the Company (or any of its representatives) after the date hereof of any takeover proposal or any inquiry that would reasonably be expected to lead to a takeover proposal. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such takeover proposal or inquiry.

In order to effect a Company adverse recommendation change or enter into (or permit any subsidiary to enter into) a Company acquisition agreement as detailed above, the Company must follow the below procedure:

•	notify Buyer, in writing, at least five business days before making a Company adverse recommendation change or entering into (or causing a subsidiary to enter into) a Company acquisition agreement, of its intention to take such action with respect to a superior proposal, which notice shall state expressly that the Company has received a takeover proposal that the Board intends to declare a superior proposal and that the Board intends to make a Company adverse recommendation change and/or the Company intends to enter into a Company acquisition agreement;

•	the Company attaches to such notice the most current version of the proposed agreement and the identity of the third party making such superior proposal;

•	the Company shall, shall cause its subsidiaries to, and shall use its reasonable best efforts to cause its and its subsidiaries’ representatives to, during the five day period, negotiate with Buyer in good faith to make such adjustments in the terms and conditions of the Merger Agreement and the Guarantee so that such takeover proposal ceases to constitute a superior proposal, if Buyer, in its discretion, proposes to make such adjustments; and

•	the Board determines in good faith, after consulting with outside legal counsel and financial advisors, that such takeover proposal continues to constitute a superior proposal after taking into account any adjustments made by Buyer during the five day period in the terms and conditions of the Merger Agreement and the Guarantee.

The merger agreement defines “takeover proposal,” “superior proposal” and “intervening event” as follows:

“takeover proposal” means an inquiry, a proposal or offer from, or indication of interest in making a proposal or offer by, any person (other than Buyer) relating to any:

(a) direct or indirect acquisition of assets of the Company or its subsidiaries (including any voting equity interests of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable,

(b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company,

(c) tender offer or exchange offer that if consummated would result in any person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company,

(d) merger, consolidation, other business combination or similar transaction involving the Company or any of its subsidiaries, pursuant to which such person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or

(e) liquidation or dissolution of the Company.

“superior proposal” means a written takeover proposal, substituting “fifty percent (50%)” for “fifteen percent (15%)” in the definition of takeover proposal, that the Board determines in good faith (after consultation with outside legal counsel and financial advisors) is more favorable to the Company and its stockholders than the transactions contemplated by the Merger Agreement, taking into account:

(a) all financial considerations,

(b) the identity of the third party making such takeover proposal,

(c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such takeover proposal,

(d) the other terms and conditions of such takeover proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such takeover proposal deemed relevant by the Board, and

(e) any revisions to the terms of the Merger Agreement and the Merger proposed by Buyer during the required notice period.

“intervening event” means, with respect to the Company, a material event or circumstance that was not known to the Board on the date of the Merger Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Board as of the date thereof), which event or circumstance, or any material consequences thereof, becomes known to the Board prior to October 31, 2013.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the completion of the Merger:

•	by mutual written consent of the Company, Buyer and Merger Sub;

•	by either the Company or Buyer:

•	if the Merger is not consummated on or before December 31, 2013 (the “outside date”), except that if the closing conditions relating to the HSR Act or other applicable antitrust laws or government injunctions prohibiting the Merger are not satisfied by such date, the outside date will be extended to June 30, 2014, subject to the exception that the right to terminate pursuant to this provision will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the outside date; or

•	if any governmental entity issues or enters a permanent injunction or other judgment or law, that prevents consummation of the Merger and the injunction or judgment has become final and non-appealable, provided that this right shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the cause of, or resulted in, such permanent injunction or other judgment or law; or

•	if there is a breach by Buyer, Merger Sub or the Guarantor on one hand, or the Company, on the other hand, of any representation, warranty, covenant or agreement set forth in the Merger Agreement or on the part of the Guarantor as set forth in Guarantee which breach would result in the failure to satisfy one or more of the mutual conditions to closing or, in the case of a breach by the Company, a condition to Buyer’s and Merger Sub’s obligation to close and, in the case of a breach by Buyer, Merger Sub or the Guarantor, a condition to the Company’s obligation to close and such breach is incapable of being cured; provided, that at least 30 days’ written notice shall be given prior to such termination stating such party’s intention to terminate the Merger Agreement and the basis for such termination; provided further, that such terminating party is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

•	by Buyer in the event that any of the following occurs:

•	a Company adverse recommendation change by the Board;

•	the Company enters into, or publicly announced its intention to enter into, any agreement relating to a takeover proposal;

•	the Company willfully and intentionally breaches or fails to perform the covenants and agreements with respect to takeover proposals (see “The Merger Agreement—No Solicitation of Other Offers” beginning on page 49);

•	the Board fails to reaffirm the Board’s recommendation that the Merger be adopted and approved within ten business days after the date any takeover proposal is first publicly disclosed by the Company or the person making such takeover proposal;

•	a tender offer or exchange offer relating to the Class A Stock shall have been commenced by a person unaffiliated with Buyer and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten business days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Board’s recommendation that the Merger Agreement be adopted and approved and recommending that stockholders reject such tender or exchange offer, or

•	the Company or the Board (or any committee thereof) shall publicly announce its intentions to do any of the actions above;

•	by the Company:

•	if prior to October 31, 2013 (or such later time as provided in the Merger Agreement) the Board authorizes us, in full compliance with the terms of the Merger Agreement, to enter into an agreement in respect of a superior proposal; or

•	if the conditions to the Company’s, Buyer’s and Merger Sub’s obligations to close have been satisfied, and the Company has irrevocably confirmed by written notice to Buyer that all of the conditions to the Company’s obligation to close have been satisfied or waived and the Merger has not been consummated within five business days following the delivery of such notice.

Buyer had an additional termination right which was only available if the Written Consent was not delivered by the Company to Buyer within 24 hours of the execution of the Merger Agreement. The Written Consent adopting and approving in all respects the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, was delivered to Buyer on October 1, 2013 following the execution and delivery of the Merger Agreement.

Termination Fees and Expenses

The Company must pay to Buyer a termination fee of $20.0 million, if:

•	Buyer terminates the Merger Agreement because (i) the Board effects a Company adverse recommendation change; or (ii) the Company enters into, or publicly announces an intention to enter into, an agreement relating to any takeover proposal; or

•	if the Merger Agreement is terminated by the Company because the Board, in full compliance with the terms of the Merger Agreement, authorizes the entry into an agreement relating to any takeover proposal.

If the Merger Agreement had been terminated by Buyer for the Company’s failure to deliver the Written Consent within 24 hours after the execution of the Merger Agreement, we would have been required to reimburse Buyer for all expenses incurred by Buyer, Merger Sub, and their respective affiliates in connection with the transactions contemplated by the Merger Agreement (subject to a cap of $8.0 million). However, the Written Consent adopting and approving in all respects the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, was delivered to Buyer on October 1, 2013 following the execution and delivery of the Merger Agreement.

Indemnification and Insurance

The Merger Agreement provides that following the Merger, the surviving corporation will assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Merger existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of the Merger Agreement. Following the Merger, the surviving corporation must maintain a six-year “tail” directors’ and officers’ liability insurance policy, subject to a cap on aggregate premiums, with respect to claims arising out of or relating to events which occurred before or at the Effective Time.

Employee Matters

The Merger Agreement provides that, for the period commencing at the consummation of the Merger and ending on December 31, 2014, the employees of the Company and its subsidiaries who remain employed with the surviving corporation will receive base compensation and bonus opportunities that are at least as favorable as those provided by the Company and our subsidiaries immediately prior to the consummation of the Merger. Through December 31, 2014, Buyer will, or will cause us as the surviving corporation to, continue to maintain the employee benefit plans maintained within or outside the United States without material amendment, except as required by applicable law or previously disclosed to us by Buyer in the confidential disclosures the Company delivered in connection with the Merger Agreement.

Guarantee

Concurrently with the execution of the Merger Agreement and as a condition to the Company’s willingness to enter into the Merger Agreement, Sumitomo Corporation entered into the Guarantee in favor of the Company and the Majority Stockholders, guaranteeing, subject to the terms and conditions of the Guarantee, the due and punctual observance, payment, performance and discharge of the obligations of Buyer and Merger Sub pursuant to the Merger Agreement and the Exchange and Termination Agreement.

The foregoing description of the Guarantee does not purport to be a complete description and is qualified in its entirety by reference to the Guarantee, a copy of which is attached to this information statement as Annex D and which is incorporated by reference into this information statement. This summary may not contain all of the information about the Guarantee that is important to you. We encourage you to read the Guarantee carefully and in its entirety.

Specific Enforcement

In the event of a breach or threatened breach of any covenant or obligation in the Merger Agreement, the non-breaching party will be entitled to seek to obtain an order of specific performance to enforce the observance and performance of such covenant or obligation and an injunction restraining such breach or threatened breach.

VOTING AGREEMENT

The following summary describes certain material provisions of the Voting Agreement and is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached to this information statement as Annex B and which is incorporated by reference into this information statement. This summary may not contain all of the information about the Voting Agreement that is important to you. We encourage you to read the Voting Agreement carefully and in its entirety.

Voting Covenants

Under the Voting Agreement, the Majority Stockholders agreed to execute and deliver the Written Consent as soon as practicable following the Company’s request after execution and delivery of the Voting Agreement and the Merger Agreement.

Each of the Majority Stockholders also agreed, while the Voting Agreement remains in effect and subject to certain exceptions, to vote or execute consents, as applicable, with respect to certain of their Voting Stock:

•	in favor of the adoption of the Merger Agreement and any related proposal in furtherance thereof, as reasonably requested by Buyer;

•	against any action or agreement that the Majority Stockholders know is in opposition to the Merger or that the Majority Stockholders know would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Majority Stockholders under the Voting Agreement; and

•	against any takeover proposal and against any other action, agreement or transaction that the Majority Stockholders know would impede, interfere with, delay, postpone, discourage, frustrate the purposes of, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the Voting Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Principal Stockholders of their obligations under the Voting Agreement.

While the Voting Agreement remains in effect, each of the Majority Stockholders is prohibited from transferring any Voting Stock that is subject to the Voting Agreement, subject to certain exceptions.

“No Shop” Obligations

Each of the Majority Stockholders agreed, subject to certain exceptions, that it will not, and will not authorize any of its affiliates or representatives to, directly or indirectly:

•	solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any takeover proposal to the Company;

•	conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries, to any third party that the Majority Stockholder is aware is seeking to make, or has made, any takeover proposal;

•	enter into any agreement in principle, letter of intent, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any takeover proposal;

•	make or participate in, directly or indirectly, a solicitation of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of our Class A Stock, other than to recommend that stockholders of the Company vote in favor of the adoption of the Merger Agreement; or

•	agree to do any of the foregoing.

The foregoing restrictions do not prohibit the Majority Stockholders, or their respective representatives, from participating in discussions or negotiations regarding a takeover proposal to the extent the Company is permitted to take such actions in accordance with the terms of the Merger Agreement. In addition, the Majority Stockholders are required to notify Buyer within 24 hours after the receipt of any third party takeover proposal, disclosing the terms thereof.

Termination

The Voting Agreement will terminate, and the written consent of each of the Majority Stockholders shall be deemed null and void and have no further effect, upon the earliest to occur of:

•	the termination of the Merger Agreement in accordance with its terms;

•	the closing date of the Merger; or

•	the delivery of written notice by Buyer to the Majority Stockholders of the termination of the Voting Agreement.

Additionally, each Majority Stockholder has the right to terminate the Voting Agreement following any amendment of the Merger Agreement.

EXCHANGE AND TAX RECEIVABLE TERMINATION AGREEMENT

The following summary describes certain material provisions of the Exchange and Termination Agreement and is qualified in its entirety by reference to the Exchange and Termination Agreement, a copy of which is attached to this information statement as Annex C and which is incorporated by reference into this information statement. This summary may not contain all of the information about the Exchange and Termination Agreement that is important to you. We encourage you to read the Exchange and Termination Agreement carefully and in its entirety.

Exchange of Class B Stock and interests in EDG Holdco LLC owned by Majority Stockholders

Pursuant to the Exchange and Termination Agreement, immediately prior to the Effective Time, the shares of Class B Stock held by the Majority Stockholders, together with the corresponding membership units in EDG Holdco, will be exchanged (the “Exchange”) for Class A Stock (on a one-for-one basis with the number of shares of Class B Stock they hold) in accordance with the Exchange Agreement (the “EM Exchange Agreement”) dated as of May 2, 2012, by and among the Company, EDG Holdco and EM, and the Exchange Agreement (the “B&L Exchange Agreement” and together with the EM Exchange Agreement, the “Exchange Agreements”) dated as of May 2, 2012, by and among the Company, EDG Holdco and B&L.

Termination of the Tax Receivable Agreements

Additionally, immediately prior to the Effective Time, the Tax Receivable Agreement, dated as of May 2, 2012 (the “EM Tax Receivable Agreement”), by and between the Company and EM, and the Tax Receivable Agreement dated as of May 2, 2012 (the “B&L Tax Receivable Agreement” and together with the EM Tax Receivable Agreement, the “Tax Receivable Agreements”), by and between the Company and B&L, will be terminated without any payment by the Company or Buyer. Under the Tax Receivable Agreements, the Company had previously agreed to make certain payments to the Majority Stockholders equal to 85% of the reduction of the Company’s liability for U.S. federal, state, local and franchise taxes allowed as a result of additional depreciation, amortization and imputed interest tax deductions arising from transactions described in the Exchange Agreements such as the Exchange. If the Tax Receivable Agreements are not terminated, the Majority Stockholders would be, in addition to payments triggered by the Exchange, entitled to receive certain payments under the EM Tax Receivable Agreement as a result of Bourland and Leverich Supply Co. LLC’s cash redemption of Edgen Murray Corporation’s interest in Bourland and Leverich Supply Co. LLC (which occurred during the three months ended March 31, 2013) if the Company were able to use the additional depreciation, amortization and imputed interest tax deductions resulting from the cash redemption of Edgen Murray Corporation’s interest in Bourland and Leverich Supply Co. LLC. As a result of the termination of the Tax Receivable Agreements, the Majority Stockholders will forego the right to receive any payments under the Tax Receivable Agreements.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is a summary of the material United States federal income tax consequences to holders of Class A Stock whose shares are converted to cash in the Merger. This summary does not address any tax consequences of the Merger arising under the laws of any state, local or foreign jurisdiction or United States federal laws other than United States federal income tax laws and does not address tax considerations applicable to holders who receive cash pursuant to the exercise of appraisal rights. This discussion is based on the Code, applicable United States Treasury Regulations, published positions of the Internal Revenue Service (the “IRS”), court decisions and other applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address all aspects of United States federal income taxation that may be applicable to holders of Class A Stock in light of their particular circumstances or holders of Class A Stock subject to special treatment under United States federal income tax law, such as:

•	entities treated as partnerships for United States federal income tax purposes, S corporations or other pass-through entities;

•	holders who hold Class A Stock as part of a straddle, hedging transaction, synthetic security, conversion transaction or other integrated investment or risk reduction transaction;

•	holders whose functional currency is not the U.S. dollar;

•	United States expatriates;

•	holders who acquired Class A Stock through the exercise of employee stock options or otherwise as compensation;

•	holders subject to the United States alternative minimum tax;

•	banks, insurance companies and other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	brokers or dealers in securities or foreign currencies; and

•	traders in securities that elect mark-to-market treatment.

Holders of Class A Stock should consult their own tax advisors to determine the particular tax consequences to them of the receipt of cash in exchange for shares of the Class A Stock pursuant to the Merger (including the application and effect of any state, local or non-United States income and other tax laws).

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Class A Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding shares of Class A Stock should consult their tax advisors regarding the tax consequences of the Merger.

This discussion applies only to holders that hold their shares of Class A Stock as a capital asset within the meaning of Section 1221 of the Code.

Tax Consequences of the Merger to U.S. Holders

The term “U.S. holder” means a beneficial owner of Class A Stock that is:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia or any entity otherwise treated as a domestic corporation under the Code;

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

The exchange of shares of Class A Stock for cash in the Merger will generally be a taxable transaction to U.S. holders for United States federal income tax purposes. In general, a U.S. holder whose shares of Class A Stock are converted to cash in the Merger will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Class A Stock (i.e., shares of Class A Stock acquired at the same cost in a single transaction) owned by a U.S. holder. Such gain or loss will generally be treated as long-term capital gain or loss if the U.S. holder’s holding period for the shares of Class A Stock exceeds one year at the time of the completion of the Merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

Tax Consequences of the Merger to Non-U.S. Holders

The term “non-U.S. holder” means a beneficial owner of Shares that is not a U.S. holder.

Subject to the discussion below under “—Backup Withholding,” any gain realized by a non-U.S. holder upon the exchange of shares of Class A Stock for cash in the Merger will not be subject to U.S. federal income tax unless:

•	such non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the completion of the Merger and certain other conditions are met, in which case such non-U.S. holder may be subject to a 30% U.S. federal income tax (or a reduced rate under an applicable income tax treaty) on such non-U.S. holder’s net gain realized; or

•	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained by such non-U.S. holder in the United States), in which case such non-U.S. holder generally will be taxed in the same manner as a U.S. holder (as described above), except that if such non-U.S. holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a reduced rate under an applicable income tax treaty).

Backup Withholding

Under the “backup withholding” provisions of the Code, a holder (or beneficial owner) may be subject to information reporting and backup withholding on any cash payments such holder receives in exchange for shares of Class A Stock in the Merger. However, a holder (or beneficial owner) generally will not be subject to backup withholding if:

•	in the case of a U.S. holder who is not exempt (as described below), such U.S. holder furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on a duly completed IRS Form W-9 (or applicable successor form) included in the letter of transmittal and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	such holder provides proof that it is otherwise exempt from backup withholding (including, in the case of a corporation, by providing a duly completed IRS Form W-9 (or applicable successor form) claiming exempt status or, in the case of a non-U.S. holder, by providing a duly completed IRS Form W-8 (or applicable successor form) claiming foreign status).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a holder’s (or beneficial owner’s) United States federal income tax liability, provided that such holder timely furnishes the required information to the IRS. Each holder (or beneficial owner) of common shares should consult its own tax advisors as to the qualification for an exemption from backup withholding and the procedures for obtaining such exemption.

This summary of material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the Merger and to receive payment in cash for the “fair value” of your shares of Class A Stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, but exclusive of any element of value arising from the accomplishment or expectation of the Merger, in lieu of the Merger Consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. Company stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed properly and in a timely manner by a Company stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex F to this information statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of Class A Stock immediately prior to the Effective Time as to which appraisal rights are asserted, unless otherwise indicated.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, either the constituent corporation before the effective date of the merger or the surviving or resulting corporation, within ten days after the effective date of the merger, must notify each of its stockholders that appraisal rights are available, and must include in each such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice of appraisal rights under Section 262 to the holders of shares of Class A Stock and Section 262 of the DGCL is attached to this information statement as Annex F. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex F carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Holders of shares of Class A Stock who desire to exercise their appraisal rights must deliver a written demand for appraisal of their shares of the Company within 20 days after the date of mailing of this information statement and the notice attached hereto, which date is [            ] [    ], 2013. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Class A Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of Class A Stock on the date the written demand for appraisal is made and you must continue to hold such shares of Class A Stock through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Class A Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

All written demands for appraisal should be addressed to Edgen Group Inc., 18444 Highland Road, Baton Rouge, Louisiana 70809, Attn: General Counsel.

To be effective, a demand for appraisal by a Company stockholder must be made by, or in the name of, such registered Company stockholder, fully and correctly. Beneficial owners who do not also hold the shares of Class A Stock of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a brokerage firm, bank, trust or other nominee, submit the required demand in respect of those shares. If shares of Class A Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary, and if the shares of Class A Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners, and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Class A Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Class A Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Class A Stock as to which appraisal is sought. Where no number of shares is expressly stated, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Class A Stock in an account with a brokerage firm, bank, trust or other nominee, and you wish to exercise appraisal rights, you are urged to consult with your brokerage firm, bank, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

Within 10 days after the Effective Time, the surviving corporation must give written notice that the Merger has become effective to each former Company stockholder who has properly asserted appraisal rights under Section 262 of the DGCL. At any time within 60 days after the Effective Time, any Company stockholder who has demanded an appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party, will have the right to withdraw his, her or its demand and to accept the cash payment specified by the Merger Agreement for his, her or its shares of Class A Stock; after this period, the Company stockholder may withdraw such demand for appraisal only with the written consent of the surviving corporation. Within 120 days after the Effective Time of the Merger, any Company stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Class A Stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the Company the statement described in the previous sentence. Such written statement will be mailed to the requesting Company stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the Effective Time, but not thereafter, either the surviving corporation or any Company stockholder who has complied with the requirements of Section 262 of the DGCL, and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Class A Stock held by such stockholder. A person who is the beneficial owner of shares of Class A Stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a Company stockholder, service of a copy of such petition must be made upon the Company, as the surviving corporation. The surviving corporation has no obligation to file such a petition if there are dissenting Company stockholders. Accordingly, the failure of a Company stockholder to file such a petition within the period specified could nullify the Company stockholder’s previously written demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and Company stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, Company stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is timely filed by a Company stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Company stockholders who have demanded an appraisal of their shares, and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice is made to dissenting Company stockholders who demanded appraisal of their shares as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those Company stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights thereunder. Under Delaware law, the Delaware Court of Chancery may require stockholders who have demanded appraisal of their shares and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any such stockholder who holds stock represented by certificates fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery determines which Company stockholders are entitled to appraisal of their shares of Class A Stock, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will appraise the shares of Class A Stock, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly, and will accrue at 5% over the Federal Reserve discount rate (including any surcharge), as established from time to time during the period between the closing date of the Merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to Company stockholders entitled to receive the same (in the case of shares represented by certificates, payment will not be made until following surrender of such certificates).

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Class A Stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement if you did not seek appraisal of your shares. Investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Merger, are not opinions as to fair value under Section 262 of the DGCL. No representation is made as to the outcome of the appraisal of fair value by the Delaware Court of Chancery.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and Company stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a Company stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any Company stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any Company stockholder who had demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose, or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the Effective Time; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if the Company stockholder delivers a written withdrawal of his, her or its demand for appraisal, and an acceptance of the terms of the Merger within 60 days after the Effective Time, then the right of that Company stockholder to appraisal will cease and that Company stockholder will be entitled to receive the cash payment for shares of his, her or its shares of Class A Stock pursuant to the Merger Agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Company stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any Company stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal, and to accept the cash that such holder would have received pursuant to the Merger Agreement within 60 days after the effective date of the Merger.

In view of the complexity of Section 262 of the DGCL, Company stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE OF THE CLASS A STOCK AND DIVIDEND INFORMATION

The Class A Stock is traded on the NYSE under the symbol “EDG.” The following table sets forth on a per share basis the low and high intraday sales prices of our Class A Stock as reported by the NYSE since April 27, 2012, the date shares of Class A Stock were first traded on the NYSE:

Period	High	Low
2012
First quarter	n/a	n/a
Second quarter(1)	$9.50	$7.10
Third quarter	$8.99	$7.21
Fourth quarter	$8.55	$6.31
2013
First quarter	$8.63	$6.99
Second quarter	$7.52	$5.67
Third quarter	$8.67	$6.25
Fourth quarter	n/a	n/a

(1)	From April 27, 2012 through June 29, 2012

The closing price of shares of Class A Stock on the NYSE on September 30, 2013, the last trading day prior to the announcement of the Merger Agreement, was $7.60 per share. The closing price of Class A Stock on the NYSE on [            ] [    ], 2013 was $[            ] per share. As of October 1, 2013, the Company had 18,971,805 shares of Class A Stock issued and outstanding and 24,343,138 shares of Class B Stock issued and outstanding. As of September 30, 2013, the Company had approximately 89 holders of record of Class A Stock and two holders of record of Class B Stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial holders, but whose shares are held in street names by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

We have not previously declared or paid, and we do not plan to declare or pay in the foreseeable future, any cash dividends on our Class A Stock. We presently intend to retain all of the cash our business generates to meet our working capital requirements, retire debt and fund future growth. Any future payment of cash dividends will depend on the financial condition, capital requirements, business prospects and other factors the Board may deem relevant. In addition, our outstanding indebtedness limits, and we anticipate any additional future indebtedness may limit, our ability to pay dividends. See “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Note 9—Debt Obligations” to our combined consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, for further discussion.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that we sent to certain stockholders, we are sending only one copy of this information statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of this information statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Corporate Secretary, Edgen Group Inc., 18444 Highland Road, Baton Rouge, Louisiana 70809. We will promptly send additional copies of this information statement upon receipt of such request. You also may contact us at the same mailing address provided above or by telephone at (225) 756-9868 if you received multiple copies of this information statement and would prefer to receive a single copy in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

In connection with our initial public offering, we entered into two separate Exchange Agreements with the Majority Stockholders, which, subject to certain limitations and the terms specified in the applicable Exchange Agreement, allow each Majority Stockholder to exchange from time to time their shares of Class B Stock and membership units of EDG Holdco for shares of Class A Stock on a one-for-one basis (subject to customary adjustments for stock splits, distributions and similar events) or, at our election, cash, as provided by the applicable Exchange Agreement.

Pursuant to the Exchange and Termination Agreement, immediately prior to the Effective Time and for no additional consideration in the Merger or other payments to them, the Majority Stockholders have agreed to the Exchange. Additionally, pursuant to the Exchange and Termination Agreement, the Company has irrevocably waived its right to elect to pay cash to the Majority Stockholders in lieu of shares of Class A Stock in connection with the Exchange.

The following table sets forth, as of September 30, 2013 and after giving effect to the Exchange, how much Class A Stock is owned by (i) our directors, (ii) our named executive officers, (iii) all our executive officers and directors as a group and (iv) all persons who are known to own beneficially more than 5% of our Class A Stock (both prior, and after giving effect, to the Exchange):

	SHARES OF CLASS A STOCK BENEFICIALLY OWNED(1)
	NUMBER	PERCENT
Principal stockholders:
Edgen Murray II, L.P.(2)	12,615,230	29.1
Bourland & Leverich Holdings LLC(2)	11,727,908	27.1
FMR LLC(3)	2,446,178	5.7
KDI Capital Partners, LLC(4)	1,618,710	3.7
Executive Officers and Directors:
Daniel J. O’Leary(6)	925,718	2.1
David L. Laxton, III(6)	381,147		*
Robert F. Dvorak(7)	182,563		*
Craig S. Kiefer(6)	210,279		*
Daniel D. Keaton(6)(10)	96,546		*
Nicholas Daraviras(8)	—	—
James L. Luikart(5)(8)	24,373,138	56.3
Edward J. DiPaolo(9)	68,631		*
Samir G. Gibara(6)	20,463		*
Cynthia L. Hostetler(6)	20,463		*
John J. Kennedy(6)	14,091		*
All officers and directors as a group (10 persons)	26,293,039	60.7

*	Less than 1%
(1)	Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power, investment power, or both, and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.
(2)

EM is controlled by its general partner, Edgen Murray II GP, LLC, which is in turn controlled by Jefferies Capital Partners IV, L.P. Jefferies Capital Partners IV, L.P. also controls B&L pursuant to the amended and restated operating agreement of B&L. Brian P. Friedman, who is the President of the general partner of this fund, and James L. Luikart, who is the Executive Vice President of the general partner of this fund, are the managing members of the manager of this fund and may be considered the beneficial owners of the shares owned by this fund. Messrs. Friedman and Luikart share voting and investment power over the shares of Class A Stock and Class B Stock held by each of EM and B&L through their management of JCP, but they each expressly disclaim beneficial ownership of such shares, except to the extent of each of their pecuniary interests therein. The address for this fund is 520 Madison Avenue, 10th Floor, New York, New York 10022. Prior to the exercise of the Exchange, all outstanding shares of Class B Stock are held by EM and B&L, which is controlled by this fund. As a result, this fund is the beneficial owner of all of our outstanding Class B Stock. Mr. Friedman also directly owns and has the power to dispose of and vote 455,535 shares of Class A Stock acquired by him in the open market.
(3)	Based on Schedule 13G/A filed on July 10, 2013 by FMR LLC with the SEC. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. FMR LLC beneficially owns 12.9% of the shares of Class A Stock without giving effect to the Exchange.
(4)	Based on Form 13F filed on August 7, 2013 by KDI Capital Partners, LLC with the SEC. The address of KDI Capital Partners, LLC is 4101 Lake Boone Trail, Suite 218, Raleigh, North Carolina 27607. KDI Capital Partners, LLC beneficially owns 8.5% of the shares of Class A Stock without giving effect to the Exchange.
(5)	Consists of 30,000 shares held by Mr. Luikart directly and 24,343,138 shares held by EM and B&L, which are controlled by Jefferies Capital Partners IV, L.P. Mr. Luikart, who is the Executive Vice President of the general partner of Jefferies Capital Partners IV, L.P., is a managing member of the manager of this fund and may be considered the beneficial owner of the shares owned by this fund, but he expressly disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(6)	The address of each such person is c/o Edgen Group Inc., 18444 Highland Road, Baton Rouge, Louisiana 70809.
(7)	The address of Mr. Dvorak is P.O. Box 778, Pampa, Texas 79066-0778.
(8)	The address of each such person is c/o Jefferies Capital Partners, 520 Madison Avenue, 12th Floor, New York, New York 10022.
(9)	The address of Mr. DiPaolo is 363 N. Sam Houston Parkway East, Suite 550, Houston, Texas 77060.
(10)	Effective April 19, 2013, Mr. Keaton ceased to serve as Senior Vice President and Chief Accounting Officer of the Company and assumed the operational role of Senior Vice President, Americas for the Edgen Murray brand of our E&I segment.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the reporting requirements of the Exchange Act. Accordingly, the Company files current, quarterly and annual reports, information statements and other information with the SEC. You may read and copy these reports, information statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. The Company’s SEC filings also are available to the public at the Internet website maintained by the SEC at www.sec.gov.

The Company also makes available free of charge through its website its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive information statements and reports on Forms 3, 4 and 5 pursuant to Section 16 of the Exchange Act, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. The Company’s Internet website address is www.edgengroup.com. The information located on, or hyperlinked or otherwise connected to, the Company’s website is not, and shall not be deemed to be, a part of this information statement or incorporated into any other filings that we make with the SEC.

The Company incorporates information into this information statement by reference, which means that the Company discloses important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this information statement, except to the extent superseded by information contained in this information statement or by information contained in documents filed with the SEC after the date of this information statement. This information statement incorporates by reference the documents set forth below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013; and

•	The Company’s Current Reports on Form 8-K filed with the SEC on January 30, 2013, February 7, 2013, February 21, 2013, April 16, 2013, April 18, 2013, July 22, 2013, and October 1, 2013.

We also incorporate by reference into this information statement additional documents that the Company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from and after the date of this information statement; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may obtain copies of any of these filings by contacting the Company at the following address or phone number or by contacting the SEC as described above. Documents incorporated by reference are available from the Company without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this information statement, by requesting them in writing or by telephone at:

Edgen Group Inc.

18444 Highland Road

Baton Rouge, Louisiana 70809

Attn: Investor Relations

Telephone: (225) 756-9868

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this information statement. This information statement is dated [            ] [    ], 2013. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

EDGEN GROUP INC.

and

SUMITOMO CORPORATION OF AMERICA

and

LOCHINVAR CORPORATION

dated as of

October 1, 2013

(continued)

(continued)

Exhibits

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Exchange and Tax Receivable Termination Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Certificate of Incorporation
Exhibit E	Form of Stockholder Consent
Exhibit F	Form of Acceptable Confidentiality Agreement
Exhibit G	Form of Guarantee

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of October 1, 2013, by and among Edgen Group Inc., a Delaware corporation (the “Company”), Sumitomo Corporation of America, a New York corporation (“Parent”), and Lochinvar Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of Class A common stock, par value $.0001 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth in this Agreement, unanimously approved this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company the guarantee of Sumitomo Corporation, a corporation organized under the laws of Japan (“Guarantor”), dated as of the date hereof, in substantially the form of Exhibit G hereto, in favor of the Company with respect to the obligations of Parent and Merger Sub under this Agreement (the “Guarantee”);

WHEREAS, following the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into an agreement, substantially in the form of Exhibit A hereto (the “Voting Agreement”), with Parent pursuant to which each such stockholder has agreed, among other things, to vote (or act by written consent with respect to) its Voting Stock in favor of the adoption of this Agreement;

WHEREAS, following the execution and delivery of this Agreement, as a condition and material inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into the Exchange and Tax Receivable Termination Agreement, substantially in the form attached hereto as Exhibit B (the “Exchange and Termination Agreement”), with the Company, Parent and EDG Holdco LLC, a Delaware limited liability company (“EDG Holdco”), pursuant to which, immediately prior to the Closing, the Tax Receivable Agreements will be terminated and the Class B common stock, par value $0.0001 per share, of the Company (“Class B Stock” and, together with the Company Common Stock, the “Voting Stock”), together with the corresponding interests (the “LLC Interests”) in EDG Holdco, will be exchanged (the “Exchange”) for Company Common Stock immediately prior to the Effective Time pursuant to the Exchange Agreement (the “EM Exchange Agreement”) dated as of May 2, 2012, by and among the Company, EDG Holdco and Edgen Murray II, L.P., and the Exchange Agreement (the “B&L Exchange Agreement” and together with the EM Exchange Agreement, the “Exchange Agreements”) dated as of May 2, 2012, by and among the Company, EDG Holdco and Bourland & Leverich Holdings LLC, it being understood that the Exchange and the Merger, taken collectively, are a series of related transactions; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub will merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Houston, Texas time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Norton Rose Fulbright, 1301 McKinney Suite 5100, Houston, Texas 77010, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date;” provided, however, that any party may participate remotely by electronic delivery of documents and/or funds.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause a certificate of merger (the “Certificate of Merger”), in substantially the form attached hereto as Exhibit C, to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit D hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 1.06 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 2.01(a), and (ii) Dissenting Shares) will be converted into the right to receive $12.00 in cash, without interest (the “Merger Consideration”). For the avoidance of doubt, any shares of Company Common Stock issuable pursuant to the Exchange Agreements shall be deemed to be issued and outstanding for the purposes of this Article II (whether or not certificates therefor have been issued by the Company).

(c) Class B Stock. Each share of Class B Stock outstanding or held in treasury after giving effect to the Exchange and immediately prior to the Effective Time shall be cancelled and retired and will cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.03, each holder of a certificate formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

(e) Conversion of Merger Sub Capital Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.02 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) to act as the agent for the purpose of payment of the Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Common Stock (the “Book-Entry Shares”). Parent will enter into a paying agent agreement with the Paying Agent prior to the Closing Date. At or prior to the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit in trust, with the Paying Agent, sufficient cash in U.S. dollars to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (the “Payment Fund”). If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash in U.S. dollars with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose. Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. As promptly as reasonably practicable after the Effective Time and in any event no later than the third (3rd) Business Day following the Closing, Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent) for use in such exchange; provided that, with respect to any holder of Company Common Stock whose shares were converted into Merger Consideration pursuant to Section 2.01(b) and who appears at the Closing in person or by authorized representative, the Paying Agent shall provide the letter of transmittal and instructions for use to such holder at the Closing.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share as promptly as reasonably practicable upon (i) surrender to the Paying Agent of a Certificate (or effective affidavits of loss in lieu thereof), together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates (or effective affidavits of loss in lieu thereof) or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to Parent pursuant to Section 2.02(e). Nothing contained herein and no investment losses resulting from investment of the Payment Fund shall diminish the rights of any holder of Certificates or Book-Entry Shares to receive the Merger Consideration as provided herein.

Section 2.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate (or effective affidavits of loss in lieu thereof) formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.04 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement and the issuance of shares of Company Common Stock pursuant to the Exchange Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.05 Withholding Rights. Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.06 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying

Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

Section 2.07 Treatment of Stock Options and Restricted Stock.

(a) The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the consummation of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other Person, cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 2.05. Parent shall cause the Surviving Corporation to pay the holders of Company Stock Options the amounts due under this Section 2.07(a) no later than five (5) Business Days after the Effective Time, provided that if, at the Effective Time, Parent has not received the information reasonably necessary for the payments required pursuant to this Section 2.07(a) to be made, such time period shall not commence until Parent has received such reasonably necessary information.

(b) The Company shall take all requisite action so that each restricted share of Company Common Stock (the “Company Restricted Stock”) that is outstanding immediately prior to the Effective Time, shall be, by virtue of the consummation of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of such Company Restricted Stock or any other Person, vested, free of restriction and cancelled and converted into the right of the holder to receive the Merger Consideration, without interest, as provided in Section 2.01(b).

(c) When any payment pursuant to Section 2.07(a) (in respect of Company Stock Options) or pursuant to Section 2.07(b) (in respect of Company Restricted Stock held by employees of the Company or its Subsidiaries) becomes payable at the Closing or in accordance with Section 2.02, as applicable, any such payment shall first be made to the regular payroll account of the Company, and the Company or the Surviving Corporation, as applicable, shall pay to the applicable recipient of such payment such amount less any Taxes required to be withheld in accordance with Section 2.05 in full payment thereon.

(d) At or prior to the Effective Time, the Company, the Company Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs (a) and (b) of this Section 2.07.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company SEC Documents filed on or after March 15, 2013, other than any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward looking in nature (it being agreed that any matter disclosed in such Company SEC Documents shall be deemed to qualify this Article III only to the extent that it is readily apparent from such disclosure the Section or Sections of this Agreement to which such disclosure is relevant), or (b) the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed, to be in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. Each of the Company’s Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company’s Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed, to be in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, as of the date of this Agreement (but after giving effect to the Exchange), directly or indirectly, a wholly-owned Subsidiary of the Company, (x) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (y) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens (x) imposed by applicable securities Laws, (y) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of the Company or (z) arising pursuant to the Credit Agreement or the Indenture. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 435,656,862 shares of Company Common Stock, (ii) 24,343,138 shares of Class B Stock, all of which will be exchanged in the Exchange immediately prior to the Effective Time pursuant to the Exchange Agreements, and (ii) 40,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock”). As of the close of business on September 11, 2013, (x) 18,971,805 shares of Company Common Stock were issued and outstanding, (y) 24,343,138 shares of Class B Stock were issued and outstanding and (z) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. Since the close of business on September 11, 2013, the Company has not issued any shares of capital stock (other than shares issued upon exercise of Company Stock Options or shares issued after the date hereof as permitted by Section 5.01) or split or combined or reclassified any of its shares of capital stock. All of the outstanding shares of capital stock of the

Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company.

(b) Stock Awards.

(i) As of the close of business on September 11, 2013, an aggregate of 1,530,288 shares of Company Common Stock were subject to issuance pursuant to Company Stock Options granted under the Edgen Group Inc. 2012 Omnibus Incentive Plan (the plans referred to immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the “Company Stock Plans”). Since the close of business on September 11, 2013, the Company has not issued or granted any Company Equity Awards (other than grants made or shares issued after the date hereof as permitted by Section 5.01). Section 3.02(b)(i) of the Company Disclosure Letter sets forth as of the close of business on September 11, 2013 a list of each outstanding Company Equity Award granted under the Company Stock Plans and (A) the name of the holder of such Company Equity Award, (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, (C) the exercise price, purchase price or similar pricing of such Company Equity Award, and (D) the date on which such Company Equity Award was granted or issued. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(ii) Except for the Company Stock Plans and as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Stock Options, the Company Restricted Stock and pursuant to the Exchange Agreements, as of the date hereof, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of the Company, (B) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) Except for the Exchange Agreements, in connection with the vesting or exercise of a Company Equity Award and as set forth in Section 3.02(b)(iii) of the Company Disclosure Letter, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c) No Voting Debt. Neither the Company nor any of its Subsidiaries has issued or outstanding any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right).

(d) Company Subsidiary Securities. As of the date hereof, except as set forth in the Exchange Agreements and the EDG Holdco Operating Agreement, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for capital stock, voting securities or other ownership interests in any Subsidiary of the Company, (ii) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Company, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03 Authority; Non-contravention; Governmental Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of the Voting Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. The delivery of the Stockholder Consent will constitute the Requisite Company Vote. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-contravention. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 3.03(c) and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) except as set forth on Section 3.03(b) of the Company Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any department, instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority, or public international organization (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and reports as may be required pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the New York Stock Exchange, LLC (“NYSE”); (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval. The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that this Agreement, including the “agreement of merger” contained in this Agreement, be submitted to Company’s stockholders for adoption, and (iv) resolved to recommend that Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”).

(e) Takeover Statutes. Assuming the representations and warranties of Parent and Merger Sub in Section 4.08 are true and correct, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.04 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since April 26, 2012 (the “Company SEC Documents”). The Company has made available (including via the SEC’s EDGAR filing system) to Parent all such Company SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC

Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. As of the date filed with the SEC, none of the Company SEC Documents (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. In addition, the Company and each of its Subsidiaries has, consistent with the requirements of 15 U.S.C. § 78m(b), in all material respects (i) made and kept books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and each of its Subsidiaries, (ii) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (I) transactions were executed in accordance with management’s general or specific authorization; (II) transactions were recorded as necessary: (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (2) to maintain accountability for assets, (III) access to assets was only permitted in accordance with management’s general or specific authorizations; and (IV) the recorded accountability for assets was compared with the existing assets at reasonable intervals and appropriate action was taken with respect to any differences.

(d) Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 3.04(d) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(e) Undisclosed Liabilities. The balance sheet of the Company dated as of June 30, 2013 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (v) have been discharged or paid in full prior to the date of this Agreement, or (vi) are of a nature not required to be reflected on the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

(f) Off-balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(g) Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since April 26, 2012, neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NYSE, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05 Absence of Certain Changes or Events. Since June 30, 2013 through the date of this Agreement, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in all material respects in the ordinary course of business and there has not been or occurred any Company Material Adverse Effect or any event, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06 Taxes.

(a) Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all federal and foreign national Tax Returns, and all material state, local and other income, franchise or other Tax Returns required to be filed by them. Such

Tax Returns are true, complete and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice and automatic extensions of time to file Tax Returns. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP). The Company’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Since the date of the Company’s most recent financial statements, neither the Company nor any of its Subsidiaries has (i) made or revoked any material election in respect of Taxes, (ii) changed any accounting method in respect of Taxes, (iii) filed any amendment to a material Tax Return, (iv) incurred any material liability for Taxes outside the ordinary course of business, (v) settled any claim or assessment in respect of any material Taxes, or (vi) surrendered the right to claim a refund of material Taxes.

(b) Withholding. The Company and each of its Subsidiaries have withheld and paid all Taxes which are material to the Company and that are required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party and have materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) Liens. There are no Liens for material unpaid Taxes upon the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(d) Tax Deficiencies and Tax Audits. No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any Taxing Authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations, or agreements to extend the time with respect to any Tax assessment or deficiency, in each case that are currently in effect with respect to material Taxes of the Company or any of its Subsidiaries. There are no Tax audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice indicating an intention to begin a material Tax audit or other review with respect to the Company or any of its Subsidiaries.

(e) Tax Jurisdictions. Since January 1, 2010, no claim has ever been made in writing by any Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to material Taxes in that jurisdiction.

(f) Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any Taxing Authority with respect to any material Taxes, nor is any such written request outstanding.

(g) Consolidated Groups, Transferee Liability and Tax Agreements. Since January 1, 2010, neither the Company nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis (other than a group the common parent of which was the Company), (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or any has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement.

(h) Section 355 or 361. Neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 or 361 of the Code.

(i) Substantial Understatement. The Company and its Subsidiaries have disclosed on its Tax Returns all positions taken therein that could give rise to a “substantial understatement of income tax” within the meaning of Section 6662 of the Code that would result in Taxes that are material to the Company.

(j) Reportable Transactions. Neither the Company nor any of its Subsidiaries has participated in, is currently participating in, or has any liability for the payment of any Tax resulting from a Person’s participation in: (i) any “reportable transaction” as defined in Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b), or (ii) any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Tax Law.

The representations and warranties made in this Section 3.06 (along with certain representations and warranties made in Section 3.12) represent the sole and exclusive representations and warranties of the Company regarding Tax matters.

Section 3.07 Intellectual Property.

(a) Certain Owned Company IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Entity or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing.

(b) Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to Company-Owned IP, free and clear of all Liens other than Permitted Liens (other than Company IP Agreements), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company-Owned IP, together with the Intellectual Property licensed to the Company or its Subsidiaries under the Company IP Agreements listed in Section 3.07(d) of the Company Disclosure Letter (collectively, “Company IP”), constitutes all of the material Intellectual Property used in the business of the Company and its Subsidiaries as currently conducted.

(c) Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries has taken reasonable steps to maintain the Company-Owned IP and to protect and preserve the confidentiality of all Trade Secrets included in the Company-Owned IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Company IP Agreements. Section 3.07(d) of the Company Disclosure Letter contains a complete and accurate list of all Company IP Agreements. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Company or any of its Subsidiaries under any of the Company IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating or misappropriating any Company Intellectual Property.

(f) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; (ii) challenging the validity, enforceability or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08 Compliance; Permits.

(a) Compliance. The Company and each of its Subsidiaries is and, since April 26, 2012, has been in compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since April 26, 2012, no Governmental Entity has issued any written notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Permits. The Company and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since April 26, 2012, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Limitation. The foregoing notwithstanding, the representations and warranties in Section 3.08(a) and Section 3.08(b) shall not be deemed to be made with respect to the Company’s compliance with, or Company Permits with respect to, (i) Section 3.06 (Taxes), (ii) Section 3.12 (Employee Matters) or Section 3.14 (Environmental Matters).

(d) Bribery. Without limiting the generality of Section 3.08(a), neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any of their respective Affiliates, employees, agents, contractors, designees, ultimate beneficial owners, partners or members, nor any other party acting on its behalf (collectively, the “Company Parties” or singularly each a “Company Party”), is taking and, since September 30, 2008, has taken, any action that would result in a violation by such Person of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act 2010, or any other applicable anti-corruption law (collectively, the “Anti-Bribery Laws” or singularly, each an “Anti-Bribery Law”), except where such violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries and, to the Knowledge of the Company, the other Company Parties are and, since September 30, 2008, have been in compliance with all legal requirements under, and are not in violation of, any Anti-Bribery Laws, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Company Party, since September 30, 2008, has received any written notice, whether formal or informal, from any Person that alleges that any Company Party has or may have violated, is not or may not be in compliance with, has or may have any liability under, or is being or may be investigated by any Governmental Entity for violations of, any Anti-Bribery Laws.

(e) OFAC. The Company and each Company Party is in compliance in all material respects with all Laws administered by the US Treasury Office of Foreign Assets Control (“OFAC”) or any other Governmental

Entity imposing economic sanctions and trade embargoes (“Economic Sanctions Laws”) against designated countries, entities and persons (collectively, “Embargoed Targets”). The Company and each Company Party is not an Embargoed Target or otherwise subject to any Economic Sanctions Law.

Section 3.09 Litigation. As of the date hereof, there is no claim, action, suit, arbitration, proceeding or, to the Knowledge of the Company, governmental investigation (each, a “Legal Action”), pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Brokers’ and Finders’ Fees. Except for fees payable to Citigroup Global Markets Inc. (the “Company Financial Advisor”) pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, a reasonably redacted copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.11 Related Party Transactions. Since April 26, 2012, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than the Company’s Subsidiaries), on the other hand that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act and that have not been so disclosed in the Company SEC Documents.

Section 3.12 Employee Matters.

(a) Schedule. Section 3.12(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits, including each severance, retention, change in control or consulting plan, in each case whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its ERISA Affiliates for the benefit of any current or former employee, independent contractor, consultant or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any of its ERISA Affiliates has any material Liability, in each case, other than a Foreign Company Employee Plan as defined in Section 3.12(i) (collectively, the “Company Employee Plans”).

(b) Documents. The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter, opinion letter, or advisory letter received regarding the tax-qualified status of each Company Employee Plan, (iii) the most recent financial statements for each Company Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Company Employee Plan, (v) the current summary plan description for each Company Employee Plan and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c) Employee Plan Compliance. (i) Each Company Employee Plan (other than any multi-employer plans within the meaning of Section 3(37) of ERISA (each a “Multi-employer Plan”)) has been established,

administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received timely determination or opinion letters from the IRS to the effect that such Company Employee Plans are so qualified and, as of the date hereof, no such determination or opinion letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and to the Knowledge of the Company, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its ERISA Affiliates, where applicable, have timely made all material contributions and other material payments required by and due under the terms of each Company Employee Plan and applicable Law; (iv) as of the date hereof, there are no material audits, inquiries or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Entity with respect to any Company Employee Plan; (v) as of the date hereof, there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for individual benefits); and (vi) to the Knowledge of the Company, neither the Company nor any of its ERISA Affiliates has engaged in a transaction that would subject the Company or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) Neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or similar provisions of the Code or foreign Law or regulations relating to employee benefit plans.

(e) Certain Company Employee Plans. No Company Employee Plan is a Multi-employer Plan or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its ERISA Affiliates has at any time within the six years immediately preceding the date hereof contributed to or had any liability or obligation in respect of any such Multi-employer Plan or multiple employer plan; no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; no Company Benefit Plan is subject to the minimum funding standards of Sections 302 or 303 of ERISA or Sections 412 or 430 of the Code; and no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except pursuant to COBRA or other applicable Law, and neither the Company nor any ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except pursuant to COBRA or other applicable Law.

(g) No Company Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(h) Effect of Transaction. Except as contemplated by this Agreement, neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(i) Foreign Company Employee Plans. Section 3.12(i) of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of each material plan program or arrangement that would have been a Company Employee Plan but for the fact that it is maintained outside the United States, other than any plan, program or arrangement required to be contributed to by the applicable Laws of any non-U.S. jurisdiction and primarily maintained and operated by an applicable Governmental Entity (collectively, the “Foreign Company Employee Plans”), and the Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of each Foreign Company Employee Plan and each amendment thereto in each case that are in effect as of the date hereof. Each Foreign Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws. Each Foreign Company Employee Plan that is intended to qualify for favorable tax treatment is so-qualified or is entitled to rely on a determination or opinion letter to that effect from the relevant authorities in the applicable jurisdiction and, as of the date hereof, no such determination or opinion letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and to the Knowledge of the Company, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status. As of the date hereof, there are no material audits, inquiries or Legal Actions pending or, to the Knowledge of the Company, threatened by any Governmental Entity having authority over a Foreign Company Employee Plan with respect to any such plan. As of the date hereof, there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for individual benefits). The Company and its Subsidiaries, where applicable, have timely made all material contributions and other material payments required by and due under the terms of each Foreign Company Employee Plan and applicable Law. No taxes, penalties or fees are due by the Company or any of its Subsidiaries with respect to any Foreign Company Employee Plan as a result of the failure of such Foreign Company Employee Plan to be established, maintained or administered in compliance with applicable Laws. No Foreign Company Employee Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA (whether or not the Foreign Company Employee Plan is subject to ERISA).

(j) Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other collective bargaining representative representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k) Labor. Except for terms of employment required by Law, neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States has occurred in the last two (2) years or is pending or, to the Knowledge of the Company, threatened, and no material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States has occurred in the last two (2) years or is pending or, to the Knowledge of the Company, threatened. Except for terms of employment required by Law, as of the date hereof, none of the Company Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is no Legal Action, election petition, union card signing or other union organizing activity of or by any labor organization, trade union or work council directed at the Company or any of its Subsidiaries, or any Company Employees. As of the date hereof, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, or unfair labor practices, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Real Property and Personal Property Matters.

(a) Owned Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 3.13(a) of the Company Disclosure Letter contains a true and complete list (including street addresses), as of the date hereof, of all material Owned Real Estate. As of the date hereof, neither the Company nor any of its Subsidiaries (i) currently lease all or any part of any material Owned Real Estate to other Persons or (ii) has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any material Owned Real Estate. To the Knowledge of the Company, the current use and occupancy of the Owned Real Estate and the operation of the Company’s or any of its Subsidiaries’ business as currently conducted thereon do not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded Contract affecting such Owned Real Estate (collectively, the “Encumbrance Documents”). Neither the Company nor any of its Subsidiaries has received any notice of unresolved violation of any Encumbrance Documents. No adverse claims to title to or an interest in any Owned Real Estate exists or has been threatened in writing, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Section 3.13(b) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease, the names of the lessor and lessee (and sublessor and sublessee, as applicable) and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (y) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. As of the date hereof and except as set forth on Section 3.13(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Company or any of its Subsidiaries entered into with any other Person (other than another wholly-owned Subsidiary of the Company) any sublease, license or other agreement that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of material Leased Real Estate. The Company has delivered or otherwise made available to Parent true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries thereof leases, subleases or licenses, as tenant, any Leased Real Estate.

(c) General Real Estate Matters. The Company Real Estate comprises all material real property used by the Company and its Subsidiaries for the operation of its business as currently conducted thereon. Each parcel of Company Real Estate has access to a dedicated public street, either directly or through means of an easement that is appurtenant to the parcel of the Company Real Estate to which it relates, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All improvements, buildings and fixtures located on the Company Real Estate are in good condition and repair, reasonable wear and tear excepted, and sufficient for the operation of the Company’s and its Subsidiaries’ business as currently conducted thereon, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

Section 3.14 Environmental Matters. Except as set forth on Section 3.14 of the Company Disclosure Letter and except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are, and since December 31, 2008, have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b) Neither the Company nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Materials, except in compliance with Environmental Laws, at any Real Estate, or (ii) to the Knowledge of the Company, exposed any employee or any third party to any Hazardous Materials under circumstances reasonably expected to give rise to any material Liability or obligation of the Company or any of its Subsidiaries under any Environmental Law.

(c) Neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the Knowledge of the Company, there is no threatened Legal Action against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation on the Company or any of its Subsidiaries with respect to any of the foregoing (other than Leases and other agreements entered into in the ordinary course of business).

(d) The Company and its Subsidiaries have made available to Parent and Merger Sub copies of non-privileged reports in their possession reflecting, to the extent known, the Environmental Conditions of the soil, surface water, groundwater and sediments underlying the Real Estate, and any violations of Environmental Law by the Company or any of its Subsidiaries known to either the Company or any of its Subsidiaries that have not been remedied.

Section 3.15 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (x) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (A) the Company or another wholly-owned Subsidiary thereof or (B) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iii) any Contract that restricts in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location, except for such Contracts that are terminable by the Company or such Subsidiary without material penalty upon 90 days’ or less notice to the counterparty;

(iv) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries of assets with a fair market value in excess of $3,000,000 (other than a Company Acquisition Agreement and other than purchases or sales of products in the ordinary course of business);

(v) any Contract that contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole, except for (x) customer Contracts and (y) such Contracts that are terminable by the Company or such Subsidiary without material penalty upon 90 days’ or less notice to the counterparty;

(vi) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive basis with any third party, except for (x) customer Contracts and (y) such Contracts that are terminable by the Company or such Subsidiary without material penalty upon 90 days’ or less notice to the counterparty;

(vii) any partnership, joint venture or similar Contract that is material to the Company and its Subsidiaries taken as a whole;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $1,000,000, other than (x) accounts receivables and payables, and (y) loans to or from direct or indirect wholly-owned Subsidiaries of the Company;

(ix) any employee collective bargaining agreement or other Contract with any labor union, except for terms of employment required by Law;

(x) any Contract that contains a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business;

(xi) any material Company IP Agreement; or

(xii) other than purchases or sales of products in the ordinary course of business, any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $5,000,000 in any year and which is not otherwise described in clauses (i)–(xi) above and which is not terminable without material penalty upon 90 days’ or less notice to the counterparty.

(b) Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available (including via the SEC’s EDGAR filing system) to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto (subject to redactions of competitively sensitive information and other information the disclosure of which may constitute a default of or breach under such Company Material Contract).

(c) No Breach. (i) All the Company Material Contracts are valid and binding on the Company or its applicable Subsidiary in all material respects, enforceable against it in accordance with its terms in all material respects (except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity), and is in full force and effect in all material respects (except to the extent that any Company Material Contract expires or has expired in accordance with its terms), (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has materially violated any provision of, or materially failed to perform any obligation required under the provisions of, any Company Material Contract, and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in material breach, or has received written notice of material breach, of any Company Material Contract.

Section 3.16 Certain Information. The Information Statement or Proxy Statement, as applicable (and any amendment thereof), will not, when filed with the SEC and at the time it is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference therein. The Information Statement or Proxy Statement, applicable, will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

Section 3.17 Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor (and, if it is in writing, a copy of such opinion will be delivered to Parent solely for informational purposes after receipt thereof by the Company) to the effect that, as of the date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than holders that enter into or are party to exchange or voting agreements or similar undertakings in connection with the Merger or related transactions and their respective Affiliates), it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent, Merger Sub or their respective Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.02 Authority; Non-contravention; Governmental Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) subject to compliance with the requirements set forth in clauses (i)-(iv) of Section 4.02(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (ii) such filings and reports as may be required pursuant to the Securities Act or the Exchange Act in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country or the rules and regulations of the NYSE; and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.03 Certain Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Information Statement or Proxy Statement, as applicable (or any amendment thereof) will, when filed with the SEC and at the time it is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Information Statement or Proxy Statement, as applicable, based on information supplied by or on behalf of Company in writing expressly for inclusion or incorporation by reference therein.

Section 4.04 Financial Capability. Parent has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement, including the treatment of Company Stock Options and Company Restricted Stock pursuant to Section 2.07 and all payments, fees and expenses payable by the Company, Parent or Merger Sub related to or arising out of the consummation of the transactions contemplated by this Agreement (collectively, the “Closing Amounts”), including any amounts necessary to refinance (or repay as a result of any acceleration arising as a result of the transactions contemplated by this Agreement) any of the Company’s indebtedness (collectively, the “Refinancing Amounts”), and on the Closing Date, immediately prior to the Effective Time, will have sufficient cash, available lines of credit or other sources of immediately available, unrestricted funds to enable Parent to pay in cash the Closing Amounts and the Refinancing Amounts.

Section 4.05 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any Order, whether temporary, preliminary or permanent, imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.06 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly (including pursuant to derivative contracts) any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company and none of Parent, its Subsidiaries, including Merger Sub, or its Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock except pursuant to this Agreement and the transactions contemplated hereby.

Section 4.07 Operations of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.08 Brokers’ and Finders’ Fees. Parent and Merger Sub have not, directly or indirectly, entered into any Contract with any Person that would obligate the Company or any of its Affiliates to pay any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.09 DGCL Section 203. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has either Parent or Merger Sub been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.10 No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Agreement or in any certificate delivered pursuant hereto, neither the Company nor any other person on behalf of the Company is making any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or the Exchange Agreements or as required by applicable Law or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), conduct its business in all material respects in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, use its commercially reasonable efforts to keep available the services of its and its Subsidiaries’ current officers and key employees, use its commercially reasonable efforts to preserve its and its Subsidiaries’ present relationships with material customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or the Exchange Agreements or as set forth on Section 5.01 of the Company Disclosure Letter or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) amend or propose to amend its certificate of incorporation or by-laws (or other comparable organizational documents);

(b) (i) split, combine or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company

Securities or Company Subsidiary Securities, except pursuant to the Company Stock Plans, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiary) or make any payments in connection with the Tax Receivable Agreements or the Operating Agreement (in the case of this clause (iii), other than tax distributions for periods ending on or after December 31, 2012 in accordance with the terms of the Exchange and Termination Agreement);

(c) issue, sell, pledge, dispose of or encumber any Company Securities or Company Subsidiary Securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of shares of Company Common Stock in respect of other equity compensation awards outstanding under Company Stock Plans as of the date of this Agreement in accordance with their terms, (iii) transactions exclusively among the Company and its Subsidiaries or among the Company’s Subsidiaries, or (iv) Liens pursuant to documents set forth on the Company Disclosure Letter or (v) the formation of wholly-owned Subsidiaries;

(d) except as required by applicable Law or by any Company Employee Plan, Foreign Company Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation or bonus payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, except in connection with the Company’s compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under (other than for administrative or ministerial matters) or accelerate rights under any Company Employee Plans, Foreign Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan or Foreign Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan or Foreign Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans or Foreign Company Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person (other than the Company’s Subsidiaries) in excess of $3,000,000 in the aggregate;

(f) (i) except for transactions exclusively among the Company and its Subsidiaries or among the Company’s Subsidiaries, transfer, license, sell, lease or otherwise dispose of any assets outside of the ordinary course of business (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Subsidiary of the Company, provided that the foregoing shall not prohibit the Company and its Subsidiaries from (A) transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, (B) the lease and sublease of Owned Real Property and Leased Real Property in the ordinary course of business, in each case which are not material to the Company or its Subsidiaries, or (C) sales or other dispositions of Owned Real Estate not utilized in the operations of the Company or its Subsidiaries, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) repurchase, prepay, incur, amend or modify any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, (ii) any indebtedness for borrowed money among the Company and its Subsidiaries or among the Company’s Subsidiaries; (iii) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.01(g), and (iv) indebtedness incurred in the ordinary course of business under the Credit Agreement, existing letters of credit or other existing credit facilities;

(h) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder, except with respect to those Company Material Contracts entered into, amended or terminated in the ordinary course of business; provided that the Company shall not enter into Company Material Contracts described by Section 3.15(a)(xii) that are supply side distribution Contracts with suppliers who have not previously been suppliers of the Company or any of its Subsidiaries;

(i) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $5,000,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company included in the Company SEC Documents or (iii) any Legal Action that would not prohibit or restrict the Company and its Subsidiaries from operating their businesses in substantially the same manner as operated as of the date of this Agreement; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change (i) required by a change in GAAP or applicable Law or (ii) required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization);

(k) (i) settle or compromise any material Tax claim, audit or assessment, (ii) make, change or revoke any material Tax election, change any annual Tax accounting period or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability (except to permit the application of such refund, offset or other reduction against future Tax liabilities of the Company or any of its Subsidiaries) or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance under which the Company or its Subsidiaries is obligated to make payment or incur expenses in excess of $5,000,000 in any year and which is not terminable without material penalty upon less than 90 days’ notice to the counterparty;

(m) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Company IP, other than in the ordinary course of business consistent with past practice;

(o) make or commit to make any capital expenditures in excess of $3,000,000 in the aggregate, except for the expenditures contemplated by the capital budgets set forth in Section 5.01 of the Company Disclosure Letter or for expenditures required by law or in response to actual or threatened casualty loss or property damage; or

(p) agree or commit to do any of the foregoing.

Section 5.02 [Intentionally Omitted]

Section 5.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earliest to occur of (i) the Effective Time, (ii) (A) the conditions set forth in Section 6.01 and Section 6.02 having been satisfied (other than conditions that by their nature are to be satisfied at the Closing), (B) the Company irrevocably confirming by written notice to Parent that the conditions in Section 6.03 (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied or that it is willing to waive any unsatisfied condition in Section 6.03 and (C) the Merger not having been consummated within two (2) Business Days after the delivery of such notice, or (iii) the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”), reasonable access, during the normal business hours, on reasonable prior notice and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish as promptly as reasonably practicable to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time, other than any such matters that relate to the negotiation and execution of this Agreement or (except as required by Section 5.04) to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions, provided that neither Parent nor Parent’s Representative shall be permitted to conduct any environmental or otherwise intrusive sampling. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would (i) jeopardize the protection of attorney-client privilege, competitively sensitive information or trade secrets or contravene any Law or (ii) violate any of the Company’s or its Subsidiaries’ obligations with respect to confidentiality (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated February 8, 2013, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.04 No Solicitation.

(a) Subject to Section 5.04(b), the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ Representatives to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 5.04 (such as answering unsolicited phone calls or advising parties of the existence of this Section 5.04) shall not be deemed to “facilitate” or “encourage” for purposes of this Section 5.04(a)) the submission of any Takeover Proposal, or (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any third party that the Company is aware is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (iii) enter into any agreement in principle, letter of intent, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Subject to Section 5.04(b), neither the Company Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or recommend a Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer (other than the Exchange) for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”); provided that any disclosure permitted by Section 5.04(b)(iv) shall not be deemed to be a Company Adverse Recommendation Change. Subject to Section 5.04(b), the Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal.

(b) Notwithstanding Section 5.04(a), at any time following the date of this Agreement and prior to (x) the later of (A) 11:59 p.m., New York City time on the 30th day after the date of this Agreement and (B) if, prior to 11:59 p.m., New York City time on the 30th day after the date of this Agreement, the Company has delivered the Superior Proposal Notice, 11:59 p.m., New York City time on the expiration date of the Superior Proposal Notice Period (the “Stockholder Consent End Date”) in the event that the Stockholder Consent is delivered to the Company in accordance with Section 5.05 or (y) the date on which the Requisite Company Vote is obtained at a meeting called to consider the Merger (the “Stockholder Approval Date”) in the event the Stockholder Consent is not delivered to the Company in accordance with Section 5.05 and this Agreement is not terminated in accordance with Section 7.03(c), the Company and the Company Board, as applicable, directly or indirectly through any Representative, may, subject to Section 5.04(c), (i) participate in negotiations or discussions with any third party that has made a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and financial advisors, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to Parent), (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change and/or enter into the Company Acquisition Agreement constituting such Superior Proposal, (iv) make public disclosure in response to an Intervening Event, (v) amend or grant a waiver or release under a standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries (vi) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL and (vii) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (vii), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal or from issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would be inconsistent with its obligations under applicable Law.

(c) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after it becomes aware of the receipt by the Company (or any of its Representatives) after the date hereof of any Takeover Proposal or any inquiry that would reasonably be expected to lead to a Takeover Proposal. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal or inquiry. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Takeover Proposal, or inquiry, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with prompt notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide Parent with any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party after the date hereof, and, to the extent such information has not been previously provided to Parent, copies of such information.

(d) Except as set forth in this Section 5.04(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to (x) 11:59 p.m., New York City time, on the Stockholder Consent End Date (in the event that the Stockholder Consent is delivered to the Company in accordance with Section 5.05), or (y) the Stockholder Approval Date (in the event that the Stockholder Consent is not delivered to the Company in accordance with Section 5.05 of this Agreement and is not terminated in accordance with Section 7.03(c)), the Company Board may make a Company Adverse Recommendation Change in accordance with Section 5.04(b)(iii) or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent (the “Superior Proposal Notice”), in writing, at least five (5) Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement and the Guarantee so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments; and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and financial advisors, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement and the Guarantee.

Section 5.05 Stockholder Consent; Preparation of Information Statement.

(a) Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall seek and shall use its reasonable best efforts to obtain an irrevocable written consent, in the form attached hereto as Exhibit E, from each of the stockholders of the Company that is a party to the Voting Agreement, which stockholders shall hold a majority of the Voting Stock (such written consent, as duly executed and delivered by all such holders, the “Stockholder Consent”). As soon as practicable upon receipt of the Stockholder Consent, the Company shall provide Parent with a copy of such Stockholder Consent, certified as true and complete by an executive officer of the Company. If such Stockholder Consent is not delivered to the Company and Parent within 24 hours after the execution of this Agreement (the “Stockholder Consent Delivery Period”), Parent shall have the right to terminate this Agreement as set forth in Section 7.03(c). In connection with the Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, and the Company Charter Documents.

(b) As promptly as reasonably practicable after the date of this Agreement (and in any event within ten (10) Business Days after the date hereof), the Company shall, with the assistance (not to be unreasonably withheld, delayed or conditioned) of Parent, prepare and file with the SEC an information statement of the type contemplated by Rule 14c–2 under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”). The Information Statement shall also contain (i) the notice of action by written consent required by Section 228(e) of the DGCL and (ii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Information Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Information Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Information Statement which shall have become materially false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and shall provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall, in good faith, consider the reasonable comments of Parent. As promptly as reasonably practicable after the Information Statement has been cleared by the SEC or after ten (10) calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c–2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to the Company’s stockholders of record in accordance with Sections 228 and 262 of the DGCL. In the event the Stockholder Consent is not obtained and Parent does not terminate this Agreement, in each case, as provided in Section 5.05(a), then as soon as practicable after the conclusion of the Stockholder Consent Delivery Period, the Company shall prepare and file with the SEC a proxy statement related to the Merger and this Agreement (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement and use its reasonable best efforts to obtain the Requisite Company Vote.

Section 5.06 Notices of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Actions commenced, or to such party’s knowledge, threatened, against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement, and (iv) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b) or Section 6.02(e) of this Agreement (in the case of the Company and its Subsidiaries) or Section 6.03(a) or Section 6.03(b) of this Agreement (in the case of Parent and Merger Sub), to be satisfied. In no event shall (x) the delivery of any notice by a party pursuant to this Section 5.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty. This Section 5.06 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).

Section 5.07 Employees; Benefit Plans.

(a) During the period commencing at the Effective Time and ending on December 31, 2014 (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with base compensation and bonus opportunities that are at least as favorable to those provided by the Company and its subsidiaries immediately prior to the Effective Time and all other benefits that are, in the aggregate, at least as favorable as such benefits provided by the Company and its Subsidiaries immediately prior to the Effective Time. In addition, without limiting the generality of the foregoing, Parent shall, or shall cause the Surviving Corporation to, continue to maintain and operate the Company Employee Plans and Foreign Company Employee Plans without material amendment (except as required by applicable Laws or as set forth on Section 5.07 of the Company Disclosure Schedule) through December 31, 2014.

(b) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding both any retiree healthcare plans or programs maintained by Parent or any of its Subsidiaries and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Parent Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes, except for vacation, if applicable) in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Employee Plan or Foreign Company Employee Plan.

(c) This Section 5.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.07, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.07. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 5.07 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.

(d) With respect to matters described in this Section 5.07, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

Section 5.08 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or its Subsidiaries or any of their respective predecessors and each Person who served at the request of the Company or its Subsidiaries as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.08, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) From and after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall jointly and severally indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) maintain in effect for a period of six (6) years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries and other Indemnified Parties when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the directors’ and officers’ liability insurance and fiduciary liability insurance with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries and other Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(d) The obligations of Parent and the Surviving Corporation under this Section 5.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.08 applies shall be third party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.08.

The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.09 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary material permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary material registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary material consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided that, in each case, the parties hereto agree that no party to this Agreement shall take any actions pursuant to the foregoing clauses with respect to Governmental Entities without the consent of the other parties hereto. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

(b) Without limiting the generality of the undertakings pursuant to Section 5.09(a) hereof, the parties hereto shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided that in the case of the filing under the HSR Act, such filing shall be made within ten (10) Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) subject to the terms set forth in Section 5.09(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.09, if any objections are asserted or if any suit is instituted (or threatened to be instituted) by a Governmental Antitrust Authority or any private party with respect to any of the transactions contemplated hereby that would prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts, and cause their Affiliates to use their reasonable best efforts, to resolve any such objections or suits so as to permit consummation of the transactions contemplated hereby, including, in the case of Parent and Merger Sub, but not the Company, by (i) selling, holding separate, licensing or otherwise disposing of any assets of the Company, Parent, Merger Sub or any of their respective Subsidiaries or conducting its business in a manner which would resolve such objections or suits, (ii) agreeing to sell, hold separate or otherwise dispose of any assets of the Company, Parent, Merger Sub or any of their respective Subsidiaries or conduct its business in a manner which would resolve such objections or suits or (iii) permitting the sale, holding separate or other disposition of, any assets of the Company, Parent, Merger Sub or any of their respective Subsidiaries or the conducting of its business in a manner which would resolve such objections or suits; provided, that any such action with respect to the assets of the Company or its Subsidiaries shall be conditioned upon the consummation of the Merger; and provided, further, that notwithstanding anything to the contrary in this Section 5.09 or any other provision of this Agreement, neither the Company nor Parent shall be required in order to resolve any objections asserted under Antitrust Laws with respect to the transactions contemplated by this Agreement to commit to any obligation or action that is reasonably likely to be materially adverse to the oil country tubular goods businesses of the Company, the Parent and their respective Subsidiaries, taken as a whole.

Section 5.10 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 5.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, that each party may issue such press releases or make any such public statements in connection with any dispute between the parties hereto regarding this Agreement without obtaining the other parties’ prior written consent.

Section 5.11 Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.12 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.13 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 5.14 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Requisite Company Vote. This Agreement shall have been duly adopted by the Requisite Company Vote and, if obtained by the Stockholder Consent, the Information Statement shall have been mailed to Stockholders of the Company (in accordance with Regulation 14C of the Exchange Act) at least 20 days prior to the Closing.

(b) Regulatory Approvals. Any waiting period applicable to the consummation of the Merger under the Antitrust Laws (including the HSR Act), or any extension thereof, shall have expired or been terminated.

(c) No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a) (first sentence), Section 3.02(a) (second sentence), Section 3.02(b)(i) (first sentence), Section 3.03(a) and Section 3.10) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 3.02(a) (second sentence), Section 3.02(b)(i) (first sentence) and Section 3.10 shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date), (iii) the representations and warranties contained in Section 3.03(a) shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), and (iv) the representations and warranties contained in Section 3.01(a) (first sentence) shall be true and correct in all material respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Tax Receivable Agreements. The Tax Receivable Agreements shall have been terminated without any cost to the Company, Parent or any of their respective Subsidiaries.

(d) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Officers Certificate. Parent will have received a certificate of the Company, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(d) hereof.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement and the representations and warranties of the Guarantor set forth in the Guarantee shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement and Guarantor’s ability to consummate its obligations set forth in the Guarantee.

(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder. Guarantor shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it in the Guarantee.

(c) Officers Certificate. The Company will have received a certificate of Parent, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

Section 6.04 Invoking Certain Provisions. If Parent and Merger Sub wish to invoke any of the conditions set forth in Section 6.02 as a basis not to consummate the Merger, Parent or Merger Sub, as applicable, will have the burden of proof to establish that such condition has not been satisfied. If the Company wishes to invoke any of the conditions set forth in Section 6.03 as a basis not to consummate the Merger, the Company will have the burden of proof to establish that such condition has not been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.

Section 7.02 Termination By Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if the Merger has not been consummated on or before December 31, 2013 (the “End Date”); provided that if on December 31, 2013, the condition to the Closing set forth in Section 6.01(a) shall not have been satisfied or duly waived by all parties hereto entitled to the benefit of such condition, then the End Date shall be extended to and including January 31, 2014; provided, further, that if on December 31, 2013, or January 31, 2014, as the case may be, the conditions to the Closing set forth in Section 6.01(b) or Section 6.01(c) shall not have been satisfied or duly waived by all parties entitled to the benefit of such condition, but all other conditions to the Closing shall have been satisfied (or, in the case of conditions that, by their terms, are to be satisfied at the Closing, shall be capable of being satisfied on December 31, 2013, or January 31, 2014, as the case may be) or duly waived by all parties entitled to the benefit of such conditions, then the End Date shall be extended to and including June 30, 2014; provided, further, that the End Date or any other date set forth in this Section 7.02(a) may be extended by mutual agreement of the Company and Parent; provided further, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date; or

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order.

Section 7.03 Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have willfully and intentionally breached or failed to perform the covenants and agreements set forth in Section 5.04, (iv) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of the actions specified in this Section 7.03(a); or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in

Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 7.03(b) and the basis for such termination; provided further, that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(c) if, within 24 hours of the execution of this Agreement, the Stockholder Consent evidencing the Requisite Company Vote, duly executed by each stockholder of the Company party to the Voting Agreement, shall not have been delivered to Parent and the Company; provided, that this provision shall cease to have any force and effect upon receipt of the Stockholder Consent by Parent; and provided further, that Parent shall only be permitted to exercise the right to terminate this Agreement pursuant to this Section 7.03(c) for two (2) days following the expiration of the Stockholder Consent Delivery Period.

Section 7.04 Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if prior to (x) 11:59 p.m., New York City time, on the Stockholder Consent End Date (in the event that the Stockholder Consent is delivered to the Company in accordance with Section 5.05) or (y) the Stockholder Approval Date (in the event that the Stockholder Consent is not delivered to the Company in accordance with Section 5.05 and this Agreement is not terminated in accordance with Section 7.03(c)), the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.04(b) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or on the part of the Guarantor set forth in the Guarantee, such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.04(b) and the basis for such termination; provided further, that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(c) if (i) the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing), (ii) the Company has irrevocably confirmed by written notice to Parent that the conditions in Section 6.03 (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied or that it is willing to waive any unsatisfied condition in Section 6.03 and (iii) the Merger shall not have been consummated within five (5) Business Days after the delivery of such notice.

Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to the Guarantee (to the extent set forth therein), Section 5.03(b), this Section 7.05, Section 7.06 and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and intentional breach by another party of any of its representations, warranties, covenants and other agreements set forth in this Agreement. For purposes of this Agreement, “willful and intentional breach” means a material breach or failure to perform that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such an act will cause a material breach of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 7.06 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Parent pursuant to Section 7.03(a)(i) or Section 7.03(a)(ii), then the Company shall pay to Parent by wire transfer of same day funds, as promptly as possible (but in any event within three (3) Business Days) after such termination, a fee in an amount equal to the Termination Fee.

(b) If this Agreement is terminated by Parent pursuant to Section 7.03(c), then the Company shall pay Parent or its designees by wire transfer of same day funds, as promptly as possible (but in any event within three (3) Business Days) following the delivery by Parent of an invoice therefor, all Expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the transactions contemplated by this Agreement (the “Parent Expenses”); provided that the Company shall not be required to pay more than an aggregate of $8,000,000 in Parent Expenses pursuant to this Section 7.06(b).

(c) If this Agreement is terminated by the Company pursuant to Section 7.04(a), the Company shall pay to Parent or its designees by wire transfer of same day funds, as promptly as possible (but in any event within three (3) Business Days) after such termination, the Termination Fee.

(d) The parties agree and understand that (i) in no event shall the Company be required to pay the Parent Expenses or Termination Fee, as applicable, on more than one occasion and (ii) in no event shall Parent be entitled, pursuant to this Section 7.06, to receive an amount greater than the Parent Expenses or Termination Fee, as applicable. Anything to the contrary in this Agreement notwithstanding (A) if Parent receives the Parent Expenses or Termination Fee from the Company pursuant to this Section 7.06, such payment shall be the sole and exclusive remedy of the receiving party against the paying party and its Subsidiaries and their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives and none of the paying party, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, provided that the Parent Expenses shall not be the exclusive remedy in the case of a willful and intentional breach of this Agreement but the Parent Expenses shall be credited against any damages determined to be due, and (B) if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Parent Expenses or Termination Fee, as applicable, pursuant to this Section 7.06, the amount of such Parent Expenses or Termination Fee, as applicable, shall be reduced by the aggregate amount of such payments made by the party paying the Parent Expenses or Termination Fee, as applicable, in respect of any such breaches. The parties acknowledge and hereby agree that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(e) Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

Section 7.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Company Common Stock without such approval.

Section 7.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are not materially less favorable to the Company than those contained in the Confidentiality Agreement; provided, that the form attached hereto as Exhibit F is deemed acceptable; provided further, that such confidentiality agreement shall not in any way prohibit the making or amendment of a Takeover Proposal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 3.03(c).

“Anti-Bribery Laws” has the meaning set forth in Section 3.08(d).

“B&L Exchange Agreement” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 2.02(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 2.01(d).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” has the meaning set forth in Section 3.01(b).

“Class B Stock” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 1.02.

“Closing Amounts” has the meaning set forth in Section 4.04.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in Section 2.05.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.04(a).

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.04(a).

“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals. For the avoidance of doubt, except in the case of Section 3.17, Company Common Stock shall include shares of Company Restricted Stock and shares issued by the Company pursuant to the Exchange.

“Company Continuing Employees” has the meaning set forth in Section 5.07(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article III.

“Company Employee” has the meaning set forth in Section 3.12(a).

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company Equity Award” means a Company Stock Option, shares of Company Restricted Stock or a phantom stock award, as the case may be.

“Company Financial Advisor” has the meaning set forth in Section 3.10.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, under which (i) the Company or any of its Subsidiaries uses or has the right to use any material Intellectual Property owned by a third party or (ii) the Company or any of its Subsidiaries has granted a license to a third party to use any material Company-Owned IP, other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse, to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any events, occurrences, facts, conditions or changes arising out of, relating to or resulting from any of the following, alone or in combination, be deemed to constitute or be taken into account in determining whether there has been or may be a Company Material Adverse Effect: (a) changes generally affecting the U.S. economy, or any other national or regional economy of the world; (b) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region of the world; (c) changes in the financial, credit, banking, securities or commodities markets in the United States or any other country or region in the world (including any disruption thereof and any change in the price of any security, commodity (including oil, natural gas and steel) or any market index); (d) changes in GAAP or other accounting standards (or interpretations thereof); (e) changes in any Laws or other binding directives issued by any Governmental Entity (or interpretations thereof); (f) any change in the market price or trading volume of the Company Common Stock; (g) the occurrence of any hurricane, earthquake, or other natural disasters; (h) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (i) the announcement or pendency of the transactions contemplated by this Agreement, including any loss of employees, customers or suppliers or any litigation arising out of or relating to this Agreement or the transactions contemplated by this Agreement; (j) any acts or omissions of the Company or any of its Subsidiaries taken at the request of Parent or Merger Sub or with prior written consent of Parent or Merger Sub after the date of this Agreement, (k) any acts or omissions of Parent or Merger Sub prior to the Effective Time, or (l) general conditions in the industry in which the Company and its Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Parties” has the meaning set forth in Section 3.08(d).

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Restricted Stock” has the meaning set forth in Section 2.07(b).

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b).

“Company Stock Option” has the meaning set forth in Section 2.07(a).

“Company Stock Plans” has the meaning set forth in Section 3.02(b).

“Company Stockholder Meeting” means the special meeting of the Stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Confidentiality Agreement” has the meaning set forth in Section 5.03(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Credit Agreement” means that certain Loan, Security and Guarantee Agreement, dated as of December 20, 2012 (as may be amended, amended and restated, supplemented or otherwise modified from time to time), among each of the lenders party thereto, Bank of America, N.A., as the Administrative Agent, Collateral Agent and Security Trustee, the Company and certain subsidiaries of the Company party thereto.

“DGCL” has the meaning set forth in Section 1.01.

“Dissenting Shares” has the meaning set forth in Section 2.03.

“Economic Sanctions Laws” has the meaning set forth in Section 3.08(e).

“EDG Holdco” has the meaning set forth in the Recitals.

“EDG Holdco Operating Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of EDG Holdco, dated as of May 2, 2012.

“Effective Time” has the meaning set forth in Section 1.03.

“Embargoed Targets” has the meaning set forth in Section 3.08(e).

“EM Exchange Agreement” has the meaning set forth in the Recitals.

“Encumbrance Documents” has the meaning set forth in Section 3.13(a).

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Conditions” means any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the release or emission of any Hazardous Materials.

“Environmental Laws” means any applicable Law, applicable Permits and any applicable Order or binding agreement with any Governmental Entity relating to (a) the control of any potential pollution or protection of the air, water, land strata or subsurface strata from releases of or exposure to Hazardous Materials, (b) the use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Material, and (c) exposure to Hazardous Materials. The term “Environmental Law” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (to the extent related to worker exposure to Hazardous Materials), and any state, county, or local regulations similar thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person, including any trade or business, whether or not incorporated, that, together with the Company, as of any date during the six-year period immediately preceding the Closing Date, was or is required to be treated as a single employer under Section 414 of the Code.

“Exchange” has the meaning set forth in the Recitals.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Exchange Agreements” has the meaning set forth in the Recitals.

“Exchange and Termination Agreement” has the meaning set forth in the Recitals.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Information Statement or the Proxy Statement, as applicable, the filing of any required notices under the HSR Act or Foreign Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger other transactions contemplated hereby.

“FCPA” has the meaning set forth in Section 3.08(d).

“Foreign Antitrust Laws” has the meaning set forth in Section 3.03(c).

“Foreign Company Employee Plans” has the meaning set forth in Section 3.12(i).

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.09(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Guarantee” has the meaning set forth in the Recitals.

“Guarantor” has the meaning set forth in the Recitals.

“Hazardous Material” means any (a) toxic or hazardous materials, wastes or substances; (b) friable asbestos, polychlorinated biphenyls, mercury and flammable or explosive materials; (c) radioactive materials; (d) petroleum wastes and petroleum products; and (e) any other chemical, pollutant, contaminant, substance or waste that is regulated as toxic or hazardous by any Governmental Entity under any Environmental Law.

“HSR Act” has the meaning set forth in Section 3.03(c).

“Indemnified Party” has the meaning set forth in Section 5.08(a).

“Indemnifying Parties” has the meaning set forth in Section 5.08(b).

“Indenture” means that certain Indenture, dated as of October 16, 2012 (as may be amended, amended and restated, supplemented or otherwise modified from time to time), among The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, the Company and certain subsidiaries of the Company party thereto.

“Information Statement” has the meaning set forth in Section 5.05(b).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights (“Patents”); (c) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights (“Copyrights”); (d) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing (“Trademarks”); (e) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation (“Software”); and (g) Internet domain name registrations.

“Intervening Event” means, with respect to the Company, a material event or circumstance that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Company Board as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Company Board prior to the later of (i) the time at which the Company receives the Requisite Company Vote and (ii) the Stockholder Consent End Date.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when used with respect to the Company, the actual knowledge of Daniel J. O’Leary, David L. Laxton, III, J. Michael Robinson, Jr., Craig Kiefer and Joell Keller.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lease” shall mean all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” has the meaning set forth in Section 3.09.

“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“LLC Interests” has the meaning set forth in the Recitals.

“Maximum Premium” has the meaning set forth in Section 5.08(c).

“Merger” has the meaning set forth in Section 1.01.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Multi-employer Plan” has the meaning set forth in Section 3.12(c).

“NYSE” has the meaning set forth in Section 3.03(c).

“OFAC” has the meaning set forth in Section 3.08(e).

“Operating Agreement” means the Amended and Restated Limited Liability Company Operating Agreement dated May 2, 2012 by and between EDG Holdco LLC, Edgen Group Inc., Edgen Murray II, L.P., and Bourland & Leverich Holdings LLC.

“Order” has the meaning set forth in Section 3.09.

“Owned Real Estate” shall mean any real estate owned in fee by Company or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of the Company’s and its Subsidiaries’ rights thereto, including without limitation, all easements, rights of way and appurtenances relating thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 5.07(b).

“Parent Expenses” has the meaning set forth in Section 7.06(b).

“Paying Agent” has the meaning set forth in Section 2.02(a).

“Payment Fund” has the meaning set forth in Section 2.02(a).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Liens for which Parent or Merger Sub are insured for loss or related damages by a title insurance company, (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation and (h) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Proxy Statement” has the meaning set forth in Section 5.05(b).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Refinancing Amounts” has the meaning set forth in Section 4.04.

“Representatives” has the meaning set forth in Section 5.03(a).

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(g).

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.03(c).

“Stockholder Approval Date” has the meaning set forth in Section 5.04(b).

“Stockholder Consent” has the meaning set forth in Section 5.05(a).

“Stockholder Consent Delivery Period” has the meaning set forth in Section 5.05(a).

“Stockholder Consent End Date” has the meaning set forth in Section 5.04(b).

“Subsidiary” means, when used with respect to any party, and except as set forth on Section 8.01 of the Company Disclosure Letter, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries and with respect to the Company shall include, without limitation, EDG Holdco and its subsidiaries as defined above. For purposes of this Agreement, reference to “wholly-owned Subsidiary” of the Company shall be deemed to also include any wholly-owned Subsidiary of EDG Holdco.

“Superior Proposal” means a written Takeover Proposal, substituting “fifty percent (50%)” for “fifteen percent (15%)” in the definition of Takeover Proposal, that the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors) is more favorable to the Company and its stockholders than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 5.04(d).

“Superior Proposal Notice” has the meaning set forth in Section 5.04(d).

“Superior Proposal Notice Period” has the meaning set forth in Section 5.04(d).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means an inquiry, a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution of the Company.

“Tax” or “Taxes” means any and all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, occupation, capital stock, social security, disability, value added, alternative or add-on minimum, estimated, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Receivable Agreements” shall mean (i) the Tax Receivable Agreement dated as of May 2, 2012, by and between the Company and Edgen Murray II, L.P. and (ii) the Tax Receivable Agreement dated as of May 2, 2012, by and between the Company and Bourland & Leverich Holdings LLC.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any Taxing Authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity with the authority to administer, impose or collect Taxes.

“Termination Fee” means $20,000,000.

“Treasury Regulations” means the Treasury regulations promulgated under the Code (whether in proposed, final or temporary form), as amended.

“Voting Agreement” has the meaning set forth in the Recitals.

“Voting Stock” has the meaning set forth in the Recitals.

Section 8.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and

“hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.

(b) All exhibits hereto, the Company Disclosure Letter or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. For purposes of this Agreement, any matter that is disclosed in a section of the Company Disclosure Letter shall be deemed to have been included in the other sections of the Company Disclosure Letter where its relevance is reasonably apparent on its face, notwithstanding the omission of a cross reference thereto. Disclosure of any fact or item in any section of the Company Disclosure Letter shall not necessarily mean that such fact or item is material to the Company or its Subsidiaries, individually or taken as a whole, or Parent. Certain facts and items disclosed in the Company Disclosure Letter are not believed to be material and are not required to be disclosed pursuant to the terms of the representations and warranties in the Agreement. Such facts and items are being disclosed for informational purposes only. No disclosure on any section of the Company Disclosure Letter relating to a possible breach or violation of any contract or law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.04 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the Federal courts of the United States of America located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.

Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a “portable document format” (.pdf) document (with confirmation of transmission), or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	Sumitomo Corporation of America
840 Gessner Rd
Suite 900
Houston, Texas 77024
Facsimile: 713-658-9246
Attention: John Howard, Senior Vice President, Unit Head, Mid. Downstream

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Sumitomo Corporation of America
600 Third Avenue,
New York, New York 10016
Facsimile: 212-207-0456
Attention: Lewis E. Farberman

Norton Rose Fulbright
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010
Facsimile: 713-651-5246
E-mail: kevin.trautner@nortonrosefulbright.com
Attention: P. Kevin Trautner

If to the Company, to:	Edgen Group Inc.
18444 Highland Road
Baton Rouge, Louisiana 70809
Facsimile: 225-756-7953
Attention: General Counsel

with a copy (which will not constitute notice to the Company) to:		Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104
Facsimile: 215-655-2971
	E-mail:	carmen.romano@dechert.com
eric.siegel@dechert.com
Attention: Carmen J. Romano and Eric S. Siegel

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.08 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Confidentiality Agreement and the Guarantee constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

Section 8.09 No Third Party Beneficiaries. Except for (a) the right of holders of the Company Common Stock and Company Stock Options to receive the Merger Consideration in accordance with Article II and (b) as provided in Section 5.08 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.08 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

(b) Each party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EDGEN GROUP INC.

By:	/s/ Daniel J. O’Leary
Name:	Daniel J. O’Leary
Title:	Chairman, President and Chief Executive Officer

SUMITOMO CORPORATION OF AMERICA

By	/s/ Tsuyoshi Oikawa
Name:	Tsuyoshi Oikawa
Title:	Senior Vice President

LOCHINVAR CORPORATION

By	/s/ Tsuyoshi Oikawa
Name:	Tsuyoshi Oikawa
Title:	President

[Signature Page to Agreement and Plan of Merger]

Annex B

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of October 1, 2013 (this “Agreement”), is by and among Sumitomo Corporation of America, a New York corporation (“Parent”), and the stockholders of the Company listed on Schedule A hereto (each, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, Parent, Lochinvar Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Edgen Group Inc., a Delaware corporation (the “Company”), are concurrently herewith entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, at the effective time under the Merger Agreement (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, each Stockholder is the record and beneficial owner of at least the number of shares of Voting Stock set forth next to such Stockholder’s name on Schedule A hereto (each such Stockholder’s pro rata portion of the number of shares of Voting Stock that in the aggregate represents 40% of the issued and outstanding shares of Voting Stock as of the date hereof, the “Covered Shares”); and

WHEREAS, as a condition and material inducement to Parent’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, each Stockholder has agreed to enter into this Agreement, pursuant to which such Stockholder is agreeing, among other things, to vote all of its Covered Shares in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL

Section 1.01 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(a) “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

(b) “Expiration Date” means any date upon which the Merger Agreement is terminated in accordance with its terms.

(c) “Permitted Transfer” means a Transfer of Covered Shares by a Stockholder to an Affiliate of such Stockholder, provided that, (i) such Affiliate shall remain an Affiliate of such Stockholder at all times following such Transfer, (ii) prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of such Stockholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as such Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares transferred as such Stockholder shall have made hereunder.

(d) “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

Section 2.01 Agreement to Vote.

(a) Each of the Stockholders hereby agrees that, as soon as practicable following the request of the Company after the execution and delivery of this Agreement and the Merger Agreement, such Stockholders will execute and deliver to the Company a written consent in the form attached as Exhibit D to the Merger Agreement (a “Stockholder Consent”). The Stockholder Consent shall be irrevocable, except as provided in Section 5.01 below.

(b) In addition, each of the Stockholders hereby irrevocably and unconditionally agrees that during the period beginning on the date hereof and ending on the earliest of (x) the Closing Date, (y) the Expiration Date or (z) the termination of this Agreement in accordance with its terms (each of (x), (y) and (z), a “Termination Event”), at any meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholders shall, in each case, to the fullest extent that such matters are submitted for the vote or written consent of the Stockholders and that the Covered Shares are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause the Covered Shares as to which the Stockholders control the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Stockholders control the right to vote (A) in favor of the adoption of the Merger Agreement and any related proposal in furtherance thereof, as reasonably requested by Parent, submitted for the vote or written consent of stockholders, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone to a later date any meeting of the stockholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the stockholders of the Company if there are not sufficient votes for approval of such matters on the date on which the meeting is held, (B) against any action or agreement submitted for the vote or written consent of stockholders that the Stockholders know is in opposition to the Merger or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholders contained in this Agreement, and (C) against any Takeover Proposal and against any other action, agreement or transaction submitted for the vote or written consent of stockholders that the Stockholders know would impede, interfere with, delay, postpone, discourage, frustrate the purposes of, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Stockholders of their obligations under this Agreement. Anything herein to the contrary notwithstanding, this Section 2.01 shall not require any Stockholder to be present or vote (or cause to be voted) any of its Covered Shares to amend the Merger Agreement.

(c) Any vote required to be cast or consent required to be executed pursuant to this Section 2.01 shall be cast (or consent shall be given) by the Stockholders in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

(d) Unless a Termination Event has occurred, the obligations of the Stockholders specified in Section 2.01(a) and Section 2.01(b) shall apply whether or not the Merger or any action described above is recommended by the Company Board (or any committee thereof).

(e) Nothing in this Agreement, including this Section 2.01, shall limit or restrict any affiliate or designee of any Stockholder who serves as a member of the Company Board in acting in his or her capacity as a director of the Company and exercising his or her fiduciary duties and responsibilities, it being understood that this Agreement shall apply to the Stockholders solely in their capacity as stockholders of the Company and shall not apply to any such affiliate or designee’s actions, judgments or decisions as a director of the Company.

(f) Nothing contained in this Agreement shall be deemed to cause Parent to acquire Beneficial Ownership of the Covered Shares.

Section 2.02 No Inconsistent Agreements. Each of the Stockholders hereby covenants and agrees that, except for this Agreement and the Stockholder Consent and except as may be permitted by Section 4.03(b), it (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares with respect to any of the matters described in Section 2.01(b)(ii) (the “Section 2.01(b) Matters”), (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Covered Shares with respect to any of the Section 2.01(b) Matters and (c) has not taken and while this Agreement remains in effect shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing any of its obligations under this Agreement. Each of the Stockholders hereby represents that all proxies or powers of attorney given by such Stockholders prior to the execution of this Agreement in respect of the voting of each such Stockholder’s Covered Shares with respect to the Section 2.01(b) Matters, if any, are not irrevocable and each Stockholder hereby revokes (and shall cause to be revoked) any and all previous proxies or powers of attorney with respect to each such Stockholder’s Covered Shares with respect to the Section 2.01(b) Matters.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Stockholders. Each Stockholder, as to itself only, hereby represents and warrants to Parent as follows:

(a) Authorization. The Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder or any manager or partner thereof are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) Ownership. The Covered Shares owned by the Stockholder are as of the date hereof, and will be through the Closing Date, Beneficially Owned and owned of record by the Stockholder, free and clear of any Liens. Except as contemplated by this Agreement, the Stockholder has the voting power to control the vote and consent as contemplated herein, the power of disposition, the power to issue instructions with respect to the matters set forth in ARTICLE II, and the power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Stockholder’s Covered Shares.

(c) No Violation. The execution, delivery and performance of this Agreement by the Stockholder does not and will not (whether with or without notice or lapse of time, or both) (i) violate any provision of the certificate of formation or other comparable governing documents, as applicable, of the Stockholder, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any Person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any Contract to which the Stockholder is a party or by which it is bound or (iii) violate any Law applicable to the Stockholder or by which any of the Stockholder’s assets or properties is bound, except for any of the foregoing as would not, either individually or in the aggregate, impair in any material respect the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than the filings of any reports with the SEC and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or materially delay the performance by the Stockholder of any of its obligations hereunder.

(e) Absence of Litigation. As of the date hereof, there is no action pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder before or by any Governmental Entity that would reasonably be expected to impair in any material respect the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Reliance by Parent and Merger Sub. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

Section 3.02 Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

(a) Authorization. Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

ARTICLE IV

OTHER COVENANTS

Section 4.01 Prohibition on Transfers, Other Actions. During the term of this Agreement, each Stockholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein (including by tendering into a tender or exchange offer), unless such Transfer is a Permitted Transfer, (ii) subject to Section 4.03(b) below, enter into any agreement, arrangement or understanding with any Person (other than Parent or Merger Sub), or knowingly take any other action, that violates or conflicts with the Stockholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) knowingly take any action that would restrict or otherwise affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void ab initio.

Section 4.02 Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Voting Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.03 No Solicitation.

(a) Except as set forth in this Section 4.03, each Stockholder hereby agrees that it shall, and shall direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Takeover Proposal. During the term of this Agreement and except as permitted by Section 4.03(b), each Stockholder agrees that it shall not, and it shall not authorize any of its Representatives to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 4.03(a) (such as answering unsolicited phone calls or advising parties of the existence of this Section 4.03) shall not be deemed to “facilitate” or “encourage” for purposes of this Section 4.03(a)) the submission of any Takeover Proposal, (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, to any third party that the Stockholder is aware is seeking to make, or has made, any Takeover Proposal, (iii) enter into any agreement in principle, letter of intent, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (iv) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any Shares in connection with any vote or other action on any of the Section 2.01(b) Matters, other than to recommend that stockholders of the Company vote in favor of the adoption of the Merger Agreement and as otherwise expressly provided in this Agreement or to otherwise vote or consent with respect to Covered Shares in a manner that would not violate Section 2.01, or (v) agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in this Agreement, solely to the extent the Company is permitted to take the actions set forth in Section 5.04 of the Merger Agreement with respect to a Takeover Proposal and such Stockholder has not breached this Section 4.03, each Stockholder and its Representatives will be free to participate in any discussions or negotiations regarding such Takeover Proposal (including, without limitation, any related stockholders’ consent or voting agreement) with the Person making such Takeover Proposal and to otherwise take action to the extent the Company may take such action, provided that such action by such Stockholder and its Representatives would be permitted to be taken by the Company pursuant to Section 5.04 of the Merger Agreement.

(c) For purposes of this Section 4.03, the Company will be deemed not to be a Representative of any Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, solely in their capacities as such) will be deemed not to be a Representative of any such Stockholder. For the avoidance of doubt, nothing in this Section 4.03 shall affect in any way the obligations of any Person (including the Company) under Section 5.04 of the Merger Agreement.

Section 4.04 Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Each Stockholder hereby agrees to notify Parent in writing (a) as reasonably promptly as practicable (and in any event within 48 hours following such acquisition by the Stockholder) of the number of any additional Shares or other securities of the Company of which the Stockholder acquires Beneficial Ownership on or after the date hereof (other than any Shares acquired in the Exchange) and (b) promptly (but in no event later than 24 hours) after obtaining knowledge of the receipt by the Stockholder (or any of its Representatives) after the date hereof of any Takeover Proposal or any inquiry that would reasonably be expected to lead to a Takeover Proposal, and shall disclose the terms of such Takeover Proposal if the Company has not already notified Parent of such Takeover Proposal. For the avoidance of doubt, in the event that a third party contacts a Stockholder or a Representative of the Stockholder regarding a potential Takeover Proposal, the Stockholder shall not be in breach of this Agreement in any respect to the extent such Stockholder or its Representative responds to such third party that it is bound by the terms of this Agreement and is unable to discuss or respond to such matters without first complying with the procedures set forth herein with respect to any such discussions.

Section 4.05 Waiver of Appraisal Rights. Each Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights (including under Section 262 of the DGCL) that the Stockholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.

Section 4.06 Waiver of Claims. Each Stockholder agrees (on their own behalf and on behalf of their successors-in-interest, transferees or assignees) to forego participation as a plaintiff or member of a plaintiff class in any action (including any class action) with respect to any claim, direct, derivative or otherwise, based on their status as stockholders of the Company relating to the negotiation, execution or delivery of the Stockholder Consent or the Merger Agreement or the consummation of (but not the failure to consummate) the Merger and the other transactions contemplated by the Merger Agreement, and to take all necessary steps to affirmatively waive and release any right or claim of recovery or recovery in any settlement or judgment related to any such action reasonably requested by Parent in writing; provided, however, that none of the Stockholders waive, release or discharge any claims relating to this Agreement, the Exchange and Termination Agreement or the breach of the Merger Agreement by Parent or Merger Sub or breach of the Guarantee by Guarantor (as such terms are defined in the Merger Agreement). For the avoidance of doubt, none of the Stockholders waive, release or discharge any claims relating to the right to receive the Merger Consideration under the Merger Agreement.

Section 4.07 Disclosure. Subject to reasonable prior notice and approval (not to be unreasonably withheld, conditioned or delayed) of the Stockholders, each Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Information Statement the Stockholder’s identity and ownership of such Stockholder’s Covered Shares and the nature of the Stockholder’s obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.01 Termination. This Agreement shall remain in effect until the earliest to occur of (i) the Expiration Date, (ii) the Closing Date, and (iii) the delivery of written notice by Parent to the Stockholders of termination of this Agreement, and upon the occurrence of the earliest of such events this Agreement shall terminate and be of no further force and effect; provided, however, that the provisions of this Section 5.01, Section 5.02 and Section 5.04 through Section 5.13 shall survive any termination of this Agreement. In addition, each Stockholder shall have the right to terminate this Agreement following any amendment of the Merger Agreement. Nothing in this Section 5.01 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any prior willful and material breach of this Agreement. In the event the Merger Agreement is terminated prior to the Effective Time, this Agreement and any consent, including without limitation, the Stockholder Consent, executed pursuant hereto shall be deemed null and void and shall have no further force or effect.

Section 5.02 Stop Transfer Order. In furtherance of this Agreement, each Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to the Transfer of any of the Covered Shares held of record by such Stockholder (other than any Transfers that are Permitted Transfers or pursuant to the Exchange) and (i) if this Agreement is terminated in accordance with Section 5.01, then, promptly following the termination of this Agreement, or (ii) immediately following the Closing (and in any event within such time as would not delay receipt by the Stockholder of the Merger Consideration), to cause any stop transfer instructions imposed pursuant to this Section 5.02 to be lifted.

Section 5.03 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership (whether beneficial ownership or otherwise) of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Stockholder, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

Section 5.04 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a “portable document format” (.pdf) document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.04):

If to Parent:	Sumitomo Corporation of America
840 Gessner Rd
Suite 900
Houston, Texas 77024
Facsimile: 713-658-9246
Attention: John Howard, Senior Vice President, Unit Head, Mid. Downstream

with a copy (which will not constitute notice to Parent) to:	Norton Rose Fulbright
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010
Facsimile: 713-651-5246
E-mail: kevin.trautner@nortonrosefulbright.com
Attention: P. Kevin Trautner

If to a Stockholder:		To the address set forth opposite such Stockholder’s name in Schedule A hereto.

with a copy (which will not constitute notice to the Stockholders) to:		Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Facsimile: (212) 806-6006
E-mail: mepstein@stroock.com and bkulman@stroock.com
Attention: Melvin Epstein and Bradley Kulman

If to the Company, to:		Edgen Group Inc.
18444 Highland Road
Baton Rouge, Louisiana 70809
Facsimile: 225-756-7953
Attention: General Counsel

with a copy (which will not constitute notice to the Company) to:		Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Facsimile: 215-655-2971
	E-mail:	carmen.romano@dechert.com
eric.siegel@dechert.com
	Attention:	Carmen J. Romano
Eric S. Siegel

Section 5.05 Interpretation. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 5.06 Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in any number of counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

Section 5.07 Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement and the Stockholder Consent, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement among the parties with respect to the subject matter of this Agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 5.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the courts of the Delaware Court of Chancery and any state appellate court therefrom within State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the Federal courts of the United States of America located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.04 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 5.08, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 5.08(c).

Section 5.09 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 5.10 Amendment; Waiver. This Agreement may be amended, modified or supplemented by a writing executed by each of the parties hereto. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.11 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this

Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 5.12 Assignment; Successors; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 5.13 Stockholder Capacity. The restrictions and covenants of each Stockholder hereunder shall not be binding, and shall have no effect, in any way with respect to any director or officer of the Company or any of its Subsidiaries in such Person’s capacity as such a director or officer, nor shall any action taken by any such director or officer in his or her capacity as such be deemed a breach by a Stockholder of this Agreement.

Section 5.14 Several Liability. Parent acknowledges that the obligations of each Stockholder under this Agreement shall be several (and not joint) and no Stockholder shall be responsible in any way for the actions or omissions of the others.

Section 5.15 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.

SUMITOMO CORPORATION OF AMERICA

By:	/s/ Tsuyoshi Oikawa
Name:	Tsuyoshi Oikawa
Title:	Senior Vice President

[Signature Page to Voting Agreement]

EDGEN MURRAY II, L.P.

By:	Edgen Murray II GP, LLC, as its General Partner

By:	Jefferies Capital Partners IV, L.P., as its Majority Member

By:	JCP IV, LLC, as its General Partner

By:	Jefferies Capital Partners LLC, as its Managing Member

By:	/s/ James L. Luikart
Name:	James L. Luikart
Title:	Managing Member

BOURLAND & LEVERICH HOLDINGS LLC

By:	Jefferies Capital Partners IV, L.P., as its Member

By:	JCP IV, LLC, as its General Partner

By:	Jefferies Capital Partners LLC, as its Managing Member

By:	/s/ James L. Luikart
Name:	James L. Luikart
Title:	Managing Member

[Signature Page to Voting Agreement]

Schedule A

Stockholder	Address	Shares
Edgen Murray II, L.P.	c/o Jefferies Capital Partners, 520 Madison Avenue, 12th Floor, New York, NY 10022	8,978,760

Bourland & Leverich Holdings LLC	c/o Jefferies Capital Partners, 520 Madison Avenue, 12th Floor, New York, NY 10022	8,347,217

Annex C

Execution Version

EXCHANGE AND TAX RECEIVABLE

TERMINATION AGREEMENT

This Exchange and Tax Receivable Termination Agreement (this “Agreement”), is entered into as of October 1, 2013, by and among Edgen Group Inc., a Delaware corporation (the “Company”), Sumitomo Corporation of America, a New York corporation (“Parent”), Edgen Murray II, L.P., a Delaware limited partnership (“EM”), Bourland & Leverich Holdings LLC, a Delaware limited liability company (“B&L”), and EDG Holdco LLC, a Delaware limited liability company (“EDG Holdco”).

RECITALS

WHEREAS, the Company, EDG Holdco and EM are parties to an Exchange Agreement dated as of May 2, 2012 (the “EM Exchange Agreement”), pursuant to which the parties thereto provided for the exchange with EDG Holdco of membership units representing membership interests of EDG Holdco (“Membership Units”) owned by EM, together with shares of Class B Common Stock, par value $.0001 per share, of the Company (“Class B Shares”) owned by EM, for shares of Class A Common Stock, par value $.0001 per share, of the Company (“Company Common Stock”) or cash;

WHEREAS, the Company and EM are parties to a Tax Receivable Agreement dated as of May 2, 2012 (the “EM Tax Receivable Agreement”), pursuant to which certain payments are made by the Company to EM based on the reduction of the Company’s liability for U.S. federal, state and local income and franchise taxes arising from adjustments to EDG Holdco’s basis in its assets and imputed interest;

WHEREAS, the Company, EDG Holdco and B&L are parties to an Exchange Agreement dated as of May 2, 2012 (the “B&L Exchange Agreement,” and collectively with the EM Exchange Agreement, the “Exchange Agreements”), pursuant to which the parties thereto provided for the exchange with EDG Holdco of Membership Units owned by B&L, together with Class B Shares owned by B&L, for shares of Company Common Stock or cash;

WHEREAS, the Company and B&L are parties to a Tax Receivable Agreement dated as of May 2, 2012 (the “B&L Tax Receivable Agreement”), pursuant to which certain payments are made by the Company to B&L based on the reduction of the Company’s liability for U.S. federal, state and local income and franchise taxes arising from adjustments to EDG Holdco’s basis in its assets and imputed interest;

WHEREAS, under each of the Exchange Agreements, the Company has the right to assume the rights and obligations of EDG Holdco to receive the Membership Units and Class B Shares and to issue to the exchanging party shares of Company Common Stock or cash;

WHEREAS, the Company, Parent and Lochinvar Corporation, a Delaware corporation, are parties to an Agreement and Plan of Merger dated the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving that merger (the “Merger”);

WHEREAS, immediately prior to the Merger, the parties hereto intend for (i) the Company to assume the obligations of EDG Holdco under the Exchange Agreements, (ii) the Company and EM to terminate the EM Tax Receivable Agreement, (iii) the Company and B&L to terminate the B&L Tax Receivable Agreement, (iv) EM to exchange all of the Membership Units and Class B Shares owned by EM for shares of Company Common Stock, pursuant to Section 2.1 of the EM Exchange Agreement (the “EM Exchange”), and (v) B&L to exchange all of the Membership Units and Class B Shares owned by B&L for shares of Company Common Stock, pursuant to Section 2.1 of the B&L Exchange Agreement (the “B&L Exchange” and together with the EM Exchange, the “Exchanges”);

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Exchange and Termination.

The parties hereto agree that the following events shall occur immediately prior to the Effective Time without the requirement for any further action by any of the parties hereto (except by the Company pursuant to Section 4(n) and clause (g) below):

(a) The Company shall assume the obligations and rights of EDG Holdco under the Exchange Agreements.

(b) The EM Tax Receivable Agreement shall be terminated at no cost to the Company, Parent or any of their respective affiliates and shall be of no further force or effect.

(c) The B&L Tax Receivable Agreement shall be terminated at no cost to the Company, Parent or any of their respective affiliates and shall be of no further force or effect.

(d) The Company shall irrevocably waive the rights (x) pursuant to Section 2.1(d) of the Exchange Agreements, to pay to EM and B&L, respectively, cash in lieu of shares of Company Common Stock with respect to the Exchanges and (y) to refuse to honor any request for the Exchanges, pursuant to Section 2.1(b) of the Exchange Agreements.

(e) Pursuant to the EM Exchange, all of the 12,615,230 Membership Units and all of the 12,615,230 Class B Shares owned by EM shall be exchanged for 12,615,230 shares of Company Common Stock, and this Agreement shall constitute the Notice of such exchange required by Section 2.1 of the EM Exchange Agreement.

(f) Pursuant to the B&L Exchange, all of the 11,727,908 Membership Units and all of the 11,727,908 Class B Shares owned by B&L shall be exchanged for 11,727,908 shares of Company Common Stock, and this Agreement shall constitute the Notice of such exchange required by Section 2.1 of the B&L Exchange Agreement.

(g) Notwithstanding anything to the contrary set forth in Section 2.1(c) of the Exchange Agreements, the Company shall issue and deliver to EM and B&L certificates for the Company Common Stock to be received by them pursuant to the Exchanges, immediately prior to the Effective Time.

(h) EM and B&L, respectively, shall irrevocably waive their rights pursuant to Section 3.5(b) of the Exchange Agreements.

3.	Tax Matters.

(a) The parties hereto agree to treat the Exchanges as (i) a taxable transaction for U.S. federal income Tax purposes (and state, local, and foreign income Tax purposes, where applicable) that is treated in the manner set forth in Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1); and (ii) permitting an adjustment to the basis in EDG Holdco’s assets under Section 1012 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(b) The parties hereby agree that, within thirty (30) days of the date hereof and no later than ten (10) days prior to the Closing Date, with prior written notification to Parent, the Company (or its agent) will determine the allocation of (i) the fair market value of the Company Common Stock (based upon the dollar amount of the Merger Consideration), and (ii) any other amounts treated as consideration for U.S. federal income Tax purposes, among the assets of EDG Holdco (the “Allocation”). The Allocation, as adjusted pursuant to the terms of this Agreement, shall be part of this Agreement.

(c) The Company shall be permitted and, following the Merger, the Parent will cause the Company, to comply with the obligations of the Company under the Amended and Restated Limited Liability Company Operating Agreement of EDG Holdco (the “EDG Holdco LLC Agreement”) as in effect as of the date hereof except that (i) no further Tax Distributions shall be made on account of the tax year of EDG Holdco ending December 31, 2012, (ii) no further Tax Distributions shall be made with respect to the tax year of EDG Holdco ending with the earlier of the Closing Date or December 31, 2013 except that Tax Distributions shall be paid with respect to such tax year by March 31, 2014, (iii) if the Closing Date is on or after January 1, 2014, the final Tax Distribution with respect to the tax year of EDG Holdco beginning on January 1, 2014 shall be paid ninety (90) calendar days after the Closing Date, (iv) there will be no obligation to refund any Credit Amount and Additional Credit Amount or to indemnify EDG Holdco or any other member, and (v) the Company shall deliver U.S. Internal Revenue Service Schedules K-1 with respect to tax years of EDG Holdco ending with the earlier of the Closing Date or December 31, 2013 by March 31, 2014 or ninety (90) days after the Closing Date if the Closing Date is on or after January 1, 2014. For purposes of this Section 4(c), capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the EDG Holdco LLC Agreement.

(d) The parties hereto agree to file all Tax Returns (including IRS Form 8594 or any other applicable form) consistently with this Section 3.

4.	Miscellaneous.

(a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(d) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the courts of the Delaware Court of Chancery and any state appellate court therefrom within State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the Federal courts of the United States of America located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4(f) or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 4(d), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(e) EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(e).

(f) All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a “portable document format” (.pdf) document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4(f)):

If to the Company or EDG Holdco, to:	Edgen Group Inc.
18444 Highland Road
Baton Rouge, Louisiana 70809
Facsimile: (225) 756-7953
Attention: General Counsel

with a copy (which will not constitute notice to the Company or EDG Holdco) to:	Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104-2808
Facsimile: 215-655-2971
	E-mail:	carmen.romano@dechert.com
eric.siegel@dechert.com
	Attention:	Carmen J. Romano
Eric S. Siegel

If to Parent, to:	Sumitomo Corporation of America
840 Gessner, Suite 900
Houston, TX, 77024
Facsimile: 713- 658-9246
Attention: John Howard, Senior Vice President, Unit Head, Mid. Downstream

with a copy (which will not constitute notice to Parent) to:	600 Third Avenue
New York, New York 10016
Facsimile: 212-207-0456
Attention: Lewis Farberman

Norton Rose Fulbright
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010
Facsimile: 713-651-5246
E-mail: kevin.trautner@nortonrosefulbright.com
Attention: P. Kevin Trautner
If to EM or B&L, to:	c/o Edgen Murray II GP, LLC (in the case of EM)
Bourland & Leverich Holdings LLC (in the case of B&L)
520 Madison Avenue
New York, NY 10022
Facsimile: 212-284-1717
Email: ndaraviras@jefferies.com
Attention: Nicholas Daraviras

with a copy (which will not constitute notice to EM or B&L) to:	Stroock & Stroock & Lavan LLP 180 Maiden Lane
New York, NY 10038
Facsimile: 212-806-6006
E-mail: mepstein@stroock.com and bkulman@stroock.com
Attention: Melvin Epstein and Bradley Kulman

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

(g) This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

(h) This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(i) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(j) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Effective Time, Parent may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to one or more of Parent’s direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

(k) Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

(l) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

(m) This Agreement shall remain in effect unless the Merger Agreement is terminated in accordance with its terms. Upon the occurrence of the termination of the Merger Agreement in accordance with its terms, this Agreement shall terminate and be of no further force and effect.

(n) Following the date hereof, the parties shall take all actions reasonably necessary and execute and deliver all documents and instruments to each other and third parties (including the Company’s stock transfer agent) reasonably requested by a party to this Agreement to give effect to the transactions contemplated hereof by Section 2 (including, without limitation, the Exchanges and the related issuances of the Company Common Stock to EM and B&L) such that such transactions shall occur immediately prior to the Effective Time. The parties agree that the Effective Time shall not occur until such time as all of the transactions contemplated by Section 2 have been completed.

(o) This Agreement may be executed in any number of counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EDGEN GROUP INC.

By:	/s/ Daniel J. O’Leary
Name:	Daniel J. O’Leary
Title:	Chairman, President and Chief Executive Officer

SUMITOMO CORPORATION OF AMERICA

By	/s/ Tsuyoshi Oikawa
Name:	Tsuyoshi Oikawa
Title:	Senior Vice President

EDGEN MURRAY II, L.P.

By:	Edgen Murray II GP, LLC, as its General Partner

By:	Jefferies Capital Partners IV, L.P., as its Majority Member

By:	JCP IV, LLC, as its General Partner

By:	Jefferies Capital Partners LLC, as its Managing Member

By:	/s/ James L. Luikart
Name:	James L. Luikart
Title:	Managing Member

[Signature Page for Exchange and Tax Receivable Termination Agreement]

BOURLAND & LEVERICH HOLDINGS LLC

By:	Jefferies Capital Partners IV, L.P., as its Member

By:	JCP IV, LLC, as its General Partner

By:	Jefferies Capital Partners LLC, as its Managing Member

By:	/s/ James L. Luikart
Name:	James L. Luikart
Title:	Managing Member

EDG HOLDCO LLC

By:	Edgen Group Inc., its Managing Member

By:	/s/ Daniel J. O’Leary
Name:	Daniel J. O’Leary
Title:	Chairman, President and Chief Executive Officer

[Signature Page for Exchange and Tax Receivable Termination Agreement]

Annex D

Execution Version

GUARANTEE

This Guarantee, dated as of October 1, 2013 (this “Guarantee”), is made by Sumitomo Corporation, a corporation organized under the laws of Japan (the “Guarantor”) in favor of Edgen Group Inc., a Delaware corporation (the “Company”) Edgen Murray II, L.P., a Delaware limited partnership (“EM II LP”), and Bourland & Leverich Holdings LLC, a Delaware limited liability company (“B&L Holdings” and together with EM II LP, the “JCP Entities”). Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Sumitomo Corporation of America, a New York corporation (“Parent”), Lochinvar Corporation, a Delaware corporation (“Merger Sub”), and the Company. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement. Reference is hereby further made to the Exchange and Tax Receivable Termination Agreement, dated as of the date hereof (the “Exchange and Termination Agreement”), by and among the Company, the JCP Entities, Parent and EDG Holdco, LLC, a Delaware limited liability company.

1. Guarantee. To induce the Company to enter into the Merger Agreement and the JCP Entities and the Company to enter into Exchange and Termination Agreement, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Company and the JCP Entities, on the terms and conditions set forth herein, the due and punctual observance, payment and performance and discharge of (a) the obligations, covenants and agreements of Parent and Merger Sub pursuant to the Merger Agreement and the Exchange and Termination Agreement strictly in accordance with the terms thereof and (b) all costs and expenses (including attorney’s fees and expenses) reasonably incurred by the Company in connection with the enforcement of its rights under Section 8.13 of the Merger Agreement that results in a final, non-appealable judgment against Parent, Merger Sub or the Guarantor (collectively, the “Guaranteed Obligations”). The Company hereby agrees that in no event shall the Guarantor be required to pay any amount to the Company under, in respect of, or in connection with this Guarantee, the Merger Agreement or the Exchange and Termination Agreement or the transactions contemplated hereby and thereby other than as expressly set forth herein or therein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

2. Nature of Guarantee. The Company and the JCP Entities shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub become subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company or the JCP Entities in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made. This Guarantee is an unconditional guarantee of payment and performance and not of collection. In furtherance of the foregoing, the Guarantor acknowledges that its liability hereunder shall extend to the full amount of the Guaranteed Obligations, and that the Company or the JCP Entities may, in their sole discretion, bring and prosecute a separate action or actions against the Guarantor to enforce this Guarantee for such amount, regardless of whether any action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action.

3. Changes in Obligations.

(a) The Guarantor agrees that the Company and the JCP Entities may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company, the JCP Entities and Parent or Merger Sub or any such other Person without in any way impairing or affecting the Guarantor’s obligations under this Guarantee.

(b) The Guarantor agrees that the Guaranteed Obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay of the Company, subject to Section 8, to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or any Person interested in the transactions contemplated by the Merger Agreement; (ii) the failure or delay of the Company or the JCP Entities, subject to Section 8, to assert any claim or demand or to enforce any right or remedy against Parent or any Person interested in the transactions contemplated by the Exchange and Termination Agreement (iii) any change in the time, place or manner of payment of the Guaranteed Obligations; (iv) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations, to or from this Guarantee, the Merger Agreement, the Exchange and Termination Agreement, or any related agreement or document; (v) any change in the corporate existence, structure or ownership of Parent or Merger Sub or any Person interested in the transactions contemplated by the Merger Agreement or Exchange and Termination Agreement; (vi) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (vii) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub, the Company or the JCP Entities, whether in connection with the Obligations or otherwise; or (viii) the adequacy of any other means the Company or the JCP Entities may have of obtaining payment of the Guaranteed Obligations.

4. Certain Waivers.

(a) To the fullest extent permitted by Laws, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law that would otherwise require any election of remedies by the Company or the JCP Entities. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any of the Guaranteed Obligations and all other notices of any kind (other than notices expressly required to be provided to (x) Parent or Merger Sub pursuant to Section 8.07 of the Merger Agreement or (y) Parent pursuant to Section 4(f) of the Exchange and Termination Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement or the Exchange and Termination Agreement, and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement, the Exchange and Termination Agreement or a breach by the Company or the JCP Entities of the Guarantee). The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights which it may acquire by way of subrogation under the Merger Agreement or the Exchange and Termination Agreement, by any payment made hereunder or otherwise, until all of the Guaranteed Obligations outstanding on the date such subrogation is sought shall have been paid and/or performed in full.

(b) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and the Exchange and Termination Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

5. No Waiver; Cumulative Rights. No failure on the part of the Company or the JCP Entities to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company or the JCP Entities of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Company or the JCP Entities or allowed it by Applicable Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company or the JCP Entities at any time or from time to time. The Company and the JCP Entities shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s or the JCP Entities’ rights against, Parent and/or Merger Sub prior to proceeding against the Guarantor hereunder. The failure by the Company or the JCP Entities to pursue rights or remedies against Parent, Merger Sub or any other Person shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of applicable Law, of the Company or the JCP Entities.

6. Representations and Warranties. The Guarantor hereby represents and warrants that:

(a) the Guarantor is a duly organized and validly existing company in good standing under the laws of the jurisdiction of its organization and has all power and authority to execute, deliver and perform this Guarantee;

(b) the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter or similar organizational documents or any Laws binding on the Guarantor or any of its property or assets and no other proceedings or actions on the part of the Guarantor are necessary therefor;

(c) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Guarantee;

(d) this Guarantee has been duly and validly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity); and

(e) the Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof.

7. Successors and Assigns. The Guarantor may not assign, delegate or otherwise transfer any of its rights, interests or obligations hereunder to any other Person (operation of law or otherwise) without the prior written consent of the other counterparties hereto. Any purported assignment, delegation or transfer in contravention of the preceding sentence shall be void ab initio.

8. Continuing Guaranty; Termination.

(a) Unless terminated pursuant to this Section 8, this Guarantee may not be revoked or terminated and shall remain in full force and effect and binding on the Guarantor, its successors and permitted assigns until the complete, irrevocable and indefeasible payment and satisfaction in full of the Guaranteed Obligations.

Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earliest to occur of: (i) termination of the Merger Agreement in accordance with its terms; or (ii) the Effective Time, except in each case with respect to Parent’s and Merger Sub’s obligations under the Merger Agreement or Exchange and Termination Agreement that are in accordance with their respective terms to survive such termination of the Merger Agreement or the Effective Time, as applicable, for which this Guarantee shall remain in full force and effect until such obligations expire pursuant to their terms.

9. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission); or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9):

If to the Company:	Edgen Group Inc.
18444 Highland Road
Baton Rouge, Louisiana 70809
Facsimile: 225-756-7953
Attention: General Counsel

with a copy to:	Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104
Facsimile: 215-655-2971
E-mail: carmen.romano@dechert.com
eric.siegel@dechert.com
Attention: Carmen J. Romano and Eric S. Siegel

If to the JCP Entities:	c/o Edgen Murray II GP, LLC (in the case of EM)
Bourland & Leverich Holdings LLC (in the case of B&L)
520 Madison Avenue
New York, NY 10022
Facsimile: 212-284-1717
Email: ndaraviras@jefferies.com
Attention: Nicholas Daraviras

with a copy to:	Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Facsimile: 212-806-6006
E-mail: mepstein@stroock.com and bkulman@stroock.com
Attention: Melvin Epstein and Bradley Kulman

If to the Guarantor:	Sumitomo Corporation
Harumi Island Triton Square Office Tower Y
8-11, Harumi 1-chome, Chuo-ku, Tokyo 104-8610
Facsimile: +81-3-5166-6374
Attention:

with a copy to:	Sumitomo Corporation of America

600 Third Avenue
New York, New York 10016
Facsimile: 212-207-0456
Attention: Lewis E. Farberman

Norton Rose Fulbright
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010
Facsimile: 713-651-5246
E-mail: kevin.trautner@nortonrosefulbright.com
Attention: P. Kevin Trautner

10. Governing Law. This Guarantee shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

11. Submission to Jurisdiction; Venue.

(a) Any legal action, suit or proceeding arising out of or relating to this Guarantee or the transactions contemplated hereby shall be heard and determined exclusively in the courts of the State of Delaware, or, in the event (but only in the event) that such court does not have subject-matter jurisdiction over such action or proceeding, in the federal courts of the United States of America located in the Delaware, and each party hereto hereby irrevocably submits to the personal jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail in accordance with Section 9 shall be effective service of process for any suit, action or other proceeding brought in any such court.

(b) Each party hereto waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Guarantee or the transactions contemplated hereby may not be enforced in or by such courts.

12. Waiver of Jury Trial. Each of the parties hereto acknowledges and agrees that any controversy that may arise under this Guarantee is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Guarantee or the transactions contemplated hereby.

13. Entire Agreement. This Guarantee constitutes the sole and entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, proposals, undertakings, understandings, agreements, representations and warranties, both written and oral, among the Guarantor or any of its Affiliates (other than the Company), on the one hand, and the Company or any of its Affiliates (other than the Guarantor), on the other hand, with respect to such subject matter.

14. Amendments and Waivers. No amendment or waiver of any provision of this Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Company and the JCP Entities, or in the case of a waiver, by the party against which the waiver is to be effective. No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

15. No Third-party Beneficiaries. The parties hereto hereby agree that their respective representations, warranties and covenants as set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Guarantee, and this Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

16. Severability. Any term or provision of this Guarantee found to be invalid, illegal or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability and shall not affect any other term or provision of this Guarantee or invalidate or render unenforceable such term or provision in any other jurisdiction.

17. Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of this Guarantee.

18. Counterparts. This Guarantee may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Guarantee delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Guarantee.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Guarantee as of the date first written above.

SUMITOMO CORPORATION

By	/s/ Toshikazu Nambu
Name:	Toshikazu Nambu
Title:	General Manager, Tubular Products Division

Agreed to and accepted by:
EDGEN GROUP INC.

By:	/s/ Daniel J. O’Leary
Name:	Daniel J. O’Leary
Title:	Chairman, President and Chief Executive Officer

EDGEN MURRAY II, L.P.

By:	Edgen Murray II GP, LLC, as its General Partner

By:	Jefferies Capital Partners IV, L.P., as its Majority Member

By:	JCP IV, LLC, as its General Partner

By:	Jefferies Capital Partners LLC, as its Managing Member

By:	/s/ James L. Luikart
Name:	James L. Luikart
Title:	Managing Member

[Signature Page to Guarantee]

BOURLAND & LEVERICH HOLDINGS LLC

By:	Jefferies Capital Partners IV, L.P., as its Member

By:	JCP IV, LLC, as its General Partner

By:	Jefferies Capital Partners LLC, as its Managing Member

By:	/s/ James L. Luikart
Name:	James L. Luikart
Title:	Managing Member

[Signature Page to Guarantee]

Annex E

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

September 30, 2013

The Board of Directors

Edgen Group Inc.

18444 Highland Road

Baton Rouge, Louisiana 70809

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of Class A common stock of Edgen Group Inc. (“Edgen”), other than as specified herein, of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into among Edgen, Sumitomo Corporation of America (“Sumitomo America”) and Lochinvar Corporation, a wholly-owned subsidiary of Sumitomo America (“Merger Sub”). As more fully described in the Agreement, (i) Merger Sub will be merged with and into Edgen (the “Merger”) and (ii) each outstanding share of Class A common stock, par value $0.0001 per share, of Edgen (“Edgen Class A Common Stock”) will be converted into the right to receive $12.00 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed an execution version, made available on September 29, 2013, of the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Edgen and certain senior officers and other representatives and advisors of Sumitomo America concerning the business, operations and prospects of Edgen. We reviewed certain publicly available business and financial information relating to Edgen as well as certain financial forecasts and other information and data relating to Edgen provided to or discussed with us by the management of Edgen. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of Edgen Class A Common Stock; the historical and projected earnings and other operating data of Edgen; and the capitalization (including, in connection with the Merger, the exchange of all outstanding shares of Class B common stock, par value $0.0001 per share, of Edgen together with corresponding limited liability company interests of EDG Holdco LLC into shares of Edgen Class A Common Stock prior to the effective time of the Merger (the “Exchange”)) and financial condition of Edgen. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Edgen and analyzed, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Edgen that it is not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data relating to Edgen provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Edgen and we have assumed, with your consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Edgen as to the future financial performance of Edgen.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Edgen nor have we made any physical inspection of the properties or assets of Edgen. We have assumed, with your consent, that the Merger and related transactions (including, without

The Board of Directors

Edgen Group Inc.

September 30, 2013

limitation, the Exchange) will be consummated, in all respects meaningful to our analyses or opinion, in accordance with the terms of the Agreement and related documents and all applicable laws and other relevant documents or requirements without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger and related transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Edgen or the Merger or any related transactions. Representatives of Edgen have advised us, and we further have assumed, that the final terms of the Agreement will not vary materially from those set forth in the execution version reviewed by us.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein) and does not address any other terms, aspects or implications of the Merger or any related transactions, including, without limitation, the form or structure of the Merger, the Exchange, any guarantee, voting agreement or stockholder consent or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger, any related transactions or otherwise. We were not requested to consider, and our opinion does not address, the underlying business decision of Edgen to effect the Merger or related transactions, the relative merits of the Merger or related transactions as compared to any alternative business strategies that might exist for Edgen or the effect of any other transaction in which Edgen might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger or related transactions, or any class of such persons, relative to the Merger Consideration or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Edgen in connection with the proposed Merger and will receive a fee for such services, the principal portion of which is contingent upon consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services to Edgen, Sumitomo America and its parent company, Sumitomo Corporation (collectively, “Sumitomo”), and/or their respective affiliates unrelated to the Merger, for which services we and our affiliates have received and expect to receive compensation, including during the two-year period prior to the date hereof (i) having acted as joint bookrunner in connection with the initial public offering of Edgen Class A Common Stock in April 2012, (ii) acting as administrative agent on a $150,000,000 term loan for Sumitomo America and (iii) having acted as co-lead arranger of a JPY 30,000,000,000 senior unsecured bond offering of Sumitomo Corporation in April 2012 and acting as bookrunner on certain revolving credit facilities of Sumitomo Corporation. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Edgen, Sumitomo and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Edgen, Sumitomo and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Edgen (in its capacity as such) in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is

The Board of Directors

Edgen Group Inc.

September 30, 2013

fair, from a financial point of view, to the holders of Edgen Class A Common Stock (other than holders that enter into or are party to exchange or voting agreements or similar undertakings in connection with the Merger or related transactions and their respective affiliates).

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

Annex F

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by

§ 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the con solidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

F-4